As filed with the Securities and Exchange Commission on January 7, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRAYMARK HEALTHCARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma	8093	20-0180812
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

210 Park Avenue, Ste. 1350

Oklahoma City, Oklahoma 73102

(405) 601-5300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stanton Nelson

Chief Executive Officer

Graymark Healthcare, Inc.

210 Park Avenue, Ste. 1350

Oklahoma City, Oklahoma 73102

(405) 601-5300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael D. Maline, Esq. Robert E. Puopolo, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 (212) 813-8800 Fax: (212) 355-3333	Bruce A. Mann, Esq. Andrew D. Thorpe, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 (415) 268-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large Accelerated Filer	☐	Accelerated Filer
☐	Non-accelerated Filer (Do not check if a smaller reporting company)	☒	Smaller Reporting Company

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Offering Price (1)	Amount of Registration Fee
Common Stock, $0.0001 par value	$28,750,000	$2,049.88

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 7, 2010

Preliminary Prospectus

14,250,000 Shares

Graymark Healthcare Inc.

Common Stock

We are offering 14,250,000 shares of our common stock. Our common stock is listed on The Nasdaq Capital Market under the symbol “GRMH.” The last reported sale price of our common stock on January 5, 2010 was $1.75 per share.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Us (Before Expenses)	$	$

Delivery of the shares of common stock will be made on or about                     , 2010. We have granted the underwriters an option for a period of 30 days to purchase, on the same terms and conditions set forth above, up to an additional 2,137,500 shares of our common stock to cover over-allotments, if any.

Prospectus dated                     , 2010

You should rely only on the information contained in this prospectus, any amendment or supplement hereto, any free writing prospectus prepared by us or on our behalf, or any document incorporated herein by reference. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, any free writing prospectus, or document incorporated herein by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any free writing prospectus or of any sale of the common stock.

This prospectus contains estimates and other statistical data made by independent parties relating to market size, expenditures, growth and other data about our industry. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness.

Nocturna, somniCare and somniTech are registered trademarks of Graymark Healthcare or its subsidiaries. This prospectus also includes other Graymark Healthcare trademarks, including Sleep Disorder Centers, and SDC as well as the registered and unregistered trademarks of other persons. All other trademarks, tradenames and service marks appearing in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you need to consider in making your investment decision. You should read carefully this entire prospectus, including the matters set forth in the section entitled “Risk Factors,” our consolidated financial statements and the related notes which are incorporated by reference into this prospectus and management’s discussion and analysis thereof included elsewhere in this prospectus, before deciding whether to invest in our common stock. In this prospectus, unless otherwise expressly stated or the context otherwise requires, “Graymark,” “our company,” “we,” “us” and “our” refer to Graymark Healthcare, Inc., an Oklahoma corporation, and its subsidiaries and “Sleep Management Solutions,” or “SMS,” refer to our sleep centers and related service and supply business, and “ApothecaryRx” refers to the operations of ApothecaryRx, LLC, our operating subsidiary that pertains to our retail pharmacies.

We are a diversified healthcare services company that conducts business in two operating segments, Sleep Management Solutions and ApothecaryRx. Our first operating segment, Sleep Management Solutions, or SMS, is one of the largest providers of care management solutions to the sleep disorder market based on number of independent sleep care centers and hospital sleep diagnostic programs operated in the United States. We provide a comprehensive diagnosis and care management solution for patients suffering from sleep disorders. Our second operating segment, ApothecaryRx, operates independent retail pharmacy stores selling prescription drugs, over-the-counter drugs and an assortment of general merchandise.

Through Sleep Management Solutions, we provide diagnostic sleep testing services and care management solutions for people with chronic sleep disorders. In addition, we sell equipment and related supplies and components used to treat obstructive sleep apnea, or OSA, which is the most commonly diagnosed sleep disorder at sleep medicine centers. OSA occurs when the soft tissue in the rear of the throat enlarges, thus narrowing the airway, and causing the body to temporarily stop breathing.

Our sleep management solution is driven by our clinical approach to managing sleep disorders. Our approach to managing the care of patients diagnosed with OSA is a key differentiator for us. Five key elements support our clinical approach:

•

Referral: Our medical directors, who are board-certified physicians in sleep medicine, have forged strong relationships with referral sources, which include primary care physicians, as well as physicians from a wide variety of other specialties and dentists.

•	Diagnosis: We own and operate sleep testing clinics that diagnose the full range of sleep disorders including OSA, insomnia, narcolepsy and restless legs syndrome.

•	CPAP Device Supply: We sell continuous positive airway pressure, or CPAP, devices, which are used to treat OSA.

•	Re-Supply: We offer a re-supply program for our patients and other CPAP users to obtain the required components for their CPAP devices that must be replaced on a regular basis.

•	Care Management: We provide continuing care to our patients led by our medical directors who are board-certified physicians in sleep medicine and their staff.

Our clinical approach increases the long-term CPAP device usage compliance of our patients, and enables us to manage a patient’s sleep disorder care throughout the lifecycle of the disorder, thereby allowing us to generate a long-term, recurring revenue stream. We generate revenues via three primary sources: providing the diagnostic tests and related studies for sleep disorders through our sleep diagnostic centers, the sale of CPAP devices, and the ongoing re-supply of components of the CPAP device that need to be replaced. In addition, as a part of our ongoing care management program, we monitor the patient’s sleep disorder and as the patient’s medical condition changes, and we are paid for additional diagnostic tests and studies.

In addition, we believe that our clinical approach to comprehensive patient care provides higher quality of care and achieves higher patient compliance. We believe that higher compliance rates are directly correlated to higher revenue generation per patient compared to our competitors through increased utilization of our re-supply program and a greater likelihood of full reimbursement from federal payors and those commercial carriers who have adopted federal payor standards.

Through our ApothecaryRx segment, we operate independent retail pharmacy stores selling prescription drugs and a small assortment of general merchandise, including diabetic merchandise, over-the-counter drugs, beauty products and cosmetics, seasonal merchandise, greeting cards and convenience foods. As of September 30, 2009, we owned and operated 18 retail pharmacies located in Colorado, Illinois, Missouri, Minnesota, and Oklahoma. Our pharmacies have similar attributes, including proximity to healthcare providers, reputation for high customer service levels, longevity in the community, competitive pricing and a location in mid-sized, economically-stable communities. Our pharmacy revenue is primarily derived from the retail sale of prescription drugs, non-prescription drugs and health related products. Unlike traditional full-line retail pharmacies, we offer a limited amount of front-end merchandise. We believe that our conveniently located stores, strong local market position, competitive pricing policies and reputation for high quality healthcare products and pharmaceutical services provide a competitive advantage in attracting pharmacy business from individual customers as well as managed-care organizations, insurance companies, employers and other third-party payors.

Our Market and Opportunity

We believe that the market for Sleep Management Solutions is large and growing with no clear market leader. A number of factors support the future growth of this market:

•

Large and undiagnosed population of patients that suffer from sleep disorders. There are a substantial number of undiagnosed people who could benefit from diagnosis and treatment of sleep disorders. There are an estimated 40 million Americans that suffer from chronic, long-term sleep disorders according to the National Institutes of Health, or NIH. There are over 80 different sleep disorders, including OSA, insomnia, narcolepsy and restless legs syndrome. The primary focus of our business is OSA, which the National Sleep Foundation estimates occurs in at least 18 million Americans. Moreover, according to the American College of Physicians, about 80-90% of people with OSA go undiagnosed.

•

Increasing awareness of diagnosis and treatment options, particularly for OSA. We believe there is an increasing awareness among the U.S. population and physicians in particular about the health risks and the availability and benefits of treatment options for sleep disorders. Of significant importance, OSA can have serious effects on people’s health and personal lives. OSA is known to increase the risk for several serious health conditions, including obesity, high blood pressure, heart disease, stroke, diabetes, depression and sexual dysfunction. Additionally, OSA may result in excessive daytime sleepiness, memory loss, lack of concentration and irritability. OSA and its effects may increase the risk for automobile accidents and negatively affect work productivity and personal relationships. In addition, as physicians become aware of the links between OSA and other serious health conditions, physicians are increasingly referring patients for sleep studies.

•

Growth in obesity rates. OSA is found in people of every age and body type, but is most commonly found in the middle-aged, obese population. Obesity is currently found in approximately 72 million adults and is a growing problem in the United States. Obesity exacerbates OSA by enlarging the upper airway soft tissue structures and narrowing the airway. Not only does obesity contribute to sleep disorders such as OSA, but sleep disorders can also contribute to obesity. We believe that individuals suffering from OSA generally have less energy and ability to exercise or keep a strict diet. Medical studies have also shown that sleep disorders can impair metabolism and disrupt hormone levels, promoting weight gain.

•

Large aging population. An aging U.S. population, led by approximately 78 million baby-boomers, is becoming increasingly at risk for OSA. As their soft palates enlarge, their pharyngeal fat pads increase in size and the shape of bony structures around the airway change.

We believe these factors present a significant business opportunity for us because we provide a complete continuum of care for those who suffer from OSA - from initial diagnosis to treatment with a CPAP device to providing ongoing CPAP supplies and long-term follow-up care.

•

The amount being spent on sleep disorder diagnosis and treatment is increasing. A 2005 Frost & Sullivan report estimated the U.S. sleep diagnostic market was $1.6 billion in 2004, and that it will grow to $4.4 billion by 2011.

•

The sleep diagnostic market is highly fragmented. Our presence as one of the largest overall providers of sleep diagnostic services with 25 independent sleep care centers and 65 hospital sleep diagnostic programs, out of a total we estimate includes over 3,000 sleep clinics in the United States, illustrates the level of fragmentation in the market. Only a limited number of companies provide a comprehensive solution which includes initial diagnosis to treatment with a CPAP device to providing ongoing CPAP supplies to long-term follow-up care.

Competitive Strengths

We believe the following competitive strengths position us to grow our business and gain market share:

•

Clinical approach to managing patient care that improves our patients’ clinical outcomes. We believe that we offer a clinical approach to managing our patients’ care, beginning with the patient’s initial referral, to diagnosis and CPAP device set-up, and through the long-term care management of their disorder.

•

Comprehensive diagnostic and care management solution for sleep disorder patients. The comprehensive nature of our sleep management solution allows us to maintain a long-term relationship with patients and their physicians, to improve CPAP compliance rates and to achieve a diversified, long-term recurring revenue stream over the entire lifecycle of OSA.

•

Benefits of scale. Our size allows us to maintain an efficient cost structure across multiple facilities, to access national contracts with third-party payors, and to seek out new and greater revenue opportunities that will not be available to smaller competitors that do not provide a comprehensive sleep management solution.

•

Experience in successfully executing acquisitions of viable targets to fuel our growth and integrating the targets into our operations. We believe that the highly fragmented sleep diagnostic market, coupled with barriers to entry caused by the dynamic and complex regulatory environment, creates an opportunity for consolidation that we are uniquely positioned to take advantage of due to our business model and our experience in successfully implementing an acquisition strategy.

•

Strong management team with an extensive track record of successful growth of healthcare-related businesses through acquisition as well as political and regulatory experience. Our management team has over 115 combined years in healthcare-related businesses and 35 combined years of experience working in the legislative and regulatory arenas at both the federal and state levels.

•

Established retail pharmacy business. Through ApothecaryRx, we operate conveniently located pharmacies with strong local market positions, competitive pricing policies and a reputation for high quality healthcare products and pharmaceutical services.

Our Growth Strategy

We intend to grow our SMS segment as a provider of sleep diagnostic services and care management for sleep disorders. The following are the key elements of our growth strategy:

•

Expand sleep diagnostic and care management capabilities through strategic acquisitions. We intend to drive growth primarily by acquiring successful sleep clinics and in our existing geographic markets and by expanding into new markets.

•

Drive internal growth in our Sleep Management Solutions segment. We use marketing initiatives to increase the awareness of sleep disorders and their negative health effects, as well as to promote our comprehensive solution to those that suffer from sleep disorders in the markets we serve. We also use direct marketing representatives to identify strategic hospital and physician group alliances and to market our sleep diagnostic services and care management alternatives to area physicians.

•

Expand on-going care management and disposable re-supply program. Generally OSA is a long-term chronic disorder, and patients being treated for OSA are generally treated for life. With our comprehensive model of care, ability to improve patient compliance with therapy, and scale, we are able to maintain a long-term, diversified, recurring revenue stream throughout the entire life-cycle of the OSA sleep disorder.

•

Drive internal growth in our ApothecaryRx segment. We intend to drive revenue growth in this segment through expansion of non-pharmaceutical healthcare product (such as wheelchairs or other medical equipment) sales to existing patients, use of loyalty programs focused on front-end desired products and increased prescription servicing of senior housing facilities near existing stores.

Risks Associated With Our Business

Our ability to execute our strategy and capitalize on our competitive strengths is subject to a number of risks more fully discussed in the “Risk Factors” section immediately following this summary. Before you invest in our shares, you should carefully consider all of the information in this prospectus, including matters set forth under the heading “Risk Factors,” such as:

•	changes to the programs of third-party payors could adversely affect our revenues and profitability;

•	delays or decreases in reimbursement from insurance or government payors could adversely affect our liquidity;

•	our industry is highly competitive, fragmented and market-specific, with limited barriers to entry;

•	we are subject to extensive government regulation; and

•	our current principal stockholders will continue to have significant influence over us after this offering.

Company Information

We are organized in the state of Oklahoma. Prior to December 31, 2007, we were named Graymark Productions, Inc. and were an independent producer and distributor of film entertainment content. On January 2, 2008, we completed the acquisition of ApothecaryRx, LLC (“ApothecaryRx”) and SDC Holdings, LLC (“SDC Holdings”) through a reverse triangular merger and in connection therewith changed our name to Graymark Healthcare, Inc. ApothecaryRx is organized in the state of Oklahoma and began operations on July 3, 2006. SDC Holdings is organized in the state of Oklahoma and began operations on January 31, 2007. Our principal executive offices are located at 210 Park Avenue, Suite 1350, Oklahoma City, Oklahoma 73102. Our telephone number is (405) 601-5300. We maintain a website at www.graymarkhealthcare.com. The URL of our website is included herein as an inactive textual reference. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus.

The Offering

Common stock offered by us	14,250,000 shares

Common stock to be outstanding immediately after this offering	43,204,039 shares

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $22,816,562, after deducting the underwriting discounts and estimated offering expenses. We intend to use the net proceeds to fund potential acquisitions of sleep diagnostic centers, though no acquisitions have yet been identified, and for working capital and general corporate purposes.

Dividend policy	We have never declared or paid any dividends to the holders of our common stock and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain all earnings for use in connection with the expansion of our business, for working capital and general corporate purposes.

Nasdaq Capital Market symbol	“GRMH”

Risk Factors	See “Risk Factors” beginning on page 9 for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

Unless otherwise indicated, this prospectus reflects and assumes no exercise by the underwriter of its overallotment option.

(1) The number of shares of common stock to be outstanding after this offering is based on 28,954,039 shares of common stock outstanding on September 30, 2009.

(2) The number of shares of common stock to be outstanding after this offering excludes, as of September 30, 2009:

•	233,204 shares issuable upon the exercise of stock options at a weighted average price of $4.08 per share; and

•	466,512 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.28 per share.

(3) The one-for-five reverse stock split effected on April 11, 2008.

Summary Historical and Pro Forma Consolidated Financial and Other Data

The following tables present our summary consolidated historical statement of operations data for the period covering July 1, 2006 (inception) through December 31, 2006, for the fiscal years ended December 31, 2007 and 2008, for the nine months ended September 30, 2008 and 2009, our historical results on a pro forma basis adjusted for our acquisitions of somniTech, Inc., somniCare, Inc. (collectively, “Somni”) and Avastra Eastern Sleep Centers, Inc., or Eastern, for the year ended December 31, 2008 and for the nine months ended September 30, 2009, and our summary consolidated historical and pro forma as adjusted balance sheet data as of September 30, 2009. The summary statement of operations data for the period covering July 1, 2006 (inception) through December 31, 2006 are derived from our audited consolidated financial statements which are not incorporated by reference or included in this prospectus. The summary statement of operations data for the fiscal years ended December 31, 2007 and 2008 are derived from our audited consolidated financial statements as of and for the period covering July 1, 2006 through December 31, 2006 and the fiscal years ended December 31, 2007 and 2008 incorporated by reference into this prospectus. The summary consolidated statement of operations data for the nine months ended September 30, 2009 and 2008 and our historical results on a pro forma basis adjusted for our acquisitions of Somni and Eastern for the year ended December 31, 2008 and for the nine months ended September 30, 2009 and the selected balance sheet data as of September 30, 2009 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and notes thereto, which include, in the opinion of our management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information for the unaudited interim period. Our historical results for prior interim periods are not necessarily indicative of results to be expected for a full fiscal year or for any future period. You should read this data together with our consolidated financial statements and related notes incorporated by reference into this prospectus and the information under “Selected Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Audited			Unaudited		Unaudited
						Pro Forma
	Actual for July 1 to December 31	Actual for Years Ended December 31		Actual for Nine Months Ended September 30		Twelve Months Ended December 31	Nine Months Ended September 30
	2006	2007	2008	2008	2009	2008	2009
Statement of Operations Data:
Revenues:
Product sales	6,834,657	42,655,942	84,030,972	60,167,242	69,402,179	85,958,996	70,844,733
Services	–	7,662,029	12,590,350	9,445,340	8,691,627	22,811,528	15,524,323

	6,834,657	50,317,971	96,621,322	69,612,582	78,093,806	108,770,524	86,369,056

Costs and Expenses:
Cost of sales	5,512,033	31,959,109	62,501,467	44,822,711	51,519,330	63,376,802	52,077,679
Cost of services	–	3,097,475	5,302,200	3,716,269	4,063,305	8,606,939	6,220,088
Selling, general and administrative	1,402,914	11,518,405	23,818,864	16,014,187	20,682,283	29,473,212	24,829,834
Impairment of goodwill	–	204,000	–	–	–	–	–
Change in accounting estimate	–	–	–	–	2,648,207	–	2,648,207
Depreciation and amortization	68,409	814,937	1,571,292	1,092,678	1,601,928	2,133,227	1,996,918

	6,983,356	47,593,926	93,193,823	65,645,845	80,515,053	103,590,180	87,772,726

Net other (expense)	(120,745)	(1,788,897)	(2,055,063)	(1,602,338)	(1,676,888)	(2,216,278)	(1,829,349)

Income (loss) from continuing operations, before taxes	(269,444)	935,148	1,372,436	2,364,399	(4,098,135)	2,964,066	(3,233,019)
Benefit (provision) for income taxes	–	–	(136,000)	(598,164)	208,000	(772,652)	208,000

Income (loss) from continuing operations, net of taxes	(269,444)	935,148	1,236,436	1,766,235	(3,890,135)	2,191,414	(3,025,019)
Income (loss) from discontinued operations, net of taxes	–	(5,426,815)	60,932	118,717	2,805	60,932	2,805

Net Income (loss)	(269,444)	(4,491,667)	1,297,368	1,884,952	(3,887,330)	2,252,346	(3,022,214)
Less: Net income (loss) attributable to noncontrolling interest	–	664,862	552,970	590,282	(241,768)	552,970	(241,768)

Net Income (loss) attributable to Graymark Healthcare	(269,444)	(5,156,529)	744,398	1,294,670	(3,645,562)	1,699,376	(2,780,446)

	Audited			Unaudited		Unaudited
						Pro Forma
	Actual for July 1 to December 31	Actual for Years Ended December 31		Actual for Nine Months Ended September 30		Twelve Months Ended December 31	Nine Months Ended September 30
	2006	2007	2008	2008	2009	2008	2009

Net earnings per common share (basic and diluted):
Net income (loss) from continuing operations attributable to Graymark Healthcare	(0.01)	0.01	0.03	0.05	(0.13)	0.06	(0.10)

Net income (loss) from discontinued operations	–	(0.27)	–	–	–	–	–

Net income (loss) per share	(0.01)	(0.26)	0.03	0.05	(0.13)	0.06	(0.10)

Weighted average common shares outstanding	20,400,000	20,404,905	25,885,628	25,310,579	28,116,089	26,638,423	28,822,006

Weighted average common shares outstanding assuming dilution	20,400,000	20,404,905	26,102,841	25,762,579	28,116,089	26,855,636	28,822,006

The following table presents our summary consolidated balance sheet data as of September 30, 2009:

•	on an actual basis; and

•

on an as adjusted basis to further reflect the receipt by us of net proceeds of $22,816,562 million from the sale of the common stock offered by us in this offering, less underwriting discounts and commissions and estimated offering expenses payable by us.

	As of September 30, 2009
	Actual	As Adjusted (1)
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$4,285,402	$27,101,964
Working capital	16,709,820	39,526,382
Total assets	78,007,317	100,823,879
Short term debt	127,500	127,500
Long-term debt, including current portion	49,379,765	49,379,765
Accumulated deficit	(8,327,137)	(8,327,137)
Total stockholders’ equity	20,343,860	43,160,422

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in shares of our common stock. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained in or incorporated by reference into this prospectus, including our consolidated financial statements and the related notes, before deciding to purchase any shares of our common stock.

Risks Related to Our Business

The markets for sleep diagnostic services and sale of related products are highly competitive, and we compete against substantially larger healthcare providers, including hospitals and clinics.

Competition among companies that provide healthcare services and supplies is intense. If we are unable to compete effectively with existing or future competitors, we may be prevented from retaining our existing customers or from attracting new customers, which could materially impair our business. There are a number of companies that currently offer or are in the process of offering services and supplies that compete with our sleep diagnostic and care management services and related product and supplies sales. These competitors may succeed in providing services and products that are more effective, less expensive or both, than those we currently offer or that would render some of our services or supplies obsolete or non-competitive. Some of our competitors may submit lower bids in a competitive bidding process or may be able to accept lower reimbursement rates from third party payors, thus gaining market share in our target markets. Many of our competitors have greater financial, research and development, manufacturing, and marketing resources than we have and may be in a better position than us to withstand the adverse effects on gross margins and profitability caused by price decreases prevalent in this competitive environment.

We face a high level of competition in our ApothecaryRx operating segment.

We operate in highly competitive markets. Our pharmacies compete with national, regional and local drugstore chains, discount drugstores, supermarkets, combination food and drugstores, discount general merchandise stores, mass merchandisers, independent drugstores and local merchants. Major chain competitors include Wal-Mart, Walgreens, Target and CVS. In addition, other chain stores may enter market areas in which we operate and become significant competitors in the future. Many of our competitors have greater financial and other resources than we have. If any of our current competitors, or new competitors, were to devote significant resources to enhancing or establishing an increased presence within our market areas, they could make it difficult for us to maintain or grow our market share or maintain our margins, and our advertising and promotional costs could increase. In addition to competition from the drugstore chains, we also compete with hospitals, health maintenance organizations and Canadian imports.

Another adverse trend affecting retail store pharmacies has been the rapid growth in mail-order and internet-based prescription processors. These prescription distribution methods have grown in market share relative to retail store pharmacies in response to the rapid rise in drug costs experienced in recent years. We believe mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being mandated by an increasing number of third-party pharmacy benefit managers, many of which also own and manage mail-order distribution operations, as well as a growing number of employers and unions. In addition to these forms of mail-order distribution, there has also been an increasing number of internet-based prescription distributors that specialize in offering certain high demand lifestyle drugs at deeply discounted prices. A number of these internet-based distributors operate illicitly and outside the reach of regulations that govern legitimate retail store pharmacies. Competition from Canadian imports has also been increasing significantly and also creates volume and pricing pressure. Imports from foreign countries may increase further if recently introduced legislation seeking to legalize the importation of drugs from Canada and other countries is eventually enacted. These alternate distribution channels have acted to restrain the rate of sales growth for traditional retail store pharmacies as well as the chain drug retailers in the last few years.

We require a significant amount of cash flow from operations and third-party financing to pay our indebtedness, to execute our business plan and to fund our other liquidity needs.

We may not be able to generate sufficient cash flow from operations, and future borrowings may not be available to us under existing loan facilities or otherwise in an amount sufficient to pay our indebtedness, to execute our business plan or to fund our other liquidity needs. We anticipate the need for substantial cash flow to fund future acquisitions of additional sleep centers, which is our primary growth strategy. In addition, we may need to refinance some or all of our current indebtedness at or before maturity.

We incurred indebtedness with an outstanding balance at September 30, 2009 of approximately $44.4 million to fund the acquisitions of our existing sleep centers and pharmacies, in the form of a credit facility and term loan. The outstanding principal amounts under the credit facility and the term loan bear interest at the greater of the Wall Street Journal prime rate or 5%. Further details about this indebtedness can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have also incurred debt obligations from seller financing in connection with some of our acquisitions, the outstanding balance of which, at September 30, 2009, was approximately $3.7 million. The outstanding balance on our seller financing debt carries interest rates that range from 0.0% to 7.65% with maturity dates ranging from January 2010 to November 2012.

At September 30, 2009, we had total liabilities of approximately $57.6 million. Because of our lack of significant historical operations, there is no assurance that our operating results will provide sufficient funding to pay our liabilities on a timely basis. There is no assurance that we will be able to refinance any of our current indebtedness on commercially reasonable terms or at all. Failure to generate or raise sufficient funds may require us to modify, delay or abandon some of our future business growth strategies or expenditure plans.

If third party payors determine that we violate Medicare, Medicaid or other payor reimbursement laws, regulations, or requirements, our revenues may decrease, we may have to restructure our method of billing and collecting Medicare, Medicaid or other payor program payments, respectively, and we could incur substantial defense costs and be subject to fines, monetary penalties and exclusion from participation in government-sponsored programs such as Medicare and Medicaid.

Our operations, including our billing and other arrangements with healthcare providers, are subject to extensive federal and state government regulation and requirements of other third-party payors. Such regulations and requirements include numerous laws directed at payment for services, conduct of operations, preventing fraud and abuse, laws prohibiting general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians, laws regulating billing and collection of reimbursement from government programs, such as Medicare and Medicaid, and requirements of other payors. Those laws and requirements may have related rules and regulations that are subject to alternative interpretations and may not provide definitive guidance as to their application to our operations, including our arrangements with hospitals, physicians and professional corporations.

For our SMS segment, we verify patient benefit eligibility prior to providing services or products. We submit claims for service and products after they have been provided. Claims are supported by required documentation including physician orders. Despite our measures to ensure compliance with Medicare, Medicaid, or other payor billing standards, such third-party payors may disallow, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable, that the service was not medically necessary, that there was a lack of sufficient supporting documentation, or for other reasons. Incorrect or incomplete documentation and billing information could result in nonpayment, recoupment or allegations of billing fraud. For our ApothecaryRx segment, we bill third-party payors at the time we fill the prescription. Our pharmacy management system allows us to perform on-line adjudication of these claims and provides the amount the third-party payor will pay for a prescribed drug before we dispense the item or provide it to our customers. We then reconcile the adjudicated amounts to the payments when received.

We are not aware of any inquiry, investigation or notice from any governmental entity or other payor indicating that we are in violation of any of the Medicare, Medicaid or other payor reimbursement laws, regulations, or requirements. We believe we are in substantial compliance with these laws, rules and regulations based upon what we believe are reasonable and defensible interpretations of these laws, rules and regulations. However, such laws and related regulations and regulatory guidance may be ambiguous or contradictory, and may be interpreted or applied by prosecutorial, regulatory or judicial authorities in ways that we cannot predict. If federal or state government officials or other payors challenge our operations or arrangements with third parties that we have structured based upon our interpretation of these laws, rules and regulations, the challenge could potentially disrupt our business operations and we may incur substantial defense costs, even if we successfully defend our interpretation of these laws, rules and regulations. In addition, if the government or other payors successfully challenge our interpretation as to the applicability of these laws, rules and regulations as they relate to our operations and arrangements with third parties, we would potentially incur substantial cost restructuring our billing practice, as well as fines or penalties for non-compliance which could have a material adverse effect on our business, financial condition and results of operations.

In the event regulatory action were to limit or prohibit us from carrying on our business as we presently conduct it or from expanding our operations to certain jurisdictions, we may need to make structural, operational and organizational modifications to our company and/or our contractual arrangements with third-party payors, physicians, or others. Our operating costs could increase significantly as a result. We could also lose contracts or our revenues could decrease under existing contracts. Any restructuring would also negatively impact our operations because our management’s time and attention would be diverted from running our business in the ordinary course.

We are subject to complex rules and regulations that govern our licensing and certification, and the failure to comply with these rules can result in delays in, or loss of, reimbursement for our services or civil or criminal sanctions.

There has been a trend developing to require facilities that provide sleep diagnostic testing and durable medical equipment to become accredited by an approved accreditation organization as well as additional credentialing for physicians diagnosing sleep disorders and the licensing of technical personnel to perform diagnostic testing procedures. As of December 31, 2009, ten of our sleep centers have been accredited by the American Academy of Sleep Medicine, or the AASM. Another five sleep centers have completed accreditation survey activities and have certifications pending with either the AASM or The Joint Commission. We are actively pursuing accreditation for our remaining sleep centers. We believe we will achieve full accreditation for these centers by mid-2010. Additionally, as of September 30, 2009, Medicare required that all Durable Medical Equipment (DME) suppliers be accredited with the exception of pharmacies supplying DME, whose deadline was extended to January 1, 2010. As of June 15, 2009, all of our sleep therapy facilities providing DME were granted accreditation by The Joint Commission or by the Accreditation Commission for Healthcare, or ACHC.

Physicians, physician assistants, nurse practitioners, and respiratory therapists who provide services as part of our operations are required to obtain and maintain professional licenses and are subject to state regulations regarding professional standards of conduct.

Some states also require our free-standing diagnostic testing facilities and DME providers to be licensed by or registered with state authorities such as state departments of health. We believe that we are in compliance with the licensing and registration in applicable states.

State law requires that companies operating a pharmacy within the state be licensed by the state board of pharmacy. Some states also require companies dispensing DME and supplies to be licensed by the state board of pharmacy. We currently have pharmacy licenses for each pharmacy we operate. Also, we currently have a pharmacy license for dispensing of durable medical equipment and supplies in applicable states. In addition, pharmacies are required to be registered with state and federal authorities under statutes governing the regulation of controlled substances. Pharmacists who provide services as part of our operations are required to obtain and maintain professional licenses and are subject to state regulations regarding professional standards of conduct.

The relevant laws and regulations are complex and may be unclear or subject to interpretation. Currently we believe we are in compliance with all requisite regulatory authorities; however, agencies that administer these programs may find that we have failed to comply in some material respects. Failure to comply with these licensing, certification and accreditation laws, regulations and standards could result in our services being found non-reimbursable or prior payments being subject to recoupment, and can give rise to civil or, in extreme cases, criminal penalties.

Government and private insurance plans may further reduce or discontinue healthcare reimbursements, which could result in reductions in our revenue and operating margins.

A substantial portion of the cost of medical care in the United States is funded by managed care organizations, insurance companies, government funded programs, employers and other third-party payors, which are collectively referred to as “third-party plans.” These plans continue to seek cost containment. If this funding were to be reduced in terms of coverage or payment rates or were to become unavailable to our pharmacy customers or sleep disorder patients, our business will be adversely affected. Furthermore, managed care organizations and insurance companies are evaluating approaches to reduce costs by decreasing the frequency of treatment or the utilization of a medical device or product. These cost containment measures have caused the decision-making function with respect to purchasing to shift in many cases from the physician to the third-party plans or payors, resulting in an increased emphasis on reduced price, as opposed to clinical benefits or a particular product’s features. Efforts by U.S. governmental and private payors to contain costs will likely continue. Because we generally receive payment for our sleep diagnostic services and related products and our pharmacy sales directly from these third-party plans, our business operations are dependent upon our ability to obtain adequate and timely reimbursement for our pharmacy sales and sleep diagnostic services and related products.

The third-party payors include Medicare, Medicaid and private health insurance providers. These payors may deny reimbursement if they determine that a diagnostic test was not covered under the patient’s plan or performed properly or that a device is not covered under the patient’s plan, is not used in accordance with approved indications, or is unnecessary or deemed to be inappropriate treatment for the patient. For example, federal payors and commercial concerns that have adopted similar standards will only fully reimburse us for a CPAP device if the patient can demonstrate compliance for the first 90 days after the initial set-up. Third-party payors are also increasingly challenging prices charged for medical products and services. There is no assurance that our sleep diagnostic services and the related products will be considered cost-effective by third-party payors, that reimbursement will be available, or that payors’ reimbursement policies will not adversely affect our ability to offer and sell our services and products on a profitable basis, if at all.

Our prescription drug sales are subject to unfavorable trends that are not within our control.

Our pharmacy sales, which are lower-margin than front-end store sales such as over-the-counter medications, cosmetics and gift merchandise, represent a substantial percentage of our total revenue. Prescription drug sales accounted for approximately 94% of total pharmacy sales for the nine months ended September 30, 2009, approximately 94% of total pharmacy store sales in the fiscal year ended December 31, 2008 and approximately 93% of total pharmacy sales in the fiscal year ended December 31, 2007. Prescription drug sales not only have lower margins than non-prescription drug sales but are also subject to increasing margin pressure from third-party plans seeking cost containment. In addition, an increasing number of employers are now requiring participants in their plans to obtain some of their prescription drugs, especially those for non-acute conditions, through mail-order providers. These factors and other factors related to prescription drug sales had a negative impact on our pharmacy sales in the fiscal year ended December 31, 2008 and could continue to have a negative impact in the future.

The continued conversion of prescription drugs to over-the-counter medications could result in reduced pharmacy sales.

The continued conversion of various prescription drugs to over-the-counter medications may materially reduce our pharmacy sales, and customers may seek to purchase those medications at non-pharmacy stores, including discount retail stores. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market, concerns about the safety or effectiveness of certain drugs, or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy and front-end product mix.

Changes in reimbursement levels for sleep diagnostic services and related products and prescription drugs continue to reduce our margins and could have a material, adverse effect on our overall operating results.

During the nine-month period ended September 30, 2009, and for the fiscal years ended December 31, 2008 and 2007, we were wholly or partially reimbursed by third-party plans for approximately 99% of our revenue from sleep diagnostic services and product sales and for approximately 86%, 81% and 87%, respectively of the prescription drugs that we sold during those periods. We expect the percentage of prescription sales revenues reimbursed by third-party plans to increase. The sleep diagnostic and prescription sales revenue reimbursed by third-party plans, including Medicare and Medicaid plans, generally have lower gross margins compared to sales or services paid outside a third-party plan. Increases in the costs of our sleep related products and pharmaceuticals may not be sufficiently offset by increases in reimbursement rates. In addition, continued increases in co-payments by third-party plans may result in decreases in sales and revenue, operating and cash flow losses, and may deplete working capital reserves.

In particular, Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective reimbursement rate adjustments, administrative rulings, executive orders and freezes and funding restrictions, all of which may significantly impact our operations. During the nine-month period ended September 30, 2009 and for the fiscal years ended December 31, 2008 and 2007, 17%, 6% and 7%, respectively, of our sleep diagnostic revenues and 50%, 41% and 43%, respectively, of our total prescription sales, were attributable to Medicaid and Medicare reimbursement. Over the last several years, a number of states experiencing budget deficits have moved to reduce Medicaid reimbursement rates as part of healthcare cost containment.

The Medicare Prescription Drug, Improvement and Modernization Act, which was enacted in 2003, and became effective in 2006, created a new Medicare Part D benefit that expanded Medicare coverage of prescription drugs for senior citizens not participating in third-party plans. During the nine-month period ended September 30, 2009 and the fiscal years ended December 31, 2008 and 2007, sales to those customers represented 40%, 32% and 39%, respectively, of our total pharmacy sales.

We depend on reimbursements by third-party payors, as well as payments by individuals, which could lead to delays and uncertainties in the reimbursement process.

We receive a substantial portion of our payments for sleep center services and related supplies and pharmacy products from third-party payors, including Medicare, Medicaid, private insurers and managed care organizations. During the fiscal year ended December 31, 2008, our sleep diagnostic payors mix, as a percentage of total sleep center revenues, was approximately 94% managed care organizations, 6% Medicaid/Medicare and less than 1% private-pay. During the fiscal year ended December 31, 2008, our pharmacy payor mix, as a percentage of total prescription sales, was approximately 40% managed care organizations, 41% Medicaid/Medicare and 19% private-pay. Pricing for private-pay patients is based on prevailing regional market rates.

The reimbursement process is complex and can involve lengthy delays. Third-party payors continue their efforts to control expenditures for healthcare, including proposals to revise reimbursement policies. While we recognize revenue when healthcare services are provided, there can be delays before we receive payment. In addition, third-party payors may disallow, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, or that additional supporting documentation is necessary. Retroactive adjustments may change amounts realized from third-party payors. These risks may be exacerbated for patients for whom we are out-of-network. We are subject to governmental audits of our reimbursement claims under Medicare and Medicaid and may be required to repay these agencies if a finding is made that we were incorrectly reimbursed. Delays and uncertainties in the reimbursement process may adversely affect accounts receivable, increase the overall costs of collection and cause us to incur additional borrowing costs.

We also may not be paid with respect to co-payments and deductibles that are the patient’s financial responsibility, or in those instances when our facilities provide services to uninsured and underinsured individuals. Amounts not covered by third-party payors are the obligations of individual patients for which we may not receive whole or partial payment. In such an event, our earnings and cash flow would be adversely affected.

Healthcare reform proposals are gaining substantial support in the U.S. Congress and state legislatures and could impact the profitability of our business.

The U.S. healthcare industry is subject to several reform proposals, including more stringent regulations. The U.S. House of Representatives and the Senate have each passed legislation that would dramatically alter the U.S. health care system, and efforts to reconcile the two bills will begin this month. All of the legislation is intended to increase access to health care and health insurance services, increase the quality of care that is provided, and control or reduce health care spending. In addition, the health care reform legislation would reduce Medicare and Medicaid payments to hospitals and other healthcare providers and bundle payments to hospitals, physicians, and other providers for certain services. We cannot predict if any health care reform legislation will be adopted by Congress and, if adopted, what effect such legislation would have on the us and our business and financial condition. Changes in the law or new interpretations of existing laws may have a dramatic effect on the costs associated with doing business and the amount of reimbursement patients and customers receive both from government and third-party plans or payors. Federal, state and local government representatives will, in all likelihood, continue to review and assess alternative regulations and payment methodologies.

Healthcare reform and enforcement initiatives of federal and state governments may also affect our sales and revenue. These initiatives include:

•	proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs;

•	changes in programs providing for reimbursement for the cost of prescription drugs and other healthcare products by third-party plans or payors;

•	increased scrutiny of, and litigation relating to, prescription drug manufacturers’ pricing and marketing practices; and

•	regulatory changes relating to the approval process for prescription drugs and healthcare products in general.

These initiatives could lead to the enactment of, or changes to, federal regulations and state regulations that could adversely impact our prescription drug sales and, accordingly, its results of operations. There is uncertainty regarding the nature of additional healthcare reform initiatives, if any, that may be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system. Future healthcare or budget legislation or other changes, including those referenced above, may materially adversely affect our business resulting in operating and cash flow losses, depletion of working capital reserves and adversely affect our financial condition.

We rely on primary suppliers of sleep related products and pharmaceuticals to sell their products to us on satisfactory terms, and a disruption in our relationship with these suppliers could have a material, adverse effect on our business.

We are dependent on merchandise vendors to provide sleep disorder related products and pharmaceuticals for our resale. Our largest sleep product supplier is Fisher & Paykel Healthcare, which supplied approximately 30%, 44% and 80% of our sleep supplies in the nine-month period ended September 30, 2009 and in the fiscal years ended December 31, 2008 and 2007, respectively. The largest of the pharmaceutical suppliers is Cardinal Healthcare, Inc., which supplied approximately 88%, 87% and 71% of our pharmaceutical products during nine-month period ended September 30, 2009 and for the fiscal years ended December 31, 2008 and 2007, respectively. In our opinion, if any of these relationships were terminated or if any contracting party were to experience events precluding fulfillment of our needs, we would be able to find a suitable alternative supplier, but possibly not without significant disruption to our business. This could take a significant amount of time and result in a loss of customers and revenue, operating and cash flow losses and may deplete working capital reserves.

We may be unable to attract, hire and retain qualified pharmacists, which could harm our business.

As our business expands, we believe that our future success will depend greatly on our ability to attract and retain highly skilled and qualified pharmacists. The pharmacy industry is experiencing an ongoing shortage of licensed pharmacists. As a result, competition for qualified pharmacists and other pharmacy professionals has been especially strong, resulting in higher salaries, which we continue to match by raising the salaries of our pharmacists. Although we have generally been able to meet our pharmacist staffing requirements, our inability to do so in the future at costs that are favorable to us, or at all, could negatively impact our revenue, and our customers could experience lower levels of customer service.

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

Products that we sell, especially pharmaceuticals, could become subject to contamination, product tampering, mislabeling or other damage requiring us to recall products previously dispensed or sold. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability claims may be asserted against us with respect to any of the products or pharmaceuticals we sell and we may be obligated to recall products that we previously sold. Although we maintain professional liability and errors and omissions liability insurance, the coverage limits under these insurance programs may not be adequate to protect us against all future claims, and we may not be able to maintain this insurance coverage on acceptable terms in the future. A product liability judgment against us or a product recall could have a material, adverse effect on our business, financial condition or results of operations, and may deplete working capital reserves.

We could be subject to professional liability lawsuits, some of which we may not be fully insured against or reserved for, which could adversely affect our financial condition and results of operations.

In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision and credentialing, and vicarious liability for acts of their employees or independent contractors. Many of these lawsuits involve large claims and substantial defense costs. We maintain professional liability insurance, which covers third-party claims that may be brought against the physicians and staff that work at our sleep centers, up to a maximum of $3 million, which amount may be insufficient to satisfy all third-party claims that may be brought against our healthcare professionals.

We are dependent upon our ability to recruit and retain physicians who are properly licensed and certified in the specialty of sleep medicine to oversee our sleep centers and provide medical services to our patients.

Our success depends largely upon our ability to recruit and retain physicians who are licensed to practice medicine in the jurisdictions relevant to the sleep diagnostic testing centers. We currently have medical directors who oversee each of our sleep centers, provide sleep study interpretations and consultations to our patients. The loss of one or more medical directors could result in a time-consuming search for a replacement, and could distract our management team from the day-to-day operations of our business. Any change in our relationship with our supervising or interpreting physicians, whether resulting from a dispute between the parties, a change in government regulation, or the loss of contracts with these physicians, could impair our ability to provide services and could have a material adverse affect on our business, financial condition and operations.

In many markets our success is highly dependent upon the continuing ability to recruit and retain qualified sleep specialists to supervise sleep diagnostic testing services and interpret results of such tests for us due to the current shortage of sleep specialists in the medical profession. We face competition for sleep specialists from other healthcare providers, including hospitals and other organizations. The competitive demand for sleep specialists may require us in the future to offer higher compensation in order to secure the services of sleep specialists. As a result, our compensation expense for our affiliated sleep specialists may increase and if we were not able to offset any such increase by increasing our prices, this could have a material adverse effect on our results of operations. An inability to recruit and retain sleep specialists would have a material adverse effect on our ability to maintain accreditation status and would adversely affect our results of operations.

The loss of our accreditation or our inability to obtain accreditation could negatively impact our business and operating results.

There has been a trend developing to require facilities that provide sleep diagnostic testing and equipment to become accredited by a Medicare approved accreditation organization in order to obtain reimbursement for provided such services. It is anticipated that many other government and private payors will follow suit requiring accreditation by certain approved organizations as a condition to reimbursement for sleep testing and treatment services or products. The loss of our accreditation or our inability to obtain accreditation for new facilities or existing facilities not yet accredited could cause us to be unable to provide services to certain accredited institutions, could cause non-compliance with certain of our third party payor contracts, and could cause us to lose our ability to participate in certain government programs such as Medicare, all of which could, in turn, negatively impact our financial condition and results of operations.

As a result of corporate practice of medicine laws in certain states in which we are located, we are highly dependent upon our Independent Medical Practices, which we do not own.

We provide our services directly to our patients in most circumstances. However, some states in which we operate, such as New York and Florida, prohibit the practice of medicine by a general business corporation. In those states we provide administrative and other services to independent medical practices, Daniel I. Rifkin, M.D., P.C. d/b/a Amherst Sleep Medicine and Coral Springs Sleep Medicine, Inc. (collectively referred to as Independent Medical Practices). The Independent Medical Practices are wholly owned by Dr. Daniel I. Rifkin. While the ownership of Independent Medical Practices is subject to certain restrictions contained in management agreements between us and each of them, any change in our relationship, whether resulting from a dispute between the entities or their respective owners, a change in government regulation, or the loss of these Independent Medical Practices, could impair our ability to provide services and could have a material adverse affect on our business, financial condition and operations in those particular states. In addition, if we acquire other sleep diagnostic businesses in states that require an independent medical practice structure, this risk would intensify.

If our arrangements with physicians or our patients are found to violate state laws prohibiting the practice of medicine by general business corporations or fee splitting, our business, financial condition and ability to operate in those states could be adversely affected.

The laws of many states, including states in which we engage physicians to perform medical services, prohibit us from exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting professional fees with physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. In states which do not allow us to exercise control over physicians or prohibit certain financial arrangements, we enter into agreements with physicians as independent contractors pursuant to which they render professional medical services. In some states, such as New York, we are only able to enter into agreements with independent physicians in which we provide administrative and other services. In addition, in some states, we enter into agreements with physicians to deliver professional sleep interpretation services and professional clinic services in exchange for a service fee.

We structure our relationships with physicians in a manner that we believe is in compliance with prohibitions against the corporate practice of medicine and fee splitting. While we have not received notification from any state regulatory or similar authorities asserting that we are engaged in the corporate practice of medicine or that the payment of service fees to us by physicians or to physicians by us constitutes fee splitting, if such a claim were successful we could be subject to substantial civil and criminal penalties and could be required to restructure or terminate the applicable contractual arrangements and our contractual arrangements may be unenforceable in that particular state. A determination that our arrangements with physicians violate state statutes, a change in government regulation, or our inability to successfully restructure these arrangements to comply with these statutes, could eliminate business located in certain states from the market for our services, which would have a material adverse effect on our business, financial condition and operations.

Our failure to comply with government regulations, including broad and complex federal and state fraud and abuse laws, may result in substantial reimbursement obligations, damages, penalties, injunctive relief or exclusion from participation in federal or state healthcare programs.

Our pharmacy, sleep diagnostic, therapy, and supply operations are subject to a variety of complex federal, state and local government laws and regulations targeted at fraud and abuse, including:

•

The federal Anti-Kickback Statute, which prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind: (i) for referring an individual to a person for the provision of an item or service for which payment may be made under federal healthcare programs such as Medicare and Medicaid; or (ii) to induce a person to refer an individual to a person for the provision of an item or service covered under a federal healthcare program, or arrange for or recommend that someone purchase, lease, or order a good, facility, service, or item covered under a federal healthcare program;

•	State law equivalents to the federal Anti-Kickback Statute, which may not be limited to government reimbursed items;

•

The federal False Claims Act, which prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement in order to have a false claim paid. The federal government’s interpretation of the scope of the law has in recent years grown increasingly broad. Most states also have statutes or regulations similar to the federal false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor;

•

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, which prohibits fraud on a health benefit plan and false statements. HIPAA created a federal healthcare fraud statute that prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. Among other things, HIPAA also imposes criminal penalties for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services, along with theft or embezzlement in connection with a healthcare benefits program and willful obstruction of a criminal investigation involving a federal healthcare offense;

•

The Stark Law prohibits the referral of Medicare and Medicaid “designated health services” which includes outpatient prescription drugs and durable medical equipment such as CPAP devices and may also include sleep diagnostic testing if the testing is billed by a hospital to Medicare or Medicaid to an entity if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. The Stark Law provides that the entity that renders the “designated health services” may not present or cause to be presented a claim for “designated health services” furnished pursuant to a prohibited referral. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $100,000 for each applicable arrangement or scheme. In addition, anyone who presents or causes to be presented a claim in violation of the Stark Law is subject to payment denials, mandatory refunds, monetary penalties of up to $15,000 per service, an assessment of up to three times the amount claimed, and possible exclusion from participation in federal healthcare programs; and

•

Many state laws prohibit physician referrals to entities with which the physician has a financial interest, or require that the physician provide the patient notice of the physician’s financial relationship before making the referral. State law equivalents to the Stark law may be applicable to different types of services than those that are “designated health services” under the federal law and may have fewer or different exceptions.

In addition to those sanctions described above, violations of these or other government regulations could result in material penalties, including: civil monetary penalties, suspension of payments from government programs, loss of required government certifications, loss of licenses, loss of authorizations to participate in or exclusion from government reimbursement programs (including Medicare and Medicaid programs). Also, violations of federal, state, and common law privacy protections could give rise to significant damages, penalties, or injunctive relief. We believe that our practices are not in violation of the federal anti-kickback statute, false claims laws, HIPAA, the Stark law, or state equivalents, but we cannot assure you that enforcement authorities will not take action against us and, if such action were successful, we could be required to pay significant fines and penalties and change our corporate practices. Such enforcement could have a significant adverse effect on our ability to operate our business and to enforce our contracts with payors and others.

Federal and state laws also require our pharmacists to offer counseling, without additional charge, to its customers regarding medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Lastly, we are subject to federal and state regulations relating to our pharmacy operations, including purchasing, storing and dispensing of controlled substances. We believe our pharmacies are in conformity with these counseling, warning and handling of controlled substances laws; however, should a government or regulatory agency find differently, the resulting fines and penalties could negatively impact our operations.

Non-compliance with federal and state anti-kickback laws could affect our business, operations or financial condition.

Various federal and state laws govern financial arrangements among healthcare providers. The federal Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or with the purpose to induce, the referral of Medicare, Medicaid or other federal healthcare program patients, or in return for, or with the purpose to induce, the purchase, lease or order of items or services that are covered by Medicare, Medicaid or other federal healthcare programs. Similarly, many state laws prohibit the solicitation, payment or receipt of remuneration in return for, or to induce, the referral of patients in private as well as government programs. There is a risk that an investment in our shares or in our subsidiary sleep centers by our affiliated physicians, including the distribution of any profits to our affiliated physicians, referrals for sleep testing or treatment services by physicians who own our securities, the marketing of our affiliated physicians’ services or our compensation arrangements with our affiliated physicians may be considered a violation of these laws. Violation of these anti-kickback laws may result in substantial civil or criminal penalties for individuals or entities and/or exclusion from participating in federal or state healthcare programs. If we are excluded from federal or state healthcare programs, our affiliated physicians who participate in those programs would not be permitted to continue doing business with us. We believe that we are operating in compliance with applicable laws and believe that our arrangements with providers would not be found to violate the anti-kickback laws. However, these laws could be interpreted in a manner inconsistent with our operations.

We have physicians who own non-controlling investment interests in some of our sleep diagnostic testing facilities who also have a referral relationship with our sleep testing or care management services. If the ownership distributions paid to physicians by our testing facilities are found to constitute prohibited payments made to physicians under the federal Anti-kickback Statute, physician self-referral or other fraud and abuse laws, our business may be adversely affected. Over the years, the federal government has published regulations that established “safe harbors” to the federal Anti-Kickback Statute. An arrangement that meets all of the elements of the safe harbor is immunized from prosecution under the federal Anti-Kickback Statute. The failure to satisfy all elements, however, does not necessarily mean the arrangement violates the federal Anti-Kickback Statute. We endeavor to meet safe harbors designed for small entity investments and believe we are in compliance with such laws. However, if we were found to be violation of a federal or state anti-kickback statute, our business, results of operations, and financial condition would be harmed and we would be subject to substantial civil and criminal penalties.

If government laws or regulations change or the enforcement or interpretation of them change, we may be obligated to purchase some or all of the ownership interests of the physicians associated with us.

Changes in government regulation or changes in the enforcement or interpretation of existing laws or regulations could obligate us to purchase at the then fair market value some or all of the ownership interests of the physicians who have invested in our sleep diagnostic facilities. Regulatory changes that could create this obligation include changes that:

•	make illegal the referral of Medicare or other patients to our sleep diagnostic facilities by physicians affiliated with us,

•	create the substantial likelihood that cash distributions from our sleep diagnostic facilities to our physician partners will be illegal, or

•	make illegal the ownership by physicians of their interests in our sleep diagnostic facilities.

From time to time, we may voluntarily seek to increase our ownership interest in one or more of our sleep diagnostic testing facilities, in accordance with any applicable limitations. We may seek to use shares of our common stock to purchase physicians’ ownership interests instead of cash. If the use of our stock is not permitted or attractive to us or the physicians, we may use cash or promissory notes to purchase the physicians’ ownership interests. Our existing capital resources may not be sufficient for the acquisition or the use of cash may limit our ability to use our capital resources elsewhere, limiting our growth and impairing our operations. The creation of these obligations and the possible adverse effect on our affiliation with these physicians could have a material adverse effect on us.

Federal or state self-referral regulations could impact our arrangements with our affiliated physicians.

The federal physician self-referral statute, known as the “Stark” statute, prohibits a physician from making a referral for certain designated health services, including DME such as CPAP devices, to any entity with which the physician has a financial relationship, unless there is an exception in the statute that allows the referral. The entity that receives a prohibited referral from a physician may not submit a bill to Medicare for that service. Many state laws prohibit physician referrals to entities in which the physician has a financial interest, or require that the physician provide the patient notice of the physician’s financial relationship before making the referral. There is a risk that an investment in our shares or in our subsidiary sleep centers by our affiliated physicians, including the distribution of any profits to our affiliated physicians, the use of our equipment by physicians who own our securities, any assistance from healthcare providers in acquiring, maintaining or operating sleep diagnostic testing equipment, the marketing of our affiliated physicians’ services or our compensation arrangements with our affiliated physicians, could be interpreted as a violation of the federal Stark statute or similar state laws, if we were to accept referrals from our affiliated physicians. Violation of the Stark statute can result in substantial civil penalties for both the referring physician and any entity that submits a claim for a healthcare service made pursuant to a prohibited referral. In addition, federal courts have ruled that violations of the Stark statute can be the basis for a legal claim under the Federal False Claims Act. We believe that all of our affiliated physician arrangements are in compliance with the Stark statute. However, these laws could be interpreted in a manner inconsistent with our operations.

Because we submit claims to the Medicare program based on the services we provide, it is possible that a lawsuit could be brought against us under the Federal False Claims Act, and the outcome of any such lawsuit could have a material adverse effect on our business, financial condition and results of operations.

The federal False Claims Act provides, in part, that the federal government may bring a lawsuit against any person whom it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to have a claim approved. Federal courts have ruled that a violation of the anti-kickback provision of the Stark statute can serve as the basis for the federal False Claims Act suit. The federal False Claims Act further provides that a lawsuit brought under that act may be initiated in the name of the United States by an individual who was the original source of the allegations, known as the relator. Actions brought under the federal False Claims Act are sealed by the court at the time of filing. The only parties privy to the information contained in the complaint are the relator, the federal government and the court. Therefore, it is possible that lawsuits have been filed against us that we are unaware of or which we have been ordered by the court not to discuss until the court lifts the seal from the case. Penalties include fines ranging from $5,500 to $11,000 for each false claim, plus three times the amount of damages that the federal government sustained because of the act of the violator.

We believe that we are operating in compliance with the Medicare rules and regulations and, thus, the federal False Claims Act. However, if we were found to have violated certain rules and regulations and, as a result, submitted or caused our affiliated physicians to submit allegedly false claims, any sanctions imposed under the federal False Claims Act could result in substantial fines and penalties or exclusion from participation in federal and state healthcare programs, which could have a material adverse effect on our business and financial condition. If we are excluded from participation in federal or state healthcare programs, our affiliated physicians who participate in those programs could not do business with us.

Federal regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other reimbursement laws and regulations, including laws and regulations that govern our activities and the activities of providers of sleep diagnostic testing and durable medical equipment. These increased enforcement activities may have a direct or indirect adverse affect on our business, financial condition and results of operations.

Additionally, some state statutes contain prohibitions similar to and possibly even more restrictive than the federal False Claims Act. These state laws may also empower state administrators to adopt regulations restricting financial relationships or payment arrangements involving healthcare providers under which a person benefits financially by referring a patient to another person. We believe that we are operating in compliance with these laws. However, if we are found to have violated such laws, our business, results of operations and financial condition would be harmed.

Future changes in healthcare regulation are difficult to predict and may constrain or require us to restructure our operations, which could negatively impact our business and operating results.

The healthcare industry is heavily regulated and subject to frequent changes in governing laws and regulations as well as to evolving administrative interpretations. Our business could be adversely affected by regulatory changes at the federal or state level that impose new requirements for licensing, new restrictions on reimbursement for medical services by government programs, new pretreatment certification requirements for patients seeking sleep testing procedures or treatment products, or new limitations on services that can be performed by us. In addition, federal, state and local legislative bodies have adopted and continue to consider medical cost-containment legislation and regulations that have restricted or may restrict reimbursement to entities providing services in the healthcare industry and referrals by physicians to entities in which the physicians have a direct or indirect financial interest or other relationship. For example, Medicare recently adopted a regulation that limits the technical component of the reimbursement for multiple diagnostic tests performed during a single session at medical facilities other than hospitals. Any of these or future reimbursement regulations or policies could limit the number of diagnostic tests ordered and could have a material adverse effect on our business.

The Center for Medicare & Medicaid Services, or CMS, recently finalized certain anti-markup rules relating to diagnostic tests paid for by the Medicare program. The anti-markup rules are generally applicable where a physician or other supplier bills for the technical component or professional component of a diagnostic test that was ordered by the physician or other supplier (or ordered by a party related to such physician or other supplier through common ownership or control), and the diagnostic test is performed by a physician who does not share a practice with the billing physician or other supplier. If the anti-markup rule applies to an interpretation, then the reimbursement provided by Medicare to a billing physician or other supplier for that interpretation may be limited. Because our sleep diagnostic testing facilities bill Medicare for the technical and professional fees of sleep diagnostic tests that are ordered by community physicians or our affiliated physicians, we believe that the anti-markup rule does not apply to the professional services our affiliated physicians perform or the technical services that our sleep diagnostic testing facilities perform. However, this rule could be subject to an interpretation that affects the amounts that may be reimbursed by Medicare for professional diagnostic interpretations.

Although we monitor legal and regulatory developments and modify our operations from time to time as the regulatory environment changes, we may not be able to adapt our operations to address every new regulation, and such regulations may adversely affect our business. In addition, although we believe that we are operating in compliance with applicable federal and state laws, our business operations have not been scrutinized or assessed by judicial or regulatory agencies. We cannot assure you that a review of our business by courts or regulatory authorities would not result in a determination that adversely affects our operations or that the healthcare regulatory environment will not change in a way that will restrict our operations.

Non-compliance with state and federal regulations concerning health information practices may adversely affect our business, financial condition or operations, and the cost of compliance may be material.

We collect and use information about individuals and their medical conditions. Numerous federal and state laws and regulations, including the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Health Information Technology For Economic and Clinical Health Act (“HITECH Act”), govern the collection, dissemination, security, use and confidentiality of such patient-identifiable health information. HIPAA sets forth standards for electronic transactions between health plans, providers and clearinghouses; unique provider, employer, health plan and patient identifiers; security and electronic signatures as well as privacy protections relating to the exchange of individually identifiable health information. The Department of Health and Human Services (“DHHS”) has released several rules mandating compliance with the standards set forth under HIPAA. We believe our pharmacies and sleep centers achieved compliance with DHHS’s standards governing the privacy of individually identifiable health information and DHHS’s standards governing the security of electronically stored health information. In addition, we have fully implemented the required uniform standards governing common healthcare transactions. Finally, we have taken or will take all necessary steps to achieve compliance with other HIPAA rules as applicable, including the standard unique employer identifier rule, the standard health care provider identifier rule and the enforcement rule. While it is believed that we currently comply with HIPAA, there is some uncertainty of the extent to which the enforcement or interpretation of the HIPAA regulations will affect our business. Continuing compliance and the associated costs with these regulations may have a significant impact on our business operations. Criminal and civil sanctions may be imposed for failing to comply with HIPAA.

In addition to the HIPAA restrictions relating to the exchange of healthcare information, individual states have adopted laws protecting the confidentiality of patient information which impact the manner in which pharmacy and patient records are maintained. Violation of patient confidentiality rights under common law, state or federal law could give rise to damages, penalties, civil or criminal fines and/or injunctive relief. We believe that our pharmacy operations, prescription file-buying program and sleep center operations are in compliance with federal and state privacy protections. However, an enforcement agency or court may find a violation of state or federal privacy protections arising from our pharmacy operations, prescription file-buying program or sleep center operations.

The failure to comply with other provisions of HIPAA potentially could result in liability, civil and criminal penalties, and could have a material adverse effect on our business and financial condition.

HIPAA authorizes the imposition of civil money penalties against entities that employ or enter into contracts with individuals or entities who have been excluded from participation in the Medicare or Medicaid programs. We perform background checks on our affiliated physicians, and we do not believe that we engage or contract with any excluded individuals or entities. However, a finding that we have violated this provision of HIPAA could have a material adverse effect on our business and financial condition.

HIPAA also establishes several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payors of healthcare services. These provisions are intended to punish some of the same conduct in the submission of claims to private payors as the federal False Claims Act covers in connection with governmental health programs. We believe that our services have not historically been provided in a way that would place either our clients or ourselves at risk of violating the HIPAA anti-fraud statutes, including those in which we received direct reimbursement because of the reassignment by affiliated physicians to us or those in which we may be considered to receive an indirect reimbursement because of the reassignment by us to hospitals of the right to collect for professional interpretations and technical services.

We believe that our pharmacies and sleep centers have taken all appropriate steps to achieve compliance with the HIPAA requirements. We do not currently believe that the ongoing cost of compliance with the existing HIPAA requirements will be material to our operations; however, we cannot predict the cost of future compliance with HIPAA requirements.

Our failure to successfully implement our growth plan may adversely affect our financial performance.

Both of our operating segments (SMS and ApothecaryRx) have grown primarily through acquisitions. We intend to continue to grow incrementally through acquisitions with our current focus primarily on sleep center acquisitions. As this growth plan is pursued, we may encounter difficulties expanding and improving our operating and financial systems to maintain pace with the increased complexity of the expanded operations and management responsibilities.

The success of our growth strategy will also depend on a number of other factors, including:

•	economic conditions;

•	competition;

•	consumer preferences and purchasing power;

•	the ability to attract and retain sleep technicians and pharmacists;

•	financing and working capital requirements;

•	the ability to negotiate sleep center and store leases on favorable terms; and

•	the availability of new locations at a reasonable cost.

Even if we succeed in acquiring established sleep centers as planned, those acquired facilities may not achieve the projected revenue or profitability levels comparable to those of currently owned sleep centers in the time periods we estimate or at all. Moreover, our newly acquired sleep centers may reduce the revenues and profitability of our existing locations and other operations. The failure of our growth strategy may have a material adverse effect on our operating results and financial condition.

We identified a material weakness in the design and operation of our internal controls over financial reporting as of December 31, 2008. Although we have completed a remediation for the material weakness, there can be no assurance that such controls will effectively prevent material misstatements in our financial statements in future periods.

In connection with the preparation of our financial statements for the fiscal quarter ended on December 31, 2008, we reported to the Audit Committee of our Board of Directors that certain significant deficiencies in internal controls over financial reporting existed at December 31, 2008 that, when evaluated in the aggregate, we concluded to be a material weakness in the design and operation of internal control over financial reporting at December 31, 2008. Therefore, we have concluded that, as of December 31, 2008, the Company’s internal control over financial reporting was not effective.

A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified as of December 31, 2008, related to the net realizable value of the accounts receivable for our SMS operating segment. Our accounts receivable are subject to an adjustment based on the difference between the allowance we recorded for expected realizable amount and the actual realized amount. In performing the 2008 fourth quarter evaluation of the net realizable value of accounts receivable, we discovered that our realizable accounts receivable, and accordingly our 2008 revenues, should have been recorded net of an additional $735,000 to more closely reflect collectability of accounts receivable and to net that amount against revenue. In addition to contractual allowance adjustment of $735,000, we recorded an additional allowance for bad debts of approximately $916,000 due to changes in the factors used to estimate the ultimate contractual allowances incurred from third-party insurance companies.

During the 2009 second quarter, we completed our remediation of the accounts receivable issue by enhancing the procedures used to analyze and estimate the contractual allowances and bad debts incurred on our SMS revenue. During our remediation process, we identified new information related to the allowance for doubtful accounts that led to a change in our estimate for the allowance in the amount of approximately $2.6 million. While we believe that these new controls and processes will remedy the material weakness, there can be no assurance that such controls will effectively prevent material misstatements in the net realizable value of our accounts receivable in future periods.

In addition, during the three months ended December 31, 2008, we recognized certain control and reporting material weaknesses related to our oversight of the financial reporting process in our SMS segment. The material weakness included a combination of control deficiencies we identified with respect to the audit adjustments proposed during the audit of our financial statements. None of the adjustments or control deficiencies were deemed material on an individual basis, but we deemed the control deficiencies to be material in the aggregate. The control deficiencies identified included the process to approve journal entries and the process to ensure that all accounts are reviewed and reconciled where appropriate.

To remedy this material weakness, we enacted additional review and approval controls over financial reporting, including the review and approval of all significant journal entries, reconciliation of all significant accounts. While we believe that these new controls and processes will remedy the material weakness, there can be no assurance that such controls will effectively prevent material misstatements in our consolidated financial statements in future periods.

Material weaknesses in the design and operation of the internal controls over financial reporting of companies that we acquire could have a material adverse effect on our financial statements.

Our operating segments have primarily grown through the acquisition of existing businesses and in the future we intend to continue to grow our sleep center segment through the acquisition of existing businesses. When we acquire such existing businesses our due diligence may fail to discover defects or deficiencies in the design and operations of the internal controls over financial reporting of such companies, or defects or deficiencies in the internal controls over financial reporting may arise when we try to integrate the operations of these newly acquired businesses with our own. We can provide no assurances that we will not experience such issues in future acquisitions, the result of which could have a material adverse effect on our financial statements.

The goodwill acquired pursuant to our acquisitions of sleep centers and pharmacies may become impaired and require a write-down and the recognition of a substantial impairment expense.

At September 30, 2009, we had approximately $38.3 million in goodwill that was recorded in connection with the acquisitions of our sleep centers and pharmacies during the years 2006 through September 30, 2009. We periodically evaluate whether or not to take an impairment charge on our goodwill, as required by the applicable accounting literature, and such evaluations have not resulted in an impairment charge to date. In the event that this goodwill is determined to be impaired for any reason, we will be required to write-down or reduce the value of the goodwill and recognize an impairment expense. The impairment expense may be substantial in amount and, in which case, adversely affect the results of our operations for the applicable period and may negatively affect the market value of our common stock.

Risks Related to Ownership of Our Common Stock

Our current principal stockholders will continue to have significant influence over us after this offering, and they could delay, deter or prevent a change of control or other business combination or otherwise cause us to take action with which you might not agree.

Upon completion of this offering, our executive officers, directors and holders of greater than 5% of our outstanding common stock will together beneficially own approximately 52.0% of our outstanding common stock, or approximately 49.6% if the underwriters exercise their over-allotment option in full. As a result, our executive officers, directors and holders of greater than 5% of our outstanding common stock will have the ability to significantly influence all matters submitted to our stockholders for approval, including:

•	changes to the composition of our Board of Directors, which has the authority to direct our business and appoint and remove our officers;

•	proposed mergers, consolidations or other business combinations; and

•	amendments to our certificate of incorporation and bylaws which govern the rights attached to our shares of common stock.

This concentration of ownership of shares of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of shares of our common stock that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our common stock. The interests of our executive officers, directors and holders of greater than 5% of our outstanding common stock may not always coincide with the interests of the other holders of our common stock. This concentration of ownership may also adversely affect our stock price.

The market price of our common stock may be volatile and this may adversely affect our stockholders.

The price at which our common stock trades may be volatile. The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of securities, including securities of healthcare companies. The market price of our common stock may be influenced by many factors, including:

•	our operating and financial performance;

•	variances in our quarterly financial results compared to expectations;

•	the depth and liquidity of the market for our common stock;

•	future sales of common stock or the perception that sales could occur;

•	investor perception of our business and our prospects;

•	developments relating to litigation or governmental investigations;

•	changes or proposed changes in healthcare laws or regulations or enforcement of these laws and regulations, or announcements relating to these matters; or

•	general economic and stock market conditions.

In addition, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of healthcare companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In the past, securities class-action litigation has often been brought against companies following periods of volatility in the market price of their respective securities. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert our management team’s attention as well as resources from the operation of our business.

We do not anticipate paying dividends on our common stock in the foreseeable future and, consequently, your ability to achieve a return on your investment will depend solely on appreciation in the price of our common stock.

We do not pay dividends on our shares of common stock and intend to retain all future earnings to finance the continued growth and development of our business and for general corporate purposes. In addition, we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our Board of Directors.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not yield profitable results or increase the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and the documents incorporated by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based upon our current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “approximately,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although the absence of these words does not necessarily mean that a statement is not forward-looking. We believe that the statements in this prospectus and the documents incorporated by reference that we make regarding the following subject matters are forward-looking by their nature:

•	our clinical approach and its impact on patient compliance and federal and third-party payor reimbursement rates;

•	our on-going care management and re-supply program;

•	our ability to retain or attract new customers in the increasingly competitive sleep diagnostic and care management, and retail pharmacy industries;

•	our expectations regarding growth strategies in both the retail pharmacy and SMS sectors;

•	our predictions of opportunities in the retail pharmacy and SMS sectors;

•	the effects of foreign drug legalization legislation on our retail pharmacy business;

•	our ability to generate sufficient cash flow to service our debt and lease obligations;

•	our ability to realize our future growth plans, attract qualified pharmacists, and engage in additional sleep center acquisitions;

•	reimbursement rates from federal and third-party payors in both the pharmaceutical and SMS sectors;

•	inventory and operation costs;

•	our competitors, market pressures, and our assessment of our ability to compete favorably;

•	plans to increase labor efficiency;

•	costs associated with remaining in compliance with government regulations and laws;

•	our ability to remain in compliance with government regulations and laws and the consequences if we are found in violation of any of these regulations or laws;

•	Medicaid, Medicare and other third-party payor reimbursement policies;

•	the effect of current and anticipated domestic legislation on our business;

•	the accreditation of our centers;

•	the assumptions used in the preparation of our financial statements and any pro forma adjustments;

•	financial projections;

•	sleep study trends; and

•	net proceeds and expenses of this offering.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. Although the forward-looking statements in this prospectus reflect our good faith judgment, based on currently available information, they involve known and unknown risks, uncertainties and other factors that may cause our actual results or our industries’ actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors” contained in this prospectus or the documents incorporated by reference. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results, or to changes in our expectations. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $22,816,562 million (or approximately $26,314,047 million if the underwriters exercise their overallotment in full) after deducting the underwriting discounts and commissions and estimated offering expenses.

We currently intend to use the estimated net proceeds from the sale of these securities to fund potential acquisitions of sleep diagnostic therapy and supply businesses, although no such acquisitions have currently been identified, for working capital and other general corporate purposes. While we have not identified any specific acquisitions at this time, we believe opportunities may exist from time to time to expand our current sleep diagnostic therapy and supply businesses through acquisitions of other companies or businesses. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Pending any use, as described above, we intend to invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

Historically, we have not paid dividends on our common stock, and we currently do not intend to pay any dividends on our common stock after the completion of this offering. We currently plan to retain any earnings to support the operation, and to finance the growth, of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our Board of Directors. Our existing credit facility restricts our ability to pay dividends without the approval of our lenders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

MARKET PRICE OF COMMON STOCK AND OTHER RELATED MATTERS

Reverse Split

On March 13, 2008, our Board of Directors approved a reverse split of our common stock at a ratio of one-for-five shares. The effective date of the reverse split was set as April 11, 2008.

Market

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol GRMH. The closing sale prices reflect inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not reflect actual transactions. The following table sets forth the high and low sale prices of our common stock during the calendar quarters presented as reported by the Nasdaq and OTC Bulletin Board for the periods prior to our listing on Nasdaq. Our common stock started trading on Nasdaq on September 10, 2008. Prices prior to our reverse split in April 2008 have been adjusted to give effect to the one-for-five reverse stock split.

	High	Low
2010
First Quarter (through January 5)	$1.84	$1.75
2009
Fourth Quarter	$2.95	$1.75
Third Quarter	$3.50	$1.40
Second Quarter	$2.85	$1.50
First Quarter	$2.89	$1.30
2008
Fourth Quarter	$4.91	$1.25
Third Quarter	$8.00	$3.90
Second Quarter	$9.00	$3.90
First Quarter	$5.25	$3.00
2007
Fourth Quarter	$3.75	$1.35
Third Quarter	$2.25	$1.25
Second Quarter	$3.45	$1.35
First Quarter	$2.25	$1.10

On January 5, 2010, the closing price of our common stock as quoted on Nasdaq was $1.75.

The market price of our common stock is subject to significant fluctuations in response to, and may be adversely affected by:

•	variations in quarterly operating results;

•	changes in earnings estimates by analysts;

•	developments in the sleep center and retail pharmacy industries;

•	announcements and introductions of product or service innovations; and

•	general stock market conditions.

Holders of Equity Securities

As of December 30, 2009, we had approximately 539 owners of our common stock shares, which consisted of 125 record owners and approximately 414 owners in street name.

CAPITALIZATION

The following table sets forth, as of September 30, 2009, our cash and cash equivalents, long-term debt and our unaudited capitalization on an actual basis and on an as adjusted basis to give effect to this offering and the application of the net proceeds of this offering, as described under “Use of Proceeds.”

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

	As of September 30, 2009
	Actual	As Adjusted
	(unaudited)	(unaudited)
Cash and cash equivalents	$4,285,402	$27,101,964

Long-term debt, including current portion	49,379,765	49,379,765

Equity:
Shareholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	–	–
Common stock $0.0001 par value, 500,000,000 shares authorized; 28,756,693 issued and outstanding at September 30, 2009	2,876	4,301
Paid-in capital	29,175,377	51,990,514
Accumulated deficit	(8,327,137)	(8,327,137)
Deferred compensation – restricted stock	(507,256)	(507,256)

Total Graymark Healthcare shareholders’ equity	20,343,860	43,160,422
Noncontrolling interest	30,718	30,718

Total equity	$20,374,578	43,191,140

Total Capitalization	$69,754,343	$92,570,905

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The selected consolidated statement of operations data for the period from July 1, 2006 (inception) to December 31, 2006 and the balance sheet data as of December 31, 2006 are derived from our audited consolidated financial statements which are not incorporated by reference or included in this prospectus. The summary statement of operations data for the fiscal years ended December 31, 2007 and 2008 and balance sheet data as of December 31, 2007 and 2008 have been derived from our audited consolidated financial statements and related notes, which are incorporated by reference into this prospectus, and have been audited by Eide Bailly LLP, or its predecessor Murrell, Hall, McIntosh & Co., PLLP independent registered public accounting firms. The balance sheet data as of December 31, 2006 has been derived from our audited financial statements that has been incorporated by reference into this prospectus. The selected financial data set forth below should be read in conjunction with our financial statements and the related notes which have been incorporated herein by reference and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period.

The selected consolidated statement of operations data for the nine months ended September 30, 2008 and 2009 and our historical results on a pro forma basis adjusted for our acquisitions of Somni and Eastern for the year ended December 31, 2008 and for the nine months ended September 30, 2009 and the selected consolidated balance sheet data as of September 30, 2009 have been derived from our unaudited consolidated financial statements that have been incorporated by reference into this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and notes thereto, which include, in the opinion of our management, all adjustments (consisting of normal recurring adjustments), necessary for a fair statement of the information for the unaudited interim period. Our historical results for any prior or interim period are not necessarily indicative of results to be expected for a full fiscal year or for any future period.

	Audited			Unaudited		Unaudited
						Pro Forma
	Actual for July 1 to December 31	Actual for Years Ended December 31		Actual for Nine Months Ended September 30		Twelve Months Ended December 31	Nine Months Ended September 30
	2006	2007	2008	2008	2009	2008	2009
Statement of Operations Data:
Revenues:
Product sales	6,834,657	42,655,942	84,030,972	60,167,242	69,402,179	85,958,996	70,844,733
Services	–	7,662,029	12,590,350	9,445,340	8,691,627	22,811,528	15,524,323

	6,834,657	50,317,971	96,621,322	69,612,582	78,093,806	108,770,524	86,369,056

Costs and Expenses:
Cost of sales	5,512,033	31,959,109	62,501,467	44,822,711	51,519,330	63,376,802	52,077,679
Cost of services	–	3,097,475	5,302,200	3,716,269	4,063,305	8,606,939	6,220,088
Selling, general and administrative	1,402,914	11,518,405	23,818,864	16,014,187	20,682,283	29,473,212	24,829,834
Impairment of goodwill	–	204,000	–	–	–	–	–
Change in accounting estimate	–	–	–	–	2,648,207	–	2,648,207
Depreciation and amortization	68,409	814,937	1,571,292	1,092,678	1,601,928	2,133,227	1,996,918

	6,983,356	47,593,926	93,193,823	65,645,845	80,515,053	103,590,180	87,772,726

Net other (expense)	(120,745)	(1,788,897)	(2,055,063)	(1,602,338)	(1,676,888)	(2,216,278)	(1,829,349)

Income (loss) from continuing operations, before taxes	(269,444)	935,148	1,372,436	2,364,399	(4,098,135)	2,964,066	(3,233,019)
Benefit (provision) for income taxes	–	–	(136,000)	(598,164)	208,000	(772,652)	208,000

Income (loss) from continuing operations, net of taxes	(269,444)	935,148	1,236,436	1,766,235	(3,890,135)	2,191,414	(3,025,019)
Income (loss) from discontinued operations, net of taxes	–	(5,426,815)	60,932	118,717	2,805	60,932	2,805

Net Income (loss)	(269,444)	(4,491,667)	1,297,368	1,884,952	(3,887,330)	2,252,346	(3,022,214)
Less: Net income (loss) attributable to noncontrolling interest	–	664,862	552,970	590,282	(241,768)	552,970	(241,768)

Net Income (loss) attributable to Graymark Healthcare	(269,444)	(5,156,529)	744,398	1,294,670	(3,645,562)	1,699,376	(2,780,446)

	Audited			Unaudited		Unaudited
						Pro Forma
	Actual for July 1 to December 31	Actual for Years Ended December 31		Actual for Nine Months Ended September 30		Twelve Months Ended December 31	Nine Months Ended September 30
	2006	2007	2008	2008	2009	2008	2009
Net earnings per common share (basic and diluted):
Net income (loss) from continuing operations attributable to Graymark Healthcare	(0.01)	0.01	0.03	0.05	(0.13)	0.06	(0.10)

Net income (loss) from discontinued operations	–	(0.27)	–	–	–	–	–

Net income (loss) per share	(0.01)	(0.26)	0.03	0.05	(0.13)	0.06	(0.10)

Weighted average common shares outstanding	20,400,000	20,404,905	25,885,628	25,310,579	28,116,089	26,638,423	28,822,006

Weighted average common shares outstanding assuming dilution	20,400,000	20,404,905	26,102,841	25,762,579	28,116,089	26,855,636	28,822,006

The summary consolidated balance sheet data as of December 31, 2006, 2007 and 2008 and September 30, 2009 is presented in the table below:

	Audited			Unaudited
	As of December 31,			As of September 30, 2009
	2006	2007	2008
Balance Sheet Data:
Cash and cash equivalents	$805,220	$2,072,866	$15,380,310	$4,285,402
Working capital	703,692	6,032,866	26,821,279	16,708,820
Total assets	8,894,582	41,132,637	81,526,030	78,007,317
Short term debt	4,575,000	13,993,015	565,190	127,500
Long-term debt, including current portion	2,356,673	17,749,096	47,161,534	49,379,765
Accumulated deficit	(269,444)	(5,425,973)	(4,681,575)	(8,327,137)
Total stockholders’ (deficit) equity	(268,444)	1,862,882	22,451,333	20,343,860

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 24, 2009, we completed the purchase of the outstanding stock of somniTech, Inc. and somniCare, Inc. (collectively “Somni”) and on September 14, 2009, we completed the purchase of the outstanding stock of Avastra Eastern Sleep Centers, Inc. (now Nocturna East, Inc. and referred to herein as “Eastern”). Somni and Eastern were purchased from AvastraUSA, Inc. and Avastra Sleep Centres Limited (collectively “Avastra”). Somni provides diagnostic sleep testing services and care management for sleep disorders at sleep diagnostic centers in Iowa, Kansas, Minnesota, Missouri, Nebraska and South Dakota. Eastern manages sleep diagnostic testing centers in Florida and New York. As purchase consideration for Somni, we paid Avastra cash of $5.9 million. As purchase consideration for Eastern, we paid Avastra cash of $3.2 million and issued Avastra 652,795 shares of our common stock and Daniel I. Rifkin, M.D. 100,000 shares of our common stock, which collectively had a value of $1.5 million.

The unaudited pro forma condensed combined balance sheet as of September 30, 2009 was prepared as if the acquisitions had occurred on that date and combines our historical consolidated balance sheet with the unaudited balance sheets of Somni and Eastern as of September 30, 2009. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 were prepared as if the acquisition had occurred on the first day of the period presented and combines our historical consolidated statements of operations with the unaudited historical consolidated statements of operations of Somni and Eastern.

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only, to show the effect of our combination with Somni and Eastern on a historical basis. These financial statements do not purport to be indicative of the financial position or results of operations that would have actually occurred had the business combination been in effect at those dates, nor do they project the expected results of operations or financial position for any future period or date.

The unaudited pro forma condensed combined financial statements do not reflect any adjustments for non-recurring items or anticipated synergies resulting from the acquisition. The purchase price allocation is not finalized, because we are still in the process of finalizing our estimates of fair value for property, equipment and intangible assets acquired. Accordingly, we have prepared the pro forma adjustments based on assumptions we believe are reasonable but that are subject to change as additional information becomes available and the preliminary purchase price allocation is finalized.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of September 30, 2009

	Historical			Pro Forma Adjustments	Pro Forma Combined
	Graymark	Somni	Eastern
				(Notes 2-4)
ASSETS
Cash and cash equivalents	$3,827,346	$352,550	$105,506	$–	$4,285,402
Accounts receivable, net	9,439,848	1,014,039	805,120	–	11,259,007
Inventories	8,559,861	73,318	–	–	8,633,179
Other current assets	474,258	16,361	167,087	–	657,706

Total current assets	22,301,313	1,456,268	1,077,713	–	24,835,294
Fixed assets, net	5,059,869	1,035,468	157,109	–	6,252,446
Intangible assets, net	7,701,898	–	–	–	7,701,898
Goodwill	29,694,923	4,930,761	3,657,557	–	38,283,241
Other assets	801,688	132,750	–	–	934,438

Total assets	$65,559,691	$7,555,247	$4,892,379	$–	$78,007,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$3,475,025	$77,337	$26,585	$–	$3,578,947
Accrued liabilities	4,274,457	199,799	72,271	–	4,546,527
Intercompany	(6,991,001)	2,218,645	4,772,356	–	–
Short-term debt	127,500	–	–	–	127,500
Current portion of long-term debt	3,020,175	24,713	–	–	3,044,888

Total current liabilities	3,906,156	2,520,494	4,871,212	–	11,297,862

Long-term debt, net of current portion	41,414,178	4,920,699	–	–	46,334,877

Total liabilities	45,320,334	7,441,193	4,871,212	–	57,632,739

Shareholders’ Equity:
Common stock $0.0001 par value, 500,000,000 shares authorized; 28,756,693 issued and outstanding	2,876	–	–	–	2,876
Paid-in capital	29,175,377	–	–	–	29,175,377
Accumulated deficit	(8,462,358)	114,054	21,167	–	(8,327,137)
Deferred compensation	(507,256)	–	–	–	(507,256)

Total Graymark Healthcare shareholders’ equity	20,208,639	114,054	21,167	–	20,343,860

Noncontrolling interest	30,718	–	–	–	30,718

Total equity	20,239,357	114,054	21,167	–	20,374,578

Total liabilities and shareholders’ equity	$65,559,691	$7,555,247	$4,892,379	$–	$78,007,317

See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2009

	Historical For the Nine Months Ended September 30, 2009			Pro Forma Adjustments	Pro Forma Combined
	Graymark	Somni	Eastern
				(Notes 2-4)
Revenues	$76,971,875	$7,540,661	$4,145,694	$(2,289,174)	$86,369,056
Costs and expenses:
Cost of sales and services	55,178,284	3,119,483	1,713,322	(1,713,322)	58,297,767
Selling, general and administrative	20,159,392	3,647,213	1,584,217	(560,988)	24,829,834
Change in accounting estimate	2,648,207	–	–	–	2,648,207
Depreciation and amortization	1,575,872	293,182	127,864	–	1,996,918

	79,561,755	7,059,878	3,425,403	(2,274,310)	87,772,726

Net other (expense)	(1,643,477)	(116,743)	(69,129)	–	(1,829,349)

Income (loss) from continuing operations, before taxes	(4,233,357)	364,040	651,162	(14,864)	(3,233,019)
Benefit (provision) for income taxes	208,000	(145,616)	(260,465)	406,081	208,000

Income (loss) from continuing operations, net of taxes	(4,025,357)	218,424	390,697	391,217	(3,025,019)
Income from discontinued operations, net of taxes	2,805	–	–	–	2,805

Net income (loss)	(4,022,552)	218,424	390,697	391,217	(3,022,214)
Less: Net (loss) attributable to noncontrolling interest	(241,768)	–	–	–	(241,768)

Net income (loss) attributable to Graymark Healthcare	$(3,780,784)	$218,424	$390,697	$391,217	$(2,780,446)

Net loss per share of common stock, basic and diluted	$(0.13)				$(0.10)

Weighted average number of common shares outstanding, basic and diluted	28,116,089				28,822,006

See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2008

	Historical			Pro Forma Adjustments	Pro Forma Combined
	Graymark	Somni	Eastern
				(Notes 2-4)
Revenues	$96,621,322	$9,551,447	$5,544,843	$(2,947,088)	$108,770,524
Costs and expenses:
Cost of sales and services	67,803,667	4,180,074	2,342,821	(2,342,821)	71,983,741
Selling, general and administrative	23,818,864	4,292,453	1,806,400	(444,505)	29,473,212
Depreciation and amortization	1,571,292	398,976	162,959	–	2,133,227

	93,193,823	8,871,503	4,312,180	(2,787,326)	103,590,180

Net other (expense)	(2,055,063)	(85,104)	(76,111)	–	(2,216,278)

Income from continuing operations, before taxes	1,372,436	594,840	1,156,552	(159,762)	2,964,066
Benefit (provision) for income taxes	(136,000)	(237,936)	(462,621)	63,905	(772,652)

Income from continuing operations, net of taxes	1,236,436	356,904	693,931	(95,857)	2,191,414
Income from discontinued operations, net of taxes	60,932	–	–	–	60,932

Net income	1,297,368	356,904	693,931	(95,857)	2,252,346
Less: Net (loss) attributable to noncontrolling interest	552,970	–	–	–	552,970

Net income (loss) attributable to Graymark Healthcare	$744,398	$356,904	$693,931	$(95,857)	$1,699,376

Net income per share of common stock:
Basic	$0.03				$0.06

Diluted	$0.03				$0.06

Weight average number of common share outstanding:
Basic	25,885,628				26,638,423

Diluted	26,102,841				26,855,636

See accompanying notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

(1) BASIS FOR PRESENTATION

The pro forma condensed combined financial statements present the pro forma effects of the acquisition by Graymark Healthcare, Inc. (“Graymark”) of the outstanding equity ownership interests in somniTech, Inc. and somniCare, Inc. (collectively “Somni”) for $5.9 million in cash the outstanding equity ownership interests in Avastra Eastern Sleep Centers, Inc. (“Eastern”) for $3.2 million in cash and 752,795 shares of Graymark common stock (the “Acquisition”). The Acquisition will be accounted for as a purchase of Somni and Eastern by Graymark using the acquisition method of accounting.

The accompanying unaudited pro forma combining consolidated statements of operations are presented assuming the Acquisition was consummated on the first day of the period presented. The unaudited pro forma combining consolidated balance sheet as of September 30, 2009, is presented assuming the actual date of the Acquisition.

The historical information presented for Graymark (i) as of September 30, 2009 and the nine months then ended, is derived from the unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q, and (ii) the year ended December 31, 2008, is derived from the audited consolidated financial statements of Graymark contained in our Annual Report on Form 10-K.

The historical information presented for Somni (i) as of and for the nine months ended September 30, 2009, and (ii) the year ended December 31, 2008, is derived from the unaudited financial statements of somniTech, Inc. and somniCare, Inc.

The historical information presented for Eastern (i) as of and for the nine months ended September 30, 2009, and (ii) the year ended December 31, 2008, is derived from the unaudited financial statements of Eastern.

The pro forma financial information presented in the unaudited pro forma combining consolidated financial statements is not necessarily indicative of the financial position and results of operations that would have been achieved had the assets and liabilities been owned by a single corporate entity. The results of operations presented in the unaudited pro forma combining statements of operations are not necessarily indicative of the results of future operations of Graymark following consummation of the Acquisition.

(2) ADJUSTMENTS—THE ACQUISITION

The accompanying unaudited pro forma consolidated financial statements have been adjusted to give effect to the Acquisition as follows:

(a)	Income taxes reflect the effect of the historical earnings of Somni and Eastern and the pro forma adjustment for the nine months ended September 30, 2009 to reflect the offset of Somni and Eastern earnings against the losses of Graymark.

(b)	Revenue, cost of services and selling, general and administrative expenses have been reduced to reflect the management services agreement (“MSA”) operating model that was implemented at Eastern after the Acquisition. Under the MSA, Eastern receives management fee income for operating the respective sleep center and providing additional services to the physician group. The cost of the sleep studies performed and the personnel costs of sleep technicians are born by the physician group that performs the sleep studies.

Since the Acquisition was consummated prior to September 30, 2009, the following post-Acquisition transactions are already reflected in the unaudited pro forma information, including the following:

(a)

The recording of the excess fair value over the net assets acquired (goodwill) of Somni and Eastern of $4,930,761 and $3,657,557, respectively. The fair values of the assets acquired and liabilities assumed were preliminarily determined to be the net book values previously recorded by Somni and Eastern. Due to the timing of the acquisitions, it was not practical for the fair value appraisals of Somni and Eastern to be completed at the time of this report. Management expects that the final appraisals of Somni and Eastern will result in changes, which could be significant, including the establishment of values for identifiable intangible assets which are not part of the preliminary purchase allocation.

(3) NET INCOME PER SHARE

Pro forma per share calculations for Graymark are based upon the weighted average number of common stock shares assuming the Acquisition occurred on the first day of the period presented.

(4) INCOME TAXES

The provision for income taxes is based on the federal corporate statutory 35% income tax rate, plus an estimated 5% rate for state income taxes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes which have been incorporated by reference into this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of the factors we describe under “Risk Factors” and elsewhere in this prospectus.

Overview

Graymark Healthcare, Inc. is organized under the laws of the state of Oklahoma and is a diversified medical holding company that operates in two operating segments Sleep Management Solutions, also known as SMS, and ApothecaryRx. Our first operating segment, SMS, is one of the largest providers of care management solutions to the sleep disorder market based on number of independent sleep care centers and hospital sleep diagnostic programs operated in the United States. We provide a comprehensive diagnosis and care management solution for patients suffering from sleep disorders. Our second operating segment, ApothecaryRx, operates independent retail pharmacy stores selling prescription drugs, non-prescription drugs, and an assortment of general merchandise.

Through SMS, we provide diagnostic sleep testing services and care management solutions for people with chronic sleep disorders. In addition, we sell equipment and related supplies and components used to treat sleep disorders. Our products and services are used primarily by patients with obstructive sleep apnea, or OSA. Our sleep centers provide monitored sleep diagnostic testing services to determine sleep disorders in the patients being tested. The majority of the sleep testing is to determine if a patient has OSA. A continuous positive airway pressure, or CPAP, device is the American Academy of Sleep Medicine’s, or AASM, preferred method of treatment for obstructive sleep apnea. Our sleep diagnostic facilities also determine the correct pressure settings for patient treatment with positive airway pressure. SMS sells CPAP devices and supplies to patients who have tested positive for sleep apnea and have had their positive airway pressure determined. There are certain noncontrolling interest holders in the SMS’ testing facilities, who are typically physicians in the geographical area being served by the diagnostic sleep testing facility.

Through our ApothecaryRx segment, we operate independent retail pharmacy stores selling prescription drugs and a small assortment of general merchandise, including diabetic merchandise, non-prescription drugs, beauty products and cosmetics, seasonal merchandise, greeting cards and convenience foods. As of September 30, 2009, we owned and operated 18 retail pharmacies located in Colorado, Illinois, Missouri, Minnesota, and Oklahoma. We have historically grown our pharmacy business by acquiring financially successful independently-owned retail pharmacies from long-term owners that were approaching retirement. Our acquired pharmacies have successfully maintained market share due to their convenient proximity to healthcare providers and services, high customer service levels, longevity in the community, competitive pricing. Additionally, our independent pharmacies offer supportive services and products such as pharmaceutical compounding, durable medical equipment, and assisted and group living facilities. Our pharmacies are located in mid-size, economically-stable communities and we believe that a significant amount of the value of our pharmacies resides in retaining the historical pharmacy name and key staff relationships in the community.

Acquisitions Growth Strategy

We are currently growing our SMS segment through strategic business acquisitions and have historically grown our ApothecaryRx segment through acquisitions. Most recently, on August 19, 2009, SDC Holdings, one of our subsidiaries operating in the SMS segment, entered into an agreement with AvastraUSA, Inc. and Avastra Sleep Centres Limited ABN to acquire 100% of the equity of somniTech, Inc. and somniCare, Inc. (collectively referred to as “Somni”) and Avastra Eastern Sleep Centers, Inc. (“Eastern”) for cash and stock consideration totaling $10.6 million. The Somni acquisition closed on August 24, 2009 and the Eastern acquisition closed on September 14, 2009. The various acquisitions that we made during fiscal 2007, 2008 and the first nine months of 2009, are summarized in the table below.

Acquisition Date	Business Acquired (1)	Purchase Price	Amount Financed by Seller
Sleep Management Solutions:
January 2007	Otter Creek Investments, LLC	$14,950,000	–
April 2008	Minority interests in sleep centers	1,616,356	–
June 2008	Sleep Center of Waco, Ltd.; Plano Sleep Center, Ltd.; Southlake Sleep Center, Ltd.	960,000	–
June 2008	Nocturna Sleep Center, LLC	2,172,790	$726,190
August 2009	somniCare, Inc.	3,306,284	–
August 2009	somniTech, Inc.	2,593,716	–
September 2009	Avastra Eastern Sleep Centers, Inc.	4,700,000	–

ApothecaryRx:
January 2007	Cox Pharmacy	$2,450,500	$1,140,000
March 2007	Bolerjack Discount Drug	2,136,500	650,000
May 2007	Corner Drug	2,797,017	–
August 2007	Barnes Pharmacy and Barbs Gifts	2,329,688	920,000
October 2007	Wolfs Wayzata Pharmacy	1,014,292	271,250
January 2008	Rambo Pharmacy	2,558,564	1,020,215
February 2008	Thrifty White Store 726 (2)	824,910	99,444
March 2008	Newt’s Pharmacy	1,381,066	486,209
March 2008	Professional Pharmacy	942,809	263,100
June 2008	Parkway Drug	7,360,998	1,489,814
November 2008	Hardamon Drug (2)	253,362	44,821

(1)	All of the acquisitions were asset purchases, other than the acquisitions of somniCare, Inc., somniTech, Inc., Nocturna East and Nocturna, which were entity purchases.

(2)	These were acquisitions of customer files only. The purchased customer files were incorporated into one of our existing locations.

In connection with the acquisitions during the first nine months of 2009, our SMS operating segment recorded goodwill of $8,588,318, based on a preliminary allocation of the purchase price to assets acquired; and in 2008 and 2007, our SMS operating segment recorded goodwill of $16,809,785 and intangible assets of $630,000 consisting of covenants not to compete having a value of $100,000 (amortizable over the period of the covenants not to compete, three years), customer lists of $480,000 (amortizable over 15 years) and trademarks of $50,000 (amortizable over 15 years).

In connection with the acquisitions during 2008 and 2007, our ApothecaryRx operating segment recorded goodwill of $9,783,179 and intangible assets of $7,688,741 consisting of covenants not to compete having a value of $1,168,445 (amortizable over the period of the covenants not to compete, three to five years) and customer lists of $6,520,296 (amortizable over 5 to 15 years).

Results of Operations

The following table sets forth selected results of our operations for the nine months ended September 30, 2009 and 2008. We operate in two reportable business segments: SMS and ApothecaryRx. Our SMS operating segment includes the operations from our sleep diagnostic centers and related equipment sales. Our ApothecaryRx operating segment includes the operations of our retail pharmacy stores. Our film production and distribution activities are included as discontinued operations. The following information was derived and taken from our unaudited financial statements, which have been incorporated by reference into this prospectus.

Comparison of the Nine Month Periods Ended September 30, 2009 and 2008

Consolidated Totals

	For the Nine Months Ended September 30,
	2009	2008
Net revenues	$78,093,806	$69,612,582
Cost of sales and services	55,582,635	48,538,980
Operating expenses	22,284,211	17,106,865
Change in accounting estimate	2,648,207	–
Net other income (expense)	(1,676,888)	(1,602,338)

Income (loss) from continuing operations, before taxes	(4,098,135)	2,364,399
Benefit (provision) for income taxes	208,000	(598,164)

Income (loss) from continuing operations, net of taxes	(3,890,135)	1,766,235
Discontinued operations, net of taxes	2,805	118,717

Net income (loss)	(3,887,330)	1,884,952
Less: Net income (loss) attributable to non-controlling interests	(241,768)	590,282

Net income (loss) attributable to Graymark Healthcare	$(3,645,562)	$1,294,670

For additional information on any of these sections, see the “Segment Analysis of the Nine Month Periods Ended September 30, 2009 and 2008,” below.

Net revenues increased $8.5 million during the nine months ended September 30, 2009 compared with the same nine months of 2008. The change in net revenues was primarily due to:

•	a decrease in the revenues from existing sleep center locations of approximately $2.3 million, which was driven by a combination of lower revenue and lower reimbursement per sleep study;

•	the acquisitions made by our SMS operating segment in August and September 2009 that resulted in an increase in revenue of $1.1 million;

•	the two business acquisitions made by our SMS operating segment in June 2008 that resulted in an increase of revenue of $0.8 million related to those acquired operations in the third quarter of 2009;

•	the opening of two sleep centers in February 2009 and June 2008 that resulted in an increase of $0.4 million;

•	the seven acquisitions made by our ApothecaryRx operating segment during 2008 that resulted in an increase in revenue of $8.8 million; and

•	same store pharmacy revenues decreased approximately $0.3 million.

Cost of sales and services increased $7.0 million during the nine months ended September 30, 2009 compared with the first three quarters of 2008. The change in cost of sales and services was primarily due to:

•	the business acquisitions of our SMS operating segment in August and September 2009 that resulted in an increase in cost of sales of $0.4 million;

•	the two business acquisitions of our SMS operating segment in June 2008 that resulted in an increase of cost of sales and services of $0.6 million;

•	the opening of two sleep centers in February 2009 and June 2008 that resulted in an increase of cost of sales and services of $0.3 million;

•	same sleep center cost of sales decreased $0.2 million;

•	the seven pharmacy acquisitions made by our ApothecaryRx operating segment during 2008 that resulted in an increase in cost of sales and services of $6.3 million; and

•	same store pharmacy cost of sales decreased $0.4 million.

Operating expenses increased $5.2 million during the nine months ended September 30, 2009, compared with the first three quarters of 2008. The increase in operating expenses was partly due to the acquisitions made by our SMS and ApothecaryRx operating segments which resulted in an increase in operating expenses of $1.0 million and $1.6 million, respectively. In addition, operating expenses at our SMS and ApothecaryRx operating segments increased $1.1 million and $0.2 million, respectively, due to additional overhead required to support increased operations and infrastructure. The opening of two sleep centers in February 2009 and June 2008, resulted in increased operating expenses of $0.5 million. Overhead incurred at the parent-company level, which includes our a public-company costs, increased approximately $0.8 million, primarily due to increased wages and compensation expense and expenses incurred in conjunction with the acquisitions made by our SMS operating segment in August 2009 and September 2009.

Change in accounting estimate was $2.6 million during the nine months ended September 30, 2009 and represents a change in the estimates used to determine the doubtful accounts at our SMS operating segment.

Net other expense represents interest expense on borrowings reduced by interest income earned on cash and cash equivalents. Net other expense increased approximately $75,000 during the nine months ended September 30, 2009 compared with the first three quarters of 2008. The increase in interest expense was due to increased borrowings incurred in order to finance our acquisitions in our sleep management solutions segment during the third quarter of 2009.

Income from discontinued operations was approximately $3,000 and $119,000, during the nine months ended September 30, 2009 and 2008, respectively, and represents the net income from the operations of our predecessor’s business prior to our formation through a reverse triangular merger in January 2008 that were discontinued on January 1, 2008.

Noncontrolling interests were allocated approximately $0.2 million of net losses during the nine months ended September 30, 2009 compared with the first three quarters of 2008 when noncontrolling interests were allocated approximately $0.6 million of net earnings. Noncontrolling interests are the equity ownership interests in our subsidiaries that are not wholly-owned and operating in the SMS segment. The change in noncontrolling interests is due to the fluctuation in net earnings generated at our non-wholly owned subsidiaries operating in the SMS segment attributable to the equity ownership interests that we do not own.

Net income (loss) attributable to Graymark Healthcare. Our operations resulted in a net loss of approximately $3.6 million (4.7% of approximately $78.1 million in net revenues) during the first nine months of 2009, compared to net income of approximately $1.3 million (1.9% of approximately $69.6 million in net revenues) during the first nine months of 2008. The decrease in our net income was primarily due to decreased profitability at our SMS operating segment which was offset by increased profitability at our ApothecaryRx operating segment.

Segment Analysis for the Nine Month Periods Ended September 30, 2009 and 2008

Sleep Management Solutions Operating Segment

	For the Nine Months Ended September 30,
	2009	2008
Net revenues	$11,449,888	$11,480,368
Cost of sales and services	5,161,357	4,059,829
Operating expenses	6,529,366	3,975,170
Change in accounting estimate	2,648,207	–
Net other income (expense)	(756,963)	(731,469)

Income (loss) from continuing operations, before taxes and noncontrolling interests	(3,646,005)	2,713,900
Less: Net Income (Loss) attributable to non-controlling interests	(241,768)	590,282

Income (loss) from continuing operations, before taxes	$(3,404,237)	$2,123,618

Net revenues were flat during the nine months ended September 30, 2009, compared with the first three quarters of 2008. The significant factors impacting revenue were:

•

a decrease in the revenues from existing sleep center locations of approximately $2.3 million during the third quarter of 2009, compared with the same period in 2008. The decline in revenues at existing locations was comprised of $1.2 million resulting from lower net realizable revenue per sleep study caused by higher contractual allowances and $1.3 million due to a decrease in the number of sleep studies performed;

•	the acquisition of Somni in August 2009 and Eastern in September 2009 that resulted in an increase in net revenues of approximately $1.1 million;

•	the acquisition of Nocturna and the Texas Labs in June 2008 that resulted in an increase in net revenues of approximately $0.8 million; and

•	the opening of Nocturna of Norman in February 2009 and Willow Bend in June 2008 that resulted in an increase of $0.4 million.

While we experienced an increase in the number of sleep studies performed in the third quarter of 2009 compared to the first and second quarters of 2009, we continue to see a decline compared to the first three quarters of 2008. We expect this trend to continue in the fourth quarter of 2009. In addition, we saw a reduction in our overall net realizable revenue per sleep study in the first three quarters of 2009, which coupled with a change in payor mix has resulted in lower net realized revenue per sleep, which was generally flat in 2008.

Cost of sales and services increased approximately $1.1 million during the nine months ended September 30, 2009 compared with the first three quarters of 2008. The acquisition of Somni and Eastern resulted in an increase in cost of sales and services of approximately $0.4 million. The operations of Nocturna and Texas Labs resulted in an increase in cost of sales and services of approximately $0.6 million. The opening of Nocturna of Norman and Willow Bend resulted in an increase in cost of sales and services of approximately $0.3 million. Cost of sales and services at existing sleep center locations decreased approximately $0.2 million.

Cost of sales and services as a percentage of net revenues was 45% and 35% during the nine months ended September 30, 2009 and 2008, respectively. This increase was caused by less utilization of our sleep technician labor resulting from the decrease in sleep studies performed at existing locations and the contractual allowances needed to record our receivables from third-party payors at their net realizable value.

Operating expenses increased approximately $2.6 million during the nine months ended September 30, 2009, compared with the first three quarters of 2008. The increase in operating expenses was primarily due to the acquisition of Somni, Eastern, Nocturna and Texas Labs, which resulted in an increase in operating expenses of approximately $1.0 million. The opening of Nocturna of Norman and Willow Bend resulted in an increase in operating expenses of approximately $0.5 million. Additional infrastructure or overhead added to support anticipated growth resulted in additional operating expenses of approximately $1.1 million.

Change in accounting estimate was $2.6 million during the nine months ended September 30, 2009. During the third quarter of 2009, we completed our quarterly analysis of our allowance for doubtful accounts based on historical collection trends using newly available information related to the ultimate collectability of an account and the aging of that account. The effect of this change in estimate for doubtful accounts was to increase the allowance for doubtful accounts and increase operating expenses by $2.6 million. This change in accounting estimate also increased net loss per basic and diluted share by $0.09 for the nine months ended September 30, 2009.

Net other expense represents interest expense on borrowings. Net interest expense increased approximately $25,000 during the nine months ended September 30, 2009 compared with the first nine months of 2008. The increase in net interest expense was due to an increase in borrowings.

Noncontrolling interests were allocated approximately $0.2 million of net losses during the nine months ended September 30, 2009 compared with the first three quarters of 2008 when noncontrolling interests were allocated approximately $0.6 million of net earnings. Noncontrolling interests are the equity ownership interests in our subsidiaries in the SMS segment that are not wholly-owned. The change in noncontrolling interests is due to the fluctuation in net earnings generated at our non-wholly owned subsidiaries in the SMS segment attributable to the equity ownership interests that we do not own.

Loss from continuing operations, before taxes of our SMS operating segment was approximately $3.4 million (30% of approximately $11.4 million in net revenues) during the first nine months of 2009, compared to income from continuing operations, before taxes of approximately $2.1 million (18% of approximately $11.5 million in net revenues) during the first three quarters of 2008.

ApothecaryRx Operating Segment

	For the Nine months Ended September 30,
	2009	2008
Net revenues	$66,643,918	$58,132,214
Cost of sales	50,421,278	44,479,151
Operating expenses	13,885,230	12,113,566
Net other income (expense)	(1,060,508)	(972,556)

Income from continuing operations, before taxes	$1,276,902	$566,941

Net revenues increased $8.5 million during the nine months ended September 30, 2009 compared with the first three quarters of 2008. During the nine months ended September 30, 2009, we operated 18 pharmacy locations. During the nine months ended September 30, 2008, we operated 11 to 18 pharmacy locations. The increase in our pharmacy locations resulted in an increase in net revenues of $8.8 million. Revenues during the nine months ended September 30, 2009 from existing (or same store) pharmacy locations decreased $0.3 million compared with the first nine months of 2008. The decrease in same store revenues was primarily due to an increase in the penetration of generic drugs.

Cost of sales increased $5.9 million during the nine months ended September 30, 2009, compared with the first three quarters of 2008. The increase in our pharmacy locations resulted in an increase in cost of sales of $6.3 million. Cost of sales during the nine months ended September 30, 2009 from existing (or same store) pharmacy locations decreased $0.4 million compared with the first nine months of 2008. Such decrease was primarily due to the shift to generic drugs, which have a lower cost of acquisition and a higher margin than branded drugs. Cost of sales as a percentage of net revenues was 76% and 77%, respectively, during the nine months ended September 30, 2009 and 2008.

Operating expenses increased $1.8 million during the nine months ended September 30, 2009, compared with the first three quarters of 2008. This increase was primarily due to approximately $1.6 million in additional expenses associated with new pharmacy location, including rent, utilities and supplies. Operating expenses at existing pharmacy locations increased $0.2 million.

Net other expense represents interest expense on borrowings. Net interest expense increased approximately $88,000 during the nine months ended September 30, 2009 compared with the first three quarters of 2008. The increase in net interest expenses was primarily due to the increase in borrowings associated with acquisitions we closed in the nine months ended September 30, 2009.

Income from continuing operations, before taxes of our ApothecaryRx operating segment was approximately $1.3 million (1.9% of approximately $66.6 million in net revenues) during the first nine months of 2009, compared to income from continuing operations, before taxes of approximately $567,000 (1.0% of approximately $58.1 million in net revenues) during the first nine months of 2008.

Comparison of Fiscal Years Ended December 31, 2008 and 2007

Consolidated Totals

	For the Fiscal Years Ended December 31,
	2008	2007
Net revenues	$96,621,322	$50,317,971
Cost of sales and services	67,803,667	35,056,584
Operating expenses	25,390,156	12,333,342
Impairment of goodwill	–	204,000

Operating income	3,427,499	2,724,045
Net other (expense)	(2,055,063)	(1,788,897)

Net income before minority interests and provision for income taxes	1,372,436	935,148
Minority interests	(552,970)	(664,862)
Less: Benefit (Provision) for income taxes	(136,000)	–

Net income from continuing operations	683,466	270,286
Income (loss) from discontinued operations, net of taxes	60,932	(5,426,815)

Net income (loss) attributable to Graymark Healthcare, Inc.	$744,398	$(5,156,529)

Discussion of Fiscal Years Ended December 31, 2008 and 2007

For more information on any of these sections, please see the “Segment Analysis for the Fiscal Years Ended December 31, 2008 and 2007” below.

Net revenues increased $46.3 million (a 92% increase) during 2008 to $96.6 million from $50.3 million in 2007. The increase in net revenues was primarily due to:

•

the two acquisitions made by our SMS operating segment in June 2008 resulted in an increase of revenue of $2.2 million related to the seven months of operations in 2008 that were included in our consolidated net revenue for 2008;

•	the acquisition made by our SMS operating segment on January 31, 2007 resulted in an increase of revenue of $0.9 million related to 12 months of operations in 2008 versus 11 months in 2007;

•	an increase in the number of sleep studies performed, in existing locations, during 2008, compared with 2007, resulted in an increase in net revenues of approximately $2.6 million;

•	the seven acquisitions made by our ApothecaryRx operating segment during 2008, which resulted in an increase in revenue of $27.1 million; and

•

the six acquisitions made by our ApothecaryRx operating segment during 2007 resulted in an increase of revenue of $13.5 million related to a full 12 months of operations during 2008 versus operations in 2007 ranging from three to 12 months.

Cost of sales and services increased $32.7 million (a 93% increase) during 2008 to $67.8 million from $35.1 million in 2007. The increase in cost of sales and services was primarily due to:

•	the two acquisitions made by our SMS operating segment in June 2008 resulted in an increase of cost of sales and services of $1.0 million related to the seven months of operations in 2008;

•

the acquisition made by our SMS operating segment on January 31, 2007 resulted in an increase of cost of sales and services of $0.3 million related to 12 months of operations in 2008 versus 11 months in 2007;

•	an increase in the number of sleep studies performed, in existing locations, during 2008, compared with 2007, resulted in an increase in cost of sales and services of approximately $0.8 million;

•	the seven acquisitions made by our ApothecaryRx operating segment during 2008 which resulted in an increase in cost of sales and services of $20.3 million; and

•

the six acquisitions made by our ApothecaryRx operating segment during 2007 resulted in an increase of cost of sales and services of $10.3 million related to a full 12 months of operations during 2008 versus operations in

Operating expenses increased $13.1 million (a 106% increase) to $25.4 million during 2008 from $12.3 million in 2007. The increase in operating expenses was partly due to the acquisitions made by our SMS and ApothecaryRx operating segments which resulted in an increase in operating expenses of $1.0 million and $7.5 million, respectively. In addition, operating expenses at our SMS operating segment increased $1.2 million due to additional overhead required to support increased operations and an increase in the allowance for doubtful accounts. Included in the consolidated operating expenses is approximately $2.1 million of overhead incurred at our corporate parent level which includes the costs of being a public company.

Net other expense increased approximately $266,000 (a 15% increase) to $2.1 million during 2008 from $1.8 million in 2007. The increase in net other expense was primarily due to an increase in borrowings resulting from the acquisitions made by our SMS and ApothecaryRx operating segments, which was offset by a reduction in the interest rate paid on our borrowings and an increase in interest income.

Minority interests decreased approximately $112,000 during 2008 compared with 2007. The minority interests are the equity ownership interests in our subsidiaries that are not wholly-owned and operating in the SMS segment. The decrease in minority interests was primarily due to the minority interests’ share in additional allowances for sales adjustment and doubtful accounts, and the amount of minority interest ownerships we purchased in April 2008, which was offset by the increased net income of our subsidiaries operating in the SMS segment attributable to the equity ownership interests we do not own.

Provision for income taxes was $136,000 during 2008. During 2007, our operations were conducted as limited liability companies that were classified as partnerships for federal and state income tax purposes and were not subject to income tax. The effective tax rate in 2008 was 16.6%.

Income from discontinued operations was approximately $61,000, net of tax, during 2008 and represents the net income from the distribution of our motion picture film assets. Our motion picture operations were discontinued on January 1, 2008.

Net income was approximately $0.7 million (0.8% of approximately $96.6 million of net revenues) during 2008, compared to a net loss of approximately $5.2 million (on net revenues of approximately $50.3 million) during 2007.

Segment Analysis for the Fiscal Years Ended December 31, 2008 and 2007

Sleep Management Solutions Operating Segment

	For the Fiscal Years Ended December 31,
	2008	2007

Net revenues	$15,292,164	$9,553,230
Cost of sales and services	5,779,918	3,633,929
Operating expenses	6,228,607	3,712,805
Impairment of goodwill	–	204,000

Operating income	3,283,639	2,002,496
Net other (expense)	(870,806)	(935,874)

Net income before minority interests and provision for income taxes	2,412,833	1,066,622
Less: Minority interests	(552,970)	(664,862)

Net income before provision for income taxes	$1,859,863	$401,760

Net revenues increased $5.7 million (a 60% increase) to $15.3 million during 2008 from $9.6 million in 2007. This increase was primarily due to:

•

the acquisition of our sleep operations on January 31, 2007 which included only eleven months of operations in our consolidated net revenue, compared with twelve months of operations during 2008, resulted in an increase in net revenues of approximately $0.9 million;

•	the acquisition of Nocturna and Texas Labs on June 1, 2008 resulted in an increase in net revenues of approximately $2.2 million; and

•	an increase in the number of sleep studies performed, in existing locations, during 2008, compared with 2007, resulted in an increase in net revenues of approximately $2.6 million.

Cost of sales and services increased approximately $2.1 million (a 59% increase) to $5.8 million during 2008 from $3.6 million in 2007. This increase was primarily due to:

•

the acquisition of our sleep operations on January 31, 2007, which included only eleven months of operations during 2007, compared with twelve months of operations during 2008, resulted in an increase in cost of sales and services of approximately $0.3 million;

•	the acquisition of Nocturna and Texas Labs on June 1, 2008 resulted in an increase in cost of sales and services of approximately $1.0 million; and

•	an increase in the number of sleep studies performed, in existing locations, during 2008, compared with 2007, resulted in an increase in cost of sales and services of approximately $0.8 million.

Cost of sales and services as a percent of net revenues was 38% during 2008 and 2007.

Operating expenses increased approximately $2.5 million (a 68% increase) to $6.2 million during 2008 from $3.7 million in 2007. This increase was primarily due to:

•	an increase in operating expenses $0.3 million associated with having twelve months of operation in 2008 versus only eleven months in 2007;

•	the acquisition of Nocturna and Texas Labs on June 1, 2008 resulted in an increase in operating expenses of approximately $1.0 million; and

•	an increase in the allowance for doubtful accounts of $0.9 million due to changes in the factors used to estimate the ultimate contractual allowances incurred from third-party insurance companies; and

•

an increase in operational overhead of $0.3 million associated with an increase in our operational infrastructure needed to absorb the acquisitions made to date along with anticipated acquisitions in the near term.

Net other expense decreased approximately $65,000 during 2008 compared with 2007. This decrease was due to a reduction in the interest rate paid on borrowings.

Minority interests decreased approximately $112,000 during 2008 compared with 2007. The minority interests are the equity ownership interests in our subsidiaries that are not wholly-owned and that operate in the SMS segment . The decrease in minority interests was primarily due to the minority interests’ share in additional allowances for sales adjustment and doubtful accounts, and the amount of minority interest ownerships we purchased in April 2008, which was offset by increased net income of our subsidiaries in the SMS segment attributable to the equity ownership interests we do not own.

Net income before provision for income taxes of our SMS operating segment was approximately $1.9 million (12% of approximately $15.3 million of net revenues) during 2008, compared to a net income before provision for income taxes of approximately $0.4 million (4% of approximately $9.6 million net revenues) during 2007.

ApothecaryRx Operating Segment

	For the Years Ended December 31,
	2008	2007

Net revenues	$81,329,158	$40,764,741
Cost of sales and services	62,023,749	31,422,655
Operating expenses	17,064,836	8,620,537

Operating income	2,240,573	721,549
Net other (expense)	(1,358,882)	(853,023)

Net income (loss) before provision for income taxes	$881,691	$(131,474)

Net revenues increased $40.6 million (a 100% increase) to $81.3 million during 2008 from $40.8 million in 2007. The increase in our pharmacy locations from 12 to 18 locations and the acquisition of customer files in 2008 resulted in an increase in net revenues of $40.8 million. Revenues during 2008 from existing (or same store) pharmacy locations decreased $0.2 million compared with 2007. The decrease in same store revenues was primarily due to an opportunity in 2007 to resupply one of our clinic clients with a sizable amount of vaccines that did not repeat in 2008, a reduction in the ongoing level of vaccine purchases from that same client and an increase in the percentage of generic drug prescriptions which have a lower average price per prescription. This was partially offset by an increase in the volume of prescriptions filled.

Cost of sales increased $30.6 million (a 98% increase) to $62.0 million during 2008 from $31.4 million in 2007. This increase was primarily due to the increase in pharmacy locations operated in 2008. Cost of sales as a percentage of net revenues was 76% and 77%, respectively, during 2008 and 2007.

Operating expenses increased $8.4 million (a 98% increase) to $17.0 million during 2008 from $8.6 million in 2007. This increase was primarily due to:

•	approximately $7.5 million in additional expenses associated with new pharmacy locations;

•	$0.3 million in increased costs at existing (or same store) locations and

•	$0.6 million in increased operational overhead.

Net other expense increased approximately $506,000 (a 59% increase) to $1.4 million during 2008 from $0.9 million in 2007. The increase in net interest expenses was primarily due to the increase in borrowings resulting from pharmacy acquisitions. Total borrowings for our ApothecaryRx operating segment were approximately $29.1 million and $16.1 million at December 31, 2008 and 2007, respectively.

Net income or loss before provision for income taxes of our ApothecaryRx operating segment was approximately $882,000 (1.1% of approximately $81.3 million of net revenues) during 2008, compared to a net loss before provision of income taxes of approximately $131,000 (0.3% of approximately $40.8 million of net revenues) during the 2007.

Liquidity and Capital Resources

Our liquidity and capital resources are provided principally through cash generated from operations, loan proceeds and equity offerings. Our cash and cash equivalents at September 30, 2009 totaled approximately $4.3 million. As of September 30, 2009, we had working capital of approximately $13.5 million.

Our operating activities during the nine months ended September 30, 2009 used net cash of approximately $1.9 million compared to operating activities in the first nine months of 2008 that provided net cash of approximately $1.2 million. The increase in cash flows used by operating activities was primarily attributable to our net loss of $3.6 million, a decrease in accounts payable to $3.6 million, a decrease in accrued liabilities to $3.6 million, which was offset by a decrease in accounts receivable to $11.3 million and a decrease in inventories to $8.6 million. During the nine months ended September 30, 2009, our operating activities included a net loss of $3.6 million, which was offset by depreciation and amortization of $1.6 million and stock-based compensation, net of excess tax benefits of $0.2 million and increased by noncontrolling interests of $0.2 million.

Our investing activities during the nine months ended September 30, 2009 used net cash of approximately $9.7 million compared to the first nine months of 2008 during which we used approximately $11.9 million for investing activities. The decrease in the cash used in investing activities was attributable to fewer business acquisitions during 2009. During the nine months ended September 30, 2008, we used $11.2 million for the purchases of businesses compared to $9.1 million during the first nine months of 2009.

Our financing activities during the nine months ended September 30, 2009 used net cash of approximately $0.5 million compared to the first nine months of 2008 during which financing activities provided approximately $26.2 million. The decrease in net cash provided by financing activities was due to proceeds from the issuance of common stock of $16.0 million received in the first nine months of 2008 and a reduction in the amount of debt proceeds. Debt proceeds were $5.3 million during the nine months ended September 30, 2009, compared with debt proceeds of $13.3 million during the first nine months of 2008. Debt payments were $4.8 million during the nine months ended September 30, 2009, compared with debt payments of $2.9 million during the 2008 nine-month period.

We expect to meet our obligations as they become due through available cash and funds generated from our operations, supplemented as necessary by debt financing. We expect to generate positive working capital through our operations over the next 12 months. However, there are no assurances that we will be able to either achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through debt financing to support our capital commitments and working capital requirements. Our principal capital commitments during the next 12 months primarily involve payments of our indebtedness and lease obligations of approximately $8.4 million as of September 30, 2009.

Arvest Credit Facility

Effective May 21, 2008, we and each of Oliver Company Holdings, LLC, Roy T. Oliver, The Roy T. Oliver Revocable Trust, Stanton M. Nelson, Vahid Salalati, Greg Luster, Kevin Lewis, Roger Ely and, Lewis P. Zeidner (the “Guarantors”) entered into a Loan Agreement with Arvest Bank (the “Loan Agreement”). The Loan Agreement consolidated the prior loan to our subsidiaries, SDC Holdings, LLC and ApothecaryRx, LLC in the principal amount of $30 million (referred to as the “Term Loan”) and provided an additional credit facility in the principal amount of $15 million (the “Acquisition Line,” and together with the Term Loan, the “Arvest Credit Facility”) for total principal of $45 million. The Loan Agreement was amended in January 2009 (the “Amendment”) and subsequently amended in May 2009. As of September 30, 2009, the outstanding principal amount of the Arvest Credit Facility was $44,397,235.

Personal Guaranties. The Guarantors unconditionally guarantee payment of our obligations owed to Arvest Bank and our performance under the Arvest Credit Facility. The initial liability of the Guarantors as a group is limited to $15 million of the last portion or dollar amount of our obligations collected by Arvest Bank. The liability of the Guarantors under the guaranties initially were in proportion to their ownership of shares of our common stock as a group on a several and not joint basis. In conjunction with the termination of Mr. Luster’s employment, we agreed to obtain the release of his guaranty. The Amendment released Mr. Luster from his personal guaranty and the personal guaranties of the other Guarantors were increased, other than the guaranties of Messrs. Salalati and Ely, on a pro rata basis. The guaranteed amount will be reduced as follows in the event there are no existing defaults under the Loan Agreement and related documents, and on Arvest Bank’s acceptance of our financial statements, and our certification of the accuracy and correctness of those financial statements, reflecting our maintenance of certain “Guaranty Debt Service Coverage Ratio” of not less than:

•	1.50-to-1 for four consecutive calendar quarters the guaranteed amount will be reduced to $10 million;

•	1.75-to-1 for four consecutive calendar quarters the guaranteed amount will be reduced to $5 million;

•	2.00-to-1 for four consecutive calendar quarters the guaranties will be released.

The “Guaranty Debt Service Coverage Ratio” for any period is the ratio of:

•

our net income (i) increased (to the extent deducted in determining net income) by the sum, without duplication, of all interest expense, amortization, depreciation, and non-recurring expenses as approved by Arvest Bank, and (ii) decreased (to the extent included in determining net income and without duplication) by the amount of minority interest share of net income and distributions to minority interests for taxes, if any, to

•	annual debt service including interest expense and current maturities of indebtedness.

However, for purposes of this ratio, the debt service includes principal and interest on the Arvest Credit Facility as if payable in equal monthly payments on a 20-year amortization from the date of the Term Loan and each respective principal advance of the Acquisition Line; all as determined in accordance with generally accepted accounting principles.

Furthermore, the Guarantors agreed to not sell, transfer or otherwise dispose of or create, assume or suffer to exist any pledge, lien, security interest, charge or encumbrance on our common stock shares owned by them that exceeds, in one or an aggregate of transactions, 20% of the respective common stock shares owned at May 21, 2008, except after notice to Arvest Bank. Also, the Guarantors agreed to not sell, transfer or permit to be transferred voluntarily or by operation of law assets owned by the applicable Guarantor that would materially impair the financial worth of the Guarantor or Arvest Bank’s ability to collect the full amount of our obligations.

Maturity Dates. Each advance or tranche of the Acquisition Line will become due on the sixth anniversary of the first day of the month following the date of advance or tranche (the “Tranche Note Maturity Date”). The Term Loan will become due on May 21, 2014.

The following table outlines the due dates of each tranche of debt under the Acquisition Line.

Tranche Amount	Tranche Note Maturity Date
$1,054,831	6/1/2014

5,217,241	7/1/2014

1,536,600	7/1/2014

1,490,739	7/1/2014

177,353	12/1/2014

4,920,172	8/1/2015

Interest Rate. The outstanding principal amounts of Acquisition Line and Term Loan bear interest at the greater of the prime rate as reported in the “Money Rates” section of The Wall Street Journal (the “WSJ Prime Rate”) or 5% (“Floor Rate”). The WSJ Prime Rate is adjusted annually, subject to the Floor Rate, then in effect on May 21 of each year of the Term Loan and the anniversary date of each advance or tranche of the Acquisition Line. In the event of our default under the terms of the Arvest Credit Facility, the outstanding principal will bear interest at the per annum rate equal to the greater of 15% or the WSJ Prime Rate plus 5%.

Interest and Principal Payments. Provided we are not in default, the Term Note is payable in quarterly payments of accrued and unpaid interest on each September 1, December 1, March 1, and June 1. Commencing on September 1, 2011, and quarterly thereafter on each December 1, March 1, June 1 and September 1, we are obligated to make equal payments of principal and interest calculated on a seven-year amortization of the unpaid principal balance of the Term Note as of June 1, 2011 at the then current WSJ Prime Rate or Floor Rate, and adjusted annually thereafter for any changes to the WSJ Prime Rate or Floor Rate as provided herein. The entire unpaid principal balance of the Term Note plus all accrued and unpaid interest thereon will be due and payable on May 21, 2014.

Furthermore, each advance or tranche of the Acquisition Line is repaid in quarterly payments of interest only for up to three years and thereafter, principal and interest payments based on a seven-year amortization until the balloon payment on the Tranche Note Maturity Date. We agreed to pay accrued and unpaid interest only at the WSJ Prime Rate or Floor Rate in quarterly payments on each advance or tranche of the Acquisition Line for the first three years of the term of the advance or tranche commencing three months after the first day of the month following the date of advance and on the first day of each third month thereafter. Commencing on the third anniversary of the first quarterly payment date, and each following anniversary thereof, the principal balance outstanding on an advance or tranche of the Acquisition Line, together with interest at the WSJ Prime Rate or Floor Rate on the most recent anniversary date of the date of advance, will be amortized in quarterly payments over a seven-year term beginning on the third anniversary of the date of advance, and recalculated each anniversary thereafter over the remaining portion of such seven-year period at the then applicable WSJ Prime Rate or Floor Rate. The entire unpaid principal balance of the Acquisition Line plus all accrued and unpaid interest thereon will be due and payable on the respective Tranche Note Maturity Date. Total interest paid under the Acquisition Line and Tranche Notes during the nine months ended September 30, 2009 was $1,385,220.

Use of Proceeds. All proceeds of the Term Loan were to be used solely for the funding of the acquisitions and refinancing of our existing indebtedness and the full payment of all amounts owed to our previous lender, the refinancing of the then-existing indebtedness owed to Arvest Bank, and other costs we incur or incurred by Arvest Bank in connection with the preparation of the loan documents, subject to approval by Arvest Bank.

The proceeds of the Acquisition Line are to be used solely for the funding of up to 70% of either the purchase price of the acquisitions of sleep testing facilities or existing pharmacies or the startup costs of new sleep centers and other costs incurred by us or Arvest Bank in connection with the preparation of the Loan Agreement and related documents, subject to approval by Arvest Bank.

Collateral. Payment and performance of our obligations under the Arvest Credit Facility are secured by the personal guaranties of the Guarantors and in generally all of our assets.

Debt Service Coverage Ratio. Commencing with the calendar quarter ending June 30, 2010 and thereafter during the term of the Arvest Credit Facility, based on the latest four rolling quarters, we agreed to continuously maintain a “Debt Service Coverage Ratio” of not less than 1.25 to 1. Debt Service Coverage Ratio is, for any period, the ratio of:

•

the net income of Graymark Healthcare (i) increased (to the extent deducted in determining net income) by the sum, without duplication, of our interest expense, amortization, depreciation, and non-recurring expenses as approved by Arvest Bank, and (ii) decreased (to the extent included in determining net income and without duplication) by the amount of minority interest share of net income and distributions to minority interests for taxes, if any, to

•	the annual debt service including interest expense and current maturities of indebtedness as determined in accordance with generally accepted accounting principles.

If we acquire another company or its business, the net income of the acquired company and the new debt service associated with acquiring the company may both be excluded from the Debt Service Coverage Ratio, at our option.

Restrictive Covenants. We are prohibited from engaging in particular activities while any amounts are owed to Arvest Bank under the Loan Agreement. These restrictions include prohibitions on each of the following:

•	the creation or incurrence of indebtedness for borrowed money, except for certain indebtedness that is contemplated by the agreement or otherwise approved in writing by Arvest Bank;

•	engaging in any liquidation, dissolution, merger, consolidation, disposition of assets, or similar transactions;

•	making any acquisitions of or capital contributions to or other investments in any person or entity, other than the planned and disclosed expansion of the existing businesses; and

•	other prohibitions customary for such transactions.

Default and Remedies. In addition to the general defaults of failure to perform our obligations and those of the Guarantors, collateral casualties, misrepresentation, bankruptcy, entry of a judgment of $50,000 or more, failure of first liens on collateral, default also includes our delisting by The Nasdaq Stock Market, Inc. or the suspension of trading for more than 30 days. In the event a default is not cured within 10 days or in some case five days following notice of the default by Arvest Bank (and in the case of failure to perform a payment obligation for three times with notice), Arvest Bank will have the right to declare the outstanding principal and accrued and unpaid interest immediately due and payable. We are currently not in default on any of our indebtedness.

Financial Commitments

We do not have any capital commitments that we cannot meet with our current capital resources. We expect to meet our obligations as they become due through available cash and funds generated from our operations supplemented as necessary by debt financing. We may receive additional funds from the exercise of outstanding warrants and stock options, the exercise which is generally not within our control.

Our future commitments under contractual obligations by expected maturity date at September 30, 2009 were as follows:

	< 1 year	1-3 years	3-5 years	> 5 years	Total

Short-term debt	$127,500	$–	$–	$–	$127,500
Long-term debt	5,087,083	12,084,069	38,042,259	4,150,719	59,364,130
Operating leases	3,210,555	4,553,806	2,579,559	1,993,487	12,337,407

	$8,425,138	$16,637,875	$40,621,818	$6,144,206	$71,829,037

Off-Balance Sheet Arrangements

We had no material off-balance sheet arrangements (as defined in Item 303(a)(4) of Regulation S-K) as of December 31, 2008 and as of September 30, 2009.

Quantitative and Qualitative Disclosures about Market Risk.

Management does not believe that we face any material market risk exposure with respect to derivative or other financial instruments or otherwise.

Critical Accounting Policies

The consolidated condensed financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on management’s prudent judgments and estimates. Actual results may differ from these estimates. To the extent that the estimates used differ from actual results, however, adjustments to the statement of earnings and corresponding balance sheet accounts would be necessary. Some of the more significant estimates include revenue recognition, allowance for contractual adjustments and doubtful accounts, and goodwill and intangible asset impairment. We use the following methods to determine our estimates:

Revenue recognition

Sleep center services and product sales from our SMS operating segment are recognized in the period in which services and related products are provided to customers and are recorded at net realizable amounts estimated to be paid by customers and third-party payors. Revenues from some of our product sales are paid over a specified rental period, typically 13 months. We recognize the revenue on these sales as the monthly payments become due. Some of our services are provided under management service agreements and revenue from those agreements is recognized in the period services are provided. Other than services provided under a management service agreement, insurance benefits are assigned to us and, accordingly, we bill on behalf of our customers. We have established an allowance to account for contractual adjustments that result from differences between the amount billed and the expected realizable amount. Actual adjustments that result from differences between the payment amount received and the expected realizable amount are recorded against the allowance for contractual adjustments and are typically identified and ultimately recorded at the point of cash application or when otherwise determined pursuant to our collection procedures. Revenues in the accompanying consolidated financial statements are reported net of such adjustments.

Pharmacy product sales from our ApothecaryRx operating segment are recorded at the time the customer takes possession of the merchandise. Customer returns are immaterial and are recorded at the time merchandise is returned.

Due to the nature of the healthcare industry and the reimbursement environment in which we operate, certain estimates are required to record net revenues and accounts receivable at their net realizable values at the time products or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded.

Included in accounts receivable are earned but unbilled receivables. Unbilled accounts receivable represent charges for services delivered to customers for which invoices have not yet been generated by the billing system. Prior to the delivery of services or equipment and supplies to customers, we perform certain certification and approval procedures to ensure collection is reasonably assured and that unbilled accounts receivable is recorded at net amounts expected to be paid by customers and third-party payors. Billing delays, ranging from several weeks to several months, can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources, interim transactions occurring between cycle billing dates established for each customer within the billing system and new sleep centers awaiting assignment of new provider enrollment identification numbers. In the event that a third-party payor does not accept the claim for payment, the customer is ultimately responsible.

We perform analysis to evaluate the net realizable value of accounts receivable on a quarterly basis. Specifically, we consider historical realization data, accounts receivable aging trends, other operating trends and relevant business conditions. Because of continuing changes in the healthcare industry and third-party reimbursement, it is possible that our estimates could change, which could have a material impact on our operating results and cash flows.

Cost of Sales

Cost of Sales for our SMS operating segment includes technician labor required to perform sleep diagnostics, disposable supplies used in providing sleep diagnostics, and the cost of sleep therapy products and related supplies. Cost of Sales are recorded in the period the related service was provided or product was sold.

Cost of Sales for our ApothecaryRx operating segment include the cost of pharmaceuticals and merchandise sold to customers and is recorded in the period the items are sold.

Accounts Receivable

Accounts receivable are reported net of allowances for contractual adjustments, rental returns and doubtful accounts. The majority of our accounts receivable is due from Medicare, private insurance carriers and other third-party payors, as well as from customers under co-insurance and deductible provisions.

Our allowance for contractual adjustments and doubtful accounts is primarily attributable to our SMS operating segment. Third-party reimbursement is a complicated process that involves submission of claims to multiple payors, each having its own claims requirements. In some cases, the ultimate collection of accounts receivable subsequent to the service dates may not be known for several months. We have established an allowance to account for contractual adjustments that result from differences between the amounts billed to customers and third-party payors and the expected realizable amounts. The percentage and amounts used to record the allowance for doubtful accounts are supported by various methods including current and historical cash collections, contractual adjustments, and aging of accounts receivable.

During the three months ended December 31, 2008, we recognized certain control and reporting material weaknesses related to our accounts receivable. In performing the 2008 fourth quarter evaluation of the net realizable value of accounts receivable, we discovered that our realizable accounts receivable and accordingly our 2008 revenues should have been recorded net of an additional $735,000 to more closely reflect collectability of accounts receivable and to net that amount against revenue. In addition to contractual allowance adjustment of $735,000, we recorded an additional allowance for bad debts of approximately $916,000 due to changes in the factors used to estimate the ultimate contractual allowances incurred from third-party insurance companies.

During the 2009 second quarter, we completed our remediation of the accounts receivable issue by enhancing the analytical procedures used to analyze and estimate the contractual allowances and bad debts incurred on our SMS segment’s revenue. During that process, we identified new information related to the correlation of the ultimate collectability of an account and the aging of that account that enhanced the estimates used to calculate the allowance for contractual adjustments and bad debts in our SMS segment. The new information included the following:

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The passage of time. An additional six months of history was available to be observed and analyzed. That history reflected that certain accounts that were deemed collectible during the fourth quarter 2008 review had not been collected.

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Increase in net accounts receivable. Accounts receivable in our SMS segment, net of the allowance for contractual adjustments and doubtful accounts, increased approximately $0.5 million from December 31, 2008 to June 30, 2009. This increase in net accounts receivable happened at a time when sleep diagnostic volumes and revenues were declining indicating that actual collection efforts were lagging behind the estimates used at December 31, 2008.

•	Increase in risk assessment. The additional history and increase in net accounts receivable caused management to increase its risk assessment of new accounts receivable.

The effect of this new information was accounted for as a change in accounting estimate and resulted in an increase in the allowance for doubtful accounts and an increase in operating expenses of $2.6 million. We anticipate that we will continue to strengthen and enhance our controls over the accounts receivable process in our SMS segment during the remainder of 2009.

Goodwill and Intangible Assets

Goodwill is the excess of the purchase price paid over the fair value of the net assets of the acquired business. Goodwill and other indefinitely-lived intangible assets are not amortized, but are subject to annual impairment reviews, or more frequent reviews if events or circumstances indicate there may be an impairment of goodwill.

Intangible assets other than goodwill which consist primarily of customer files and covenants not to compete are amortized over their estimated useful lives. The remaining lives range from three to 15 years. We evaluate the recoverability of identifiable intangible asset whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable.

Impairment of Acquisition Goodwill

Goodwill and other indefinite-lived assets are not amortized, but are subject to impairment reviews annually, or more frequent if necessary. We are required to evaluate the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the related operating unit below its carrying amount. These circumstances may include without limitation:

•	a significant adverse change in legal factors or in business climate;

•	unanticipated competition; or

•	an adverse action or assessment by a regulator.

In evaluating whether goodwill is impaired, we compare the fair value of the operating unit to which the goodwill is assigned to the operating unit’s carrying amount, including goodwill. The fair value of the operating unit will be estimated using a combination of the income, or discounted cash flows, approach and the market approach that utilize comparable companies’ data. If the carrying amount of the operating unit ( i.e., pharmacy or sleep center) exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of an operating unit to its carrying amount. In calculating the implied fair value of the operating unit goodwill, the fair value of the operating unit will be allocated to all of the other assets and liabilities of that operating unit based on their fair values. The excess of the fair value of an operating unit over the amount assigned to its other assets and liabilities will be the implied fair value of goodwill. An impairment loss will be recognized when the carrying amount of goodwill exceeds its implied fair value.

Management Controls over Financial Reporting in our SMS segment

During the three months ended December 31, 2008, we recognized certain control and reporting material weaknesses related to our oversight of the financial reporting process in our SMS segment. Material weaknesses included a combination of control deficiencies noted by us in relation to the audit adjustments proposed during the audit of our financial statements. None of the adjustments or control deficiencies noted were deemed material on an individual basis, but we deemed the control deficiencies to be material in the aggregate. The control deficiencies noted included the process to approve journal entries and the process to ensure that all accounts are reviewed and reconciled where appropriate.

We have remediated the control deficiencies by enhancing the review and approval controls over financial reporting including the approval of all significant journal entries and review and where appropriate reconciliation of all significant accounts.

Recently Adopted and Recently Issued Accounting Guidance

Adopted Guidance

On September 30, 2009, we adopted changes issued by the Financial Accounting Standards Board (“FASB”) to the authoritative hierarchy of GAAP. These changes establish the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on our consolidated financial statements.

Fair Value Accounting. On June 30, 2009, we adopted changes issued by the FASB to fair value disclosures of financial instruments. These changes require a publicly traded company to include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. Such disclosures include the fair value of all financial instruments, for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position; the related carrying amount of these financial instruments; and the method(s) and significant assumptions used to estimate the fair value. Other than the required disclosures, the adoption of these changes had no impact on our consolidated financial statements.

On June 30, 2009, we adopted changes issued by the FASB to fair value accounting. These changes provide additional guidance for estimating fair value when the volume and level of activity for an asset or liability have significantly decreased and includes guidance for identifying circumstances that indicate a transaction is not orderly. This guidance is necessary to maintain the overall objective of fair value measurements. Fair value is the price that would be received pursuant to the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The adoption of these changes had no impact on our consolidated financial statements.

On June 30, 2009, we adopted changes issued by the FASB to the recognition and presentation of other-than-temporary impairments. These changes amend existing other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities. The adoption of these changes had no impact on our consolidated financial statements.

On January 1, 2009, we adopted changes issued by the FASB to fair value accounting and reporting as it relates to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the our consolidated financial statements on at least an annual basis. These changes define fair value, establish a framework for measuring fair value in GAAP, and expand disclosures about fair value measurements. This guidance applies to other GAAP that require or permit fair value measurements and is to be applied prospectively with limited exceptions. The adoption of these changes, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on our consolidated financial statements. These provisions will be applied at such time a fair value measurement of a nonfinancial asset or nonfinancial liability is required, which may result in a fair value that is materially different than would have been calculated prior to the adoption of these changes.

Business Combinations and Consolidation Accounting. Effective January 1, 2009, we adopted changes issued by the FASB on December 15, 2008 to accounting for business combinations. These changes apply to all assets acquired and liabilities assumed in a business combination that arise from certain contingencies and requires (i) an acquirer to recognize at fair value, at the acquisition date, an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period otherwise the asset or liability should be recognized at the acquisition date if certain defined criteria are met; (ii) contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be recognized initially at fair value; (iii) subsequent measurements of assets and liabilities arising from contingencies be based on a systematic and rational method depending on their nature and contingent consideration arrangements be measured subsequently; and (iv) disclosures of the amounts and measurement basis of such assets and liabilities and the nature of the contingencies. These changes were applied to the acquisitions completed in the third quarter of 2009.

On January 1, 2009, we adopted changes issued by the FASB to consolidation accounting and reporting. These changes establish accounting and reporting for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. These changes require, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent’s equity; consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all on the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. Other than the change in presentation of noncontrolling interests, the adoption of these changes had no impact on our consolidated financial statements. The presentation and disclosure requirements of these changes were applied retrospectively.

On January 1, 2009, we adopted changes issued by the FASB to accounting for business combinations. While retaining the fundamental requirements of accounting for business combinations, including that the purchase method be used for all business combinations and for an acquirer to be identified for each business combination, these changes define the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred. These changes require an acquirer in a business combination, including business combinations achieved in stages (step acquisition), to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This guidance also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. Additionally, these changes require acquisition-related costs to be expensed in the period in which the costs are incurred and the services are received instead of including such costs as part of the acquisition price. The adoption of these changes had no impact on our consolidated financial statements. Also, this guidance was applied to the acquisitions completed in the third quarter of 2009.

Other. On June 30, 2009, we adopted changes issued by the FASB to accounting for and disclosure of events that occur after the balance sheet date but before our consolidated financial statements are issued or are available to be issued, otherwise known as “subsequent events.” Specifically, these changes set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in our consolidated financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in our consolidated financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of these changes had no impact on our consolidated financial statements as we already followed a similar approach prior to the adoption of this new guidance.

On January 1, 2009, we adopted changes issued by the FASB to disclosures about derivative instruments and hedging activities. These changes require enhanced disclosures about an entity’s derivative and hedging activities, including (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The adoption of these changes had no impact on our consolidated financial statements.

On January 1, 2009, we adopted changes issued by the FASB to accounting for intangible assets. These changes amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset in order to improve the consistency between the useful life of a recognized intangible asset outside of a business combination and the period of expected cash flows used to measure the fair value of an intangible asset in a business combination. The adoption of these changes had no impact on our consolidated financial statements.

On January 1, 2009, we adopted changes issued by the FASB to the calculation of earnings per share. These changes state that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method for all periods presented. The adoption of these changes had no impact on our consolidated financial statements.

Issued Guidance

In August 2009, the FASB issued changes to fair value accounting for liabilities. These changes clarify existing guidance that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using either a valuation technique that uses a quoted price of either a similar liability or a quoted price of an identical or similar liability when traded as an asset, or another valuation technique that is consistent with the principles of fair value measurements, such as an income approach (e.g., present value technique). This guidance also states that both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. These changes became effective for us on October 1, 2009. We have determined that the adoption of these changes will not have an impact on our consolidated financial statements.

In June 2009, the FASB issued changes to the accounting for variable interest entities. These changes require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance; and to require enhanced disclosures that will provide users of our financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. These changes become effective for us on January 1, 2010. We are currently evaluating the potential impact of these changes on our consolidated financial statements.

In June 2009, the FASB issued changes to the accounting for transfers of financial assets. These changes remove the concept of a qualifying special-purpose entity and remove the exception from the application of variable interest accounting to variable interest entities that are qualifying special-purpose entities; limits the circumstances in which a transferor derecognizes a portion or component of a financial asset; defines a participating interest; requires a transferor to recognize and initially measure at fair value all assets obtained and liabilities incurred as a result of a transfer accounted for as a sale; and requires enhanced disclosure; among others. These changes become effective for us on January 1, 2010. We have determined that the adoption of these changes will not have an impact on our consolidated financial statements.

OUR BUSINESS

We are a diversified healthcare services company that conducts business in two operating segments, Sleep Management Solutions and ApothecaryRx. Our first operating segment, Sleep Management Solutions, or SMS, is one of the largest providers of care management solutions to the sleep disorder market based on number of independent sleep care centers and hospital sleep diagnostic programs operated in the United States. We provide a comprehensive diagnosis and care management solution for patients suffering from sleep disorders. Our second operating segment, ApothecaryRx, operates independent retail pharmacy stores selling prescription drugs, over-the-counter drugs and an assortment of general merchandise.

Sleep Management Solutions Overview

Our Sleep Management Market Opportunity

We believe that the market for Sleep Management Solutions is large and growing with no clear market leader. A number of factors support the future growth of this market:

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Large and undiagnosed population of patients that suffer from sleep disorders. There are a substantial number of undiagnosed patients who could benefit from diagnosis and treatment of sleep disorders. There are an estimated 40 million Americans that suffer from chronic, long-term sleep disorders, according to the National Institutes of Health, or NIH. There are over 80 different sleep disorders, including obstructive sleep apnea, or OSA, insomnia, narcolepsy and restless legs syndrome. The primary focus of our business is OSA, which the National Sleep Foundation estimates occurs in at least 18 million Americans. Moreover, according to the American College of Physicians, about 80-90% of persons with sleep apnea go undiagnosed.

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Increasing awareness of diagnosis and treatment options, particularly for OSA. We believe there is an increasing awareness among the U.S. population and physicians in particular about the health risks and the availability and benefits of treatment options for sleep disorders. Of significant importance, OSA can have serious effects on people’s health and personal lives. OSA is known to increase the risk for several serious health conditions, including obesity, high blood pressure, heart disease, stroke, diabetes, depression and sexual dysfunction. Additionally, OSA may result in excessive daytime sleepiness, memory loss, lack of concentration and irritability. OSA and its effects may increase the risk for automobile accidents and negatively affect work productivity and personal relationships. In addition, as physicians become aware of the links between OSA and other serious health conditions, physicians are increasingly referring patients for sleep studies.

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Growth in obesity rates. OSA is found in people of every age and body type, but is most commonly found in the middle-aged, obese population. Obesity is currently found in approximately 72 million adults and is a growing problem in the United States. Obesity exacerbates OSA by enlarging the upper airway soft tissue structures and narrowing the airway. Not only does obesity contribute to sleep disorders such as OSA, but sleep disorders can also contribute to obesity. We believe individuals suffering from OSA generally have less energy and ability to exercise or keep a strict diet. Medical studies have also shown that sleep disorders can impair metabolism and disrupt hormone levels, promoting weight gain.

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Large aging population. An aging U.S. population, led by approximately 78 million baby-boomers, is becoming increasingly at risk for OSA. As their soft palates enlarge, their pharyngeal fat pads increase in size and the shape of bony structures around the airway change.

We believe these factors present a significant business opportunity for us because we provide a complete continuum of care for those who suffer from OSA - from initial diagnosis to treatment with a continuous positive airway pressure, or CPAP, device to providing ongoing CPAP supplies and long-term follow-up care.

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The amount being spent on sleep disorder diagnosis and treatment is increasing. A 2005 Frost & Sullivan report estimated the U.S. sleep diagnostic market was $1.6 billion in 2004, and that it will grow to $4.4 billion by 2011.

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The sleep diagnostic market is highly fragmented. Our presence as one of the largest overall providers of sleep diagnostic services with 25 independent sleep care centers and 65 hospital sleep diagnostic programs, out of a total we estimate includes over 3,000 sleep clinics in the United States, illustrates the level of fragmentation in the market. Only a limited number of companies provide a comprehensive solution which includes initial diagnosis to treatment with a CPAP device to providing ongoing CPAP supplies to long-term follow-up care.

Our Sleep Management Solution

Our sleep management solution is driven by our clinical approach to managing sleep disorders. Our clinical model is led by our staff of medical directors who are board-certified physicians in sleep medicine, who oversee the entire life cycle of a sleep disorder from initial referral through continuing care management. Our approach to managing the care of our patients diagnosed with OSA is a key differentiator for us. We believe our overall patient CPAP usage compliance rate, as articulated by the Medicare Standard of compliance requirements, is approximately 80%, compared to a national compliance rate of between 17 and 54%. Five key elements support our clinical approach:

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Referral: Our medical directors, who are board-certified physicians in sleep medicine, have forged strong relationships with referral sources, which include primary care physicians, as well as physicians from a wide variety of other specialties and dentists.

•	Diagnosis: We own and operate sleep testing clinics that diagnose the full range of sleep disorders including OSA, insomnia, narcolepsy and restless legs syndrome.

•	CPAP Device Supply: We sell CPAP devices, which are used to treat OSA.

•	Re-Supply: We offer a re-supply program for our patients and other CPAP users to obtain the required components for their CPAP devices that must be replaced on a regular basis.

•	Care Management: We provide continuing care to our patients led by our medical directors who are board-certified physicians in sleep medicine and their staff.

Our clinical approach increases the long-term compliance of our patients, and enables us to manage a patient’s sleep disorder care throughout the lifecycle of the disorder, thereby allowing us to generate a long-term, recurring revenue stream. We generate revenues via three primary sources: providing the diagnostic tests and related studies for sleep disorders through our sleep diagnostic centers, the sale of CPAP devices, and the ongoing re-supply of components of the CPAP device that need to be replaced. In addition, as a part of our ongoing care management program, we monitor the patient’s sleep disorder and as the patient’s medical condition changes, we are paid for additional diagnostic tests and studies.

In addition, we believe that our clinical approach to comprehensive patient care, provides higher quality of care and achieves higher patient compliance. We believe that higher compliance rates are directly correlated to higher revenue generation per patient compared to our competitors through increased utilization of our resupply or PRSP program and a greater likelihood of full reimbursement from federal payors and those commercial carriers who have adopted federal payor standards.

Referral and Diagnosis

Patients at risk for, or suspected of suffering from, a sleep disorder are referred to one of our sleep clinics by independent physicians, dentists, group practices, or self-referrals. At our independent sleep care centers and hospital sleep diagnostic programs, which we refer to as our sleep clinics, we administer an overnight polysomnogram, or sleep study, to determine if our patients suffer from a sleep disorder. Our medical directors provide a diagnosis and comprehensive report to the referring physician based on analysis of the patient’s sleep study results.

CPAP Device Supply

If the physician determines the patient suffers from OSA following the review of the sleep study results, then the patient is generally prescribed the American Academy of Sleep Medicine’s, or AASM, preferred method of treatment, which is with CPAP, device. Patients return to our clinic for an overnight study to determine the optimal air pressure to prescribe with the CPAP device. Sometimes, both the diagnosis and air pressure study are done in one night. Effective January 1, 2010, regulatory restrictions prevent Medicare from making payments to sleep diagnostics centers that sell CPAP devices unless the diagnosis has been made by a medical director who is board-certified in sleep medicine or who meets other specified criteria. All of the sleep studies we conduct, except for those conducted at one of our centers, qualify us to receive Medicare reimbursement for the sale of CPAP devices.

Re-supply

In addition to selling CPAP devices to people with OSA, we offer our patient reorder supply program, or PRSP. The PRSP periodically supplies the components of the CPAP device that must be regularly replaced (such as masks, hoses, filters, and other parts) to our patients and other CPAP users. This enables them to better maintain their CPAP devices, increasing the probability of ongoing compliance and a better long-term clinical outcome and providing us with a long-term recurring revenue stream.

Care Management

Our thorough wellness and continuing care program led by our medical staff provides the greatest opportunity for our patients to use their CPAP devices properly and stay compliant. After the initial CPAP device set-up, our clinical staff contacts the patient regularly during the initial six months (at 48 hours, one week, one month, three months and six months) and each six months thereafter to enhance patient understanding and to ensure the greatest chance for the short- and long-term success for the patient. Most importantly, where we have the program in place, our medical staff has an in-person visit with the patient and their CPAP device approximately 45 days after the initial set-up. The purpose of the visit is to verify initial compliance and to enhance compliance by assuring proper fit and feel of the CPAP device (usually the mask), determining if there are any medical impediments to compliance (such as untreated allergies), and answering any questions about the operation or care of the equipment. We also work closely with the patient’s physicians to aid in their follow-up care and monitoring of the treatment.

Recently, as the public and medical communities have become increasingly aware of the sleep diagnostic and treatment markets, federal and state lawmakers and regulators have taken a greater interest in implementing stricter criteria to ensure a high standard of care. Beginning in 2009, federal payors, and commercial carriers who have adopted similar standards, will only pay CPAP providers for equipment over a 13-month period in equal installments. Payment is stopped if the CPAP provider can not document patient compliance levels that meet their established standards within the first 90 days after the initial set-up. We believe that our clinical approach provides us with higher patient compliance (80%) than the national compliance rate (17-54%), more often resulting in full reimbursement from these payors.

ApothecaryRx Overview

As of September 30, 2009, we owned and operated 18 retail pharmacies located in Colorado, Illinois, Missouri, Minnesota, and Oklahoma. Our pharmacies have similar attributes, including proximity to healthcare providers, reputation for high customer service levels, longevity in the community, competitive pricing and a location in mid-sized, economically-stable communities. Our pharmacy revenue is primarily derived from the retail sale of prescription drugs, non-prescription drugs and health related products. Unlike traditional full-line retail pharmacies, we offer a limited amount of front-end merchandise, such as cosmetics, gift items and photographic development services. We believe that our conveniently located stores, strong local market position, competitive pricing policies and reputation for high quality healthcare products and pharmaceutical services provide a competitive advantage in attracting pharmacy business from individual customers as well as managed-care organizations, insurance companies, employers and other third-party payors.

Our Competitive Strengths

We believe the following competitive strengths position us to grow our business and gain market share:

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Clinical approach to managing patient care that improves our patients’ clinical outcomes. We believe that we offer a clinical approach to managing our patients’ care, beginning with the patient’s initial referral, to diagnosis and the long-term care management of their disorder. We implement best practices across each of our sleep clinics, which are led by our medical directors, who are board-certified physicians in sleep medicine and their staff. As of December 31, 2009, ten of our sleep centers have been accredited by AASM another five sleep centers have completed accreditation survey activities and have certificates pending with either AASM or The Joint Commission, and we are actively working on having our remaining sleep centers accredited. Our clinical approach to managing patient care involves a thorough wellness and continuing care program to ensure that our patients are satisfied with their CPAP devices, and we conduct significant follow-up to ensure that our patients stay compliant with CPAP use. We believe our overall patient CPAP usage compliance rate as articulated by the Medicare standard of compliance requirements, is approximately 80%, compared to a national compliance rate of between 17 and 54%.

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Comprehensive diagnostic and care management solution for sleep disorder patients. The comprehensive nature of our sleep management solution allows us to maintain a long-term relationship with patients and their physicians, and to achieve a diversified, long-term recurring revenue stream. By successfully implementing our long-term comprehensive care management solution, we are able to access recurring revenue in four primary areas. First, we improve patient CPAP compliance rates, which enables us to be eligible for reimbursement from federal payors that will only provide reimbursement if the patient can prove long-term compliance. Second, we are able to build meaningful relationships in the medical communities in which we operate, which positions us to grow our referral business. Third, through our PRSP program we continue to provide our patients with required disposable supplies for the ongoing use of the CPAP device as well as periodic replacement of their primary CPAP device when permissible under the reimbursement guidelines. Fourth, as we manage a patient’s sleep disorder throughout the lifecycle of the disorder, we provide ongoing diagnostic tests, CPAP pressure adjustments as the patient’s condition or symptoms warrant changes and care management.

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Benefits of scale. We are one of the largest providers of sleep diagnostic services and care management programs for sleep disorders in the United States, based on the number of independent sleep care centers and hospital sleep diagnostic programs operated. Our size allows us to maintain an efficient cost structure across multiple facilities, as we are able to negotiate favorable pricing with suppliers and vendors and to execute administrative systems and processes that reduce our per-patient cost of care. Also, because our scale enables us to service a relatively large number of patients, we are increasingly able to access national contracts with third-party payors. Ultimately, we believe that maintaining a large and growing scale of operations will enable us to seek out new and greater revenue opportunities that will not be available to smaller competitors that do not provide a comprehensive sleep management solution.

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Experience in successfully executing acquisitions of viable targets to fuel our growth and integrating the targets into our operations. We believe that the highly fragmented sleep diagnostic market, coupled with barriers to entry caused by the dynamic and complex regulatory environment, creates an opportunity for consolidation that we are uniquely positioned to take advantage of due to our business model and our experience in successfully implementing an acquisition strategy. We have developed a platform for a comprehensive sleep management solution that will enable us to improve the service offerings of target acquisition candidates that do not offer such a comprehensive solution. In addition, we have demonstrated a competency in choosing viable targets, based on our understanding of local markets and regulatory environments. Finally, we have a strong track record of successfully executing acquisitions and integrating the acquired companies into our operations, with four acquisitions of sleep companies in the SMS segment within the last two years, and 11 acquisitions of 18 pharmacies in our ApothecaryRx segment within the last three years.

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Strong management team with an extensive track record of successful growth of healthcare-related businesses through acquisition as well as political and regulatory experience. Our management team has over 115 combined years in healthcare-related businesses and 35 combined years of experience working in the legislative and regulatory arenas at both the federal and state levels. These areas of experience allow us to successfully integrate acquisitions and impact, navigate, and maintain compliance with the rapidly evolving regulatory requirements in our industry segments.

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Established retail pharmacy business. Through ApothecaryRx, we operate conveniently located pharmacies with strong local market positions, competitive pricing policies and a reputation for high quality healthcare products and pharmaceutical services. Following the acquisition of pharmacies, we maintain the “neighborhood appeal” of each pharmacy by retaining key staff, the pharmacy name and store appearance, while creating cost synergies through the standardization of IT systems and vendor relationships.

Our Growth Strategy

We intend to grow our SMS segment as a provider of sleep diagnostic services and care management for sleep disorders. The following are the key elements of our growth strategy:

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Expand sleep diagnostic and care management capabilities through strategic acquisitions. We intend to drive growth primarily by acquiring successful sleep clinics in our existing geographic markets and by expanding into new markets. We believe that we are well-positioned to acquire and successfully integrate sleep clinics because of our size, our experienced management team, and our knowledge of the regulatory environment. Our scale allows us to provide central services to our sleep clinics, which create economic synergies across acquired sleep clinics and reduces our operating costs per clinic. We expect to focus our acquisition opportunities on large diagnostic clinics that will be accretive to our earnings and that have not previously provided, or have not maximized the opportunity for providing, comprehensive services to their patients. We expect to add our care management and ongoing re-supply services to existing high volume diagnostic services to generate additional revenues. Through acquisitions, we intend to continue to standardize and integrate billing, human resources, purchasing and IT systems, diversify our payor rates through expansion into different geographic markets and promote best clinical and operational practices across each of our sleep clinics. Over the past two years, we have completed four acquisitions of sleep companies, each with multiple locations, raising the total number of independent sleep care centers we own and/or operate to 25 and the total number of hospital sleep diagnostic programs to 65.

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Drive internal growth in our Sleep Management Solutions segment. We use marketing initiatives to increase the awareness of sleep disorders and their negative health effects, as well as to promote our comprehensive solution to those that suffer from sleep disorders in the markets we serve. We also use direct marketing representatives to identify strategic hospital and physician group alliances and to market our sleep diagnostic services and care management alternatives to area physicians. We believe that these initiatives, along with a growing, underserved primary target demographic, will increase utilization rates at our sleep clinics and drive revenue growth. We intend to increase referrals from non-traditional sources, including a focus on self-pay customers and corporate customers. We believe that corporate payors in a number of industries, such as trucking and other common carriers, could benefit from the diagnosis and treatment of sleep disorders of their employees. In addition, based on our understanding of and compliance with heightened regulatory requirements, we believe that we will be able to expand our business more easily than other independent sleep care centers.

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Expand on-going care management and disposable re-supply program. Generally OSA is a long-term chronic disorder, and patients being treated for OSA are generally treated for life. With our comprehensive model of care, ability to improve patient compliance with therapy, and scale, we are able to maintain a long-term, diversified, recurring revenue stream. We provide our patients with an ongoing supply of disposable supplies for their therapy as well as periodic replacement of their CPAP devices. Since our PRSP was initiated in 2009, approximately 70% of our patients have enrolled into the PRSP at the time they were equipped with a CPAP device. After we acquire a sleep center, we are generally successful in enrolling existing patients into our PRSP. In addition, by virtue of our long-term approach to managing a patient’s sleep disorder, patients periodically undergo additional diagnostic tests and CPAP pressure optimization.

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Drive internal growth in our ApothecaryRx segment. We intend to drive revenue growth in this segment through expansion of non-pharmaceutical healthcare product (such as wheelchairs or other medical equipment) sales to existing patients, use of loyalty programs focused on front-end desired products and increased prescription servicing of senior housing facilities near existing stores.

Historically, our acquisition growth strategy has been to expand through acquisitions in both our SMS and ApothecaryRx operating segments. Going forward, we expect the majority of our focus and resources for acquisitions will be in our SMS operating segment. We may still make acquisitions through our ApothecaryRx operating segment, but only on a selective and opportunistic basis.

Company History

We were formed on January 2, 2008, when our predecessor company, Graymark Productions Inc., acquired ApothecaryRx, LLC, and SDC Holdings, LLC, collectively referred to as the “Graymark Acquisition.” For financial reporting purposes, Graymark was deemed acquired by ApothecaryRx, LLC and SDC Holdings, LLC and, accordingly, the historical financial statements prior to December 31, 2007 are those of ApothecaryRx, LLC and SDC Holdings, LLC as adjusted for the effect of the Graymark Acquisition. In conjunction with the Graymark Acquisition, all former operations of Graymark Productions were discontinued. Over the last two years, we have acquired four sleep businesses, raising the total number of sleep clinics we own and/or operate to 25 independent sleep care centers, and 65 hospital sleep diagnostic programs in 11 states: Oklahoma, Texas, Nevada, Kansas, Nebraska, South Dakota, Minnesota, Iowa, Missouri, New York and Florida. Since January 2007, we have completed 11 acquisitions consisting of 15 retail pharmacies and the customer files from two additional pharmacies.

On March 13, 2008, our Board of Directors approved a reverse split of our common stock at a ratio of one-for-five shares. The effective date of the reverse split was April 11, 2008.

Specifically, during the period from January 1, 2007 to September 30, 2009, our SMS and ApothecaryRx operating segments completed the following acquisitions:

Acquisition Date	Business Acquired
Sleep Management Solutions:
January 2007	Otter Creek Investments, LLC
April 2008	Minority interests in sleep centers
June 2008	Sleep Center of Waco, Ltd.; Assets of Plano Sleep Center, Ltd.; Assets of Southlake Sleep Center, Ltd.
June 2008	Nocturna Sleep Center, LLC
August 2009	somniCare, Inc.
August 2009	somniTech, Inc.
September 2009	Avastra Eastern Sleep Center, Inc.

ApothecaryRx (1):
January 2007	Cox Pharmacy
March 2007	Bolerjack Discount Drug
May 2007	Corner Drug
August 2007	Barnes Pharmacy and Barbs Gifts
October 2007	Wolfs Wayzata Pharmacy
January 2008	Rambo Pharmacy
February 2008	Thrifty White Store 726 (2)
March 2008	Newt’s Pharmacy
March 2008	Professional Pharmacy
June 2008	Parkway Drug
November 2008	Hardamon Drug (2)

(1)	All ApothecaryRx acquisitions were asset acquisitions.

(2)	Represents the acquisition of customer files only.

Sleep Clinics and Care Management

Our SMS operating segment provides a comprehensive diagnosis, and care management solution for the growing population of Americans with sleep disorders. Patients at risk for, or suspected of suffering from, a sleep disorder are referred to one of our sleep clinics by independent physicians, dentists, group practices, or self-referrals that generally come from our reputation in the community and our marketing and advertising efforts. Our sleep clinics typically consist of two to eight bed facilities and are overseen by our medical directors. At our sleep clinics, we administer an overnight polysomnogram, or sleep study, to our patients, which monitors blood oxygen level, heart rate, respiratory function, brain waves, leg movement and other vital signs through small and painless electrical sensors applied to the patient. We compile this information into a detailed sleep report which includes an interpretation of the data and diagnosis by our medical director.

If the physician determines the patient suffers from OSA, the most commonly diagnosed sleep disorder, the patient is generally prescribed the AASM’s preferred method of treatment, which is a CPAP device. A CPAP device is a nasal or facial mask connected by a tube to a small portable airflow generator that delivers compressed air at a prescribed continuous positive pressure. The continuous air pressure acts as a pneumatic splint to keep the patient’s upper airway open and unobstructed, resulting in a smooth breathing pattern and the reduction or elimination of other symptoms associated with OSA, including loud snoring. Patients return to our clinic for an additional study to determine the optimal air pressure to prescribe with the patient’s CPAP device. For certain patients, we may perform a split-night study, with the first half of the night being used to perform the initial diagnosis and the second half of the night being used to determine the optimal air pressure setting for that patient’s CPAP device.

After completion of the sleep study and pressure setting process, the patient can purchase a CPAP device from us. The initial CPAP device set-up for those patients that purchase a CPAP device from us typically occurs at the clinic where the patient received its sleep study. Our clinical staff contacts the patient by phone two days, one week, one month, three months, six months and each six months thereafter. We question each patient on its compliance, its product satisfaction and its need for additional supplies. We work with these patients to ensure that they are satisfied with the fit of their mask. Our medical staff has an in-person meeting with each new CPAP device user approximately 45 days after receipt of the device. At that meeting, we download actual patient compliance data from their CPAP device, determine the true compliance to-date and take steps to ensure the greatest chance for long-term success for the patient, including additional medical intervention, if necessary. We believe that this continuing contact with the patient separates us from our competition, helps raise patient compliance and ultimately results in patient satisfaction. We also work closely with the patient’s physician to aid in follow-up care and monitoring of the treatment. In addition to selling CPAP devices to patients with OSA, we offer a program by which patients can routinely receive the components of the CPAP device that must be regularly replaced (such as masks, hoses, filters and other parts). Our patient reorder supply program, or PRSP, is offered through our Nocturna Sleep Therapy business. The PRSP periodically supplies the disposable components of the CPAP system to our patients, which enables them to better maintain their CPAP devices for a better patient outcome and provides us with a long-term recurring revenue stream. Typically there is a need for replacement parts in three or six month increments. We use insurance recommendations to determine the timing on shipments. We believe our PRSP program also assists in the long-term success of our patients. We believe that our compliance monitoring programs exceed industry standard practices. For example, we are not aware of any national competitor for CPAP equipment that has dedicated medical personnel that offer such in-person care. The majority of our competitors ship the CPAP device to the patient’s house with no regularly scheduled in-person contact with dedicated medical staff. We believe that our continuing care management positions us well as federal payors have implemented standards which require proof of CPAP compliance prior to payment beyond three months of treatment, and increasingly, commercial carriers are adopting similar standards.

Sleep Disorders – Obstructive Sleep Apnea

There are over 80 different sleep disorders, including obstructive sleep apnea, or OSA, insomnia, narcolepsy and restless legs syndrome. The most common diagnosis for patients at sleep medicine centers is OSA, a sleep disorder, which the National Sleep Foundation estimates occurs in at least 18 million Americans. OSA occurs when the soft tissue in the rear of the throat narrows and repeatedly closes during sleep, causing the body to temporarily stop breathing. Those that suffer from OSA typically have an apnea-hypopnea index, or AHI, which represents the average number of times they stop breathing per hour during the night, of five or more. These frequent episodes can have a serious, deleterious effect on the health and personal lives of those with OSA. OSA is known to increase the risk for obesity, high blood pressure, heart disease, stroke, diabetes, depression and sexual dysfunction, among other negative health conditions. Additionally, OSA may result in excessive daytime sleepiness, memory loss, and lack of concentration and irritability, all of which can increase the risk for automobile accidents and negatively affect work productivity and personal relationships.

OSA is most commonly found in obese men over the age of 40, but it can also occur in men and women of all ages and body types. The National Center for Health Statistics, or a NCHS, estimates that in 2005-2006 more than one-third of U.S. adults, or over 72 million people, were obese. According to the Centers for Disease Control and Prevention, or CDC, study obesity-related diseases accounted for over 9% of all U.S. medical spending in 2008, or over $147 billion, roughly double the amount spent in 1998. The rate of obesity in the United States is increasing at an alarming rate. Obesity increases the size of the upper airway soft tissue structures, narrowing the airway and increasing the risk of OSA. Not only does obesity contribute to sleep problems such as sleep apnea, but sleep problems can also contribute to obesity. We believe individuals suffering from OSA generally have less energy and motivation to exercise or keep a healthy diet. Studies have also shown that sleep disorders can impair metabolism and disrupt hormone levels, promoting weight gain. Additionally, an aging American population, led by approximately 78 million baby-boomers, is becoming increasingly at risk for OSA as their soft palates gets longer, their pharyngeal fat pads increase in size and the shape of bony structures around the airway change.

OSA is most commonly treated with the use of a CPAP device, the AASM’s preferred method of treatment. Other treatment alternatives include surgery, which is generally used when non-surgical alternatives fail, oral appliances, which are most commonly used in mild to moderate OSA, or nasal devices.

Sleep Disorder Product Supplier Relationships

We purchase our sleep disorder and CPAP devices from Nelcor Puritan Bennet LLC, Fisher & Paykell Appliances Limited, Respironics Inc., ResMed Inc. and others. We maintain a limited inventory of sleep disorder products to lessen the impact of any temporary supply disruption.

Our ability to sell sleep disorder products is restricted by strict federal regulations that prohibit us from diverging from a physician’s prescription. If a physician prescribes a sleep disorder product by name other than one of the products we offer, we are prohibited by federal regulations from substituting a different sleep disorder product.

Sleep Management Solutions Advertising and Promotion

We frequently promote sleep awareness issues and our sleep testing facilities through radio commercials, billboard displays, print media and other marketing efforts. Our clinics also have a strong presence at local health fairs and other public events. We use direct marketing representatives to market to area physicians about our sleep services. Our medical directors are involved in promoting the clinics through local and regional public educational seminars, physician continuing education programs and through individual meetings with referring physicians and hospitals.

Sleep Management Solutions Management Information Systems

We employ an integrated sleep diagnostic and management information system to perform our sleep diagnostic studies. This system provides secure transfer of sleep diagnostic study results and other information from sleep studies to the appropriate physicians and corporate personnel. We also employ an integrated scheduling and medical billing information system which allows for optimal utilization of available beds for sleep studies, optimizes labor scheduling, and streamlines information transfer for insurance and patient billing. We also utilize an enterprise reporting and planning system to track and report both our financial performance and operational metrics, allowing us to provide timely management information on the performance of our sleep centers and overall business.

Sleep Disorder Diagnostic and Care Management Competition

Competition within the sleep disorder diagnostic and care management market is intense. We face competition in each area of our sleep management solutions segment.

Sleep Diagnostics. In the sleep diagnostics business we compete primarily with independent sleep care centers, hospital sleep diagnostic programs and with home testing services. Competition in the sleep diagnostic market is primarily based on market presence and reputation, price, quality, patient or client service, and achieved treatment results. We believe that our services and products compete favorably with respect to these alternatives as we offer patients the option of participating in our clinics as well as resupply and continuing care program, in addition to diagnosis in one of our clinics.

We also compete with providers of home sleep diagnostic tests. In a home sleep test, patients are attached to a portable monitoring device overnight while sleeping in their own bed. We believe that home sleep tests have several limitations compared to overnight sleep tests in a clinic. Home sleep tests are administered in the absence of a trained technician who, when present, is able to correct or make equipment adjustments. In many of our clinics or facilities we have the capabilities to prescreen patients in a clinic under physician-supervised care, which provides the opportunity to test in the most conducive environment for our patients. Inherent limitations exist in home diagnostics, as the optimal pressure to be prescribed for a CPAP device still must be performed in a clinical setting. We do not yet offer home testing services, but periodically evaluate additional opportunities to expand and improve patient access and care.

Treatment Alternatives. Currently, the AASM’s preferred method of treatment for OSA is a CPAP device. Alternative treatments for OSA include surgery, oral appliances and nasal devices. In addition, pharmaceuticals may be prescribed for other sleep disorders where they offer a clinical benefit such as insomnia, narcolepsy and restless legs syndrome.

CPAP Device Supply. We compete with durable medical equipment, or DME, providers, whether national, regional or local when providing CPAP devices. These DME providers include Apria Healthcare and Lincare Holdings. The purchase of a CPAP device is allowed by prescription only. While we believe most DME providers drop ship CPAP devices to the patient’s home, we assist the patient with the set-up of the machine at one of our sleep centers. We work with the patient to ensure proper calibration of the CPAP device as well as proper fit and comfort of the mask.

CPAP Supplies. We compete with DME providers as well as e-commerce web sites for supplying patients with the masks, hoses and filters that must be periodically replaced. We seek to have patients who utilize us for diagnostic and therapy services registered with our patient resupply program, or PRSP, to periodically receive supplies for their CPAP device. We believe that our PRSP provides a convenient way for these patients to obtain their periodic supply.

Pharmacy Store Operations

Our retail pharmacies generally have significant market share in their local communities and, we believe that, unlike retail chain and mail-order pharmacies, we focus on clinical care of our customers. For example, we offer local delivery and assist seniors receiving multiple medications. We also offer durable and home medical equipment, such as walkers and wheelchairs for our customers.

Our retail pharmacy stores range in size from under 500 to 5,000 square feet, with an average of 2,500 square feet per store. We establish each store’s hours of operation in an attempt to best serve customer traffic patterns and purchasing habits and to optimize store labor productivity. Most stores are generally open six days per week. However, store operating hours, including opening on Sundays, may be utilized when warranted by customer need and or market competition. All of our stores offer delivery services as an added customer convenience. Customers can arrange for delivery by phone, fax, internet or in-person. Each store is supervised by a store pharmacy manager and one or more non-pharmacist department managers.

While we maintain the “neighborhood appeal” of each of our retail pharmacies, we have a centralized back office providing services to our retail pharmacies such as advertising, human resources, information technology systems, purchasing and distribution systems. We believe that this provides us with the benefits of maintaining the pharmacy in the local neighborhood while also achieving economies of scale and lower costs of operations. Substantially all of our prescription and non-prescription drug purchases are made through our distributor, Cardinal Healthcare Inc. with which we have a nationally negotiated long-term contract. This allows us to standardize inventory, improve resupply operations and lower costs compared with individually managed pharmacies. We regularly promote key pharmacy items at reduced retail prices during specific periods. In some pharmacy stores, we use store window banners and in-store signs to communicate savings and value to shoppers. We usually do not rely on distributed print media to promote our stores. We employ up-to-date pharmacy and inventory management information systems. We use a scanning point-of-sale system in each of our stores that is integrated with the pharmacy computer platform. These systems provide improved control of pricing and inventory management. These point-of-sale systems also provide sales analysis that allows for improved labor scheduling and helps optimize product shelf space allocation and design.

Pharmacy Competition

Our pharmacies primarily compete on the basis of convenience of location, customer service, community reputation and price. Our competition comes from major drugstore chains and mass merchandisers including

Wal-Mart, Walgreens, Target, CVS and independent pharmacies located within the market area of each pharmacy. We believe that we have significant competitive advantages over our competitors within the markets we serve because of our locations are within close proximity to hospitals or within medical complexes, and the long-term community presence of our pharmacies.

An adverse trend for pharmacy retailers is the rapid growth in mail-order and internet-based prescription processors. These prescription distribution methods have grown in market share relative to brick-and-mortar pharmacy retailers. Mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being mandated by an increasing number of third-party pharmacy benefit managers, many of which also own and manage mail-order distribution operations. In addition to these forms of mail-order distribution, there are an increasing number of internet-based prescription distributors that specialize in offering certain high-demand, lifestyle drugs at deeply discounted prices. A number of these internet-based distributors operate illicitly and outside the reach of regulations that govern legitimate pharmacy retailers. These alternate distribution channels have restrained the rate of sales growth for traditional pharmacy retailers in recent years.

The drugstore chains including, Walgreens and CVS, and mass merchandisers, including Wal-Mart and Target, have increased their market share of prescription sales by offering an assortment of front-end merchandise as a means of increasing customer traffic and increasing profits. Drugstore chains have slightly increased their market share from 39% of prescription sales in 1996 to 40% in 2007 and mail-order market share has increased from approximately 13% in 1996 to approximately 20% in 2007, predominantly at the expense of independent drug retailers like us. We believe that the increase in market share for mail-order could continue, which could continue to restrain growth for brick-and-mortar market participants and cause negative pricing pressure. While mail-order market share is expected to continue to increase, we believe that the value of mail-order is limited in our locations due to the time delay associated with mail-order sales, limiting the ability of customers to use this channel to obtain drugs to treat acute conditions. Additionally, we believe that the cost savings associated with mail-order prescriptions are generally achieved through large volume orders. When prescriptions are changed or doses are modified in efforts to improve the clinical outcome, as is true with many acute and chronic prescriptions, large amounts of product is wasted and costs are duplicated in mail-order systems. Retail pharmacies like ours are less expensive for prescriptions that are likely to change. Medication compliance is also improved through retail pharmacies where the pharmacist is able to talk directly with the patient and ensure that the patient understands how and when to take their medication. These interactions with the pharmacist are easier in retail environments than through the mail and are more effective in retail locations like our pharmacies, where long-term staff relationships between the pharmacist and patient improve the patient affinity, rapport and trust.

Intellectual Property

In the course of our operations, we develop trade secrets and trademarks that may assist in maintaining any developed competitive position. When determined appropriate, we may enforce and defend our developed and established trade secrets and trademarks. In an effort to protect our trade secrets, we require certain employees, consultants and advisors to execute confidentiality and proprietary information agreements upon commencement of employment or consulting relationships with us.

Government Regulation

Our operations are and will be subject to extensive federal, state and local regulations. These regulations cover required qualifications, day-to-day operations, reimbursement and documentation of activities. We continuously monitor the effects of regulatory activity on our sleep center operations and pharmacies.

Licensure and Accreditation Requirements

The diagnosis of sleep disorders constitutes the practice of medicine. We engage physicians as independent contractors or employees to provide professional services and serve as medical directors for the sleep centers.

The practice of medicine is subject to state licensure laws and regulations. We ensure that our affiliated physicians are appropriately licensed under applicable state law. If our affiliated physicians lose those licenses, our business, financial condition and results of operations may be negatively impacted.

Each state requires that companies operating a pharmacy within the state be licensed by the state board of pharmacy. We currently have pharmacy licenses for each pharmacy we operate. In addition, pharmacies are required to be registered with state and federal authorities under statutes governing the regulation of controlled substances. Pharmacists who provide services as part of our operations are required to obtain and maintain professional licenses and are subject to state regulations regarding professional standards of conduct.

Corporate Practice of Medicine. Generally, state laws prohibit anyone but duly licensed physicians from exercising control over the medical judgments or decisions rendered by other physicians. This is commonly referred to as the “corporate practice of medicine” doctrine. States vary widely in the interpretation of the doctrine. Some states permit a business entity (such as a regular business corporation or limited liability company) to hold, directly or indirectly, contracts for the provision of medical services, including the performance and/or interpretation of diagnostic sleep studies, and to own a medical practice that provides such services, as long as only physicians exercise control over the medical judgments or decisions of other physicians. Other states, including states such as New York, Illinois, Texas, California, have more specific and stringent prohibitions. In such states, the medical practice by whom the physician is employed or engaged as an independent contractor must itself be licensed or otherwise qualified to do business as a professional entity (and owned exclusively by physicians who are licensed to practice medicine in the state) or as a licensed diagnostic and treatment facility. Failure to comply with these laws could have material and adverse consequences, including the judicially sanctioned refusal of third-party payors to pay for services rendered, based upon violation of a statute designed to protect the public, as well as civil or criminal penalties. We believe that we are in compliance with the corporate practice of medicine laws in each state in which our sleep centers operate. We do not exercise control over the medical judgments or decisions of our affiliated physicians. While we believe we are in compliance with the requirements of the corporate practice of medicine laws in each state where our sleep centers are located, these laws and their interpretations are continually evolving and may change in the future. Moreover, these laws and their interpretations are generally enforced by state courts and regulatory agencies that have broad discretion in their enforcement.

Fee Splitting. Generally, state laws prohibit a physician from splitting fees derived from the practice of medicine with anyone else. We believe that the management, administrative, technical and other nonmedical services we provide to each of our sleep centers for a service fee does not constitute fee splitting. However, these laws and their interpretations also vary from state to state and are also enforced by state courts and regulatory authorities that have broad discretion in their enforcement.

If our arrangements with our affiliated physicians or our sleep centers are found to violate state laws prohibiting the practice of medicine by general business entities or fee splitting, our business, financial condition and ability to operate in those states could be adversely affected.

With respect to our sleep centers, there has been a trend developing to require facilities that provide sleep diagnostic testing to become accredited by the American Academy of Sleep Medicine (AASM) or The Joint Commission, as well as additional credentialing for physicians diagnosing sleep studies and the licensing of technical personnel to perform diagnostic testing procedures. As of December 31, 2009, ten of our sleep centers have been accredited by the AASM. Another five sleep centers have completed accreditation survey activities and have certifications pending with either AASM or The Joint Commission. We are actively working on having our remaining sleep centers accredited. We believe we will achieve full accreditation for these centers by mid-2010. Additionally, as of September 30, 2009, Medicare required that all Durable Medical Equipment (DME) suppliers be accredited with the exception of pharmacies whose deadline was extended to January 1, 2010. As of June 15, 2009, all of our sleep therapy facilities providing DME were granted accreditation by The Joint Commission or by the Accreditation Commission for Healthcare (ACHC).

Medicare and Medicaid

Our sleep centers and pharmacies operate under regulatory and cost containment pressures from federal and state legislation primarily affecting Medicaid and Medicare.

In order to submit claims directly to Medicare for reimbursement, our centers must be enrolled as independent diagnostic testing facilities, or IDTFs. Some of our centers are not enrolled as IDTFs and do not accept Medicare patients for testing. Our centers that are not enrolled as IDTFs may perform sleep studies for Medicare patients if the center enters into a contract with a hospital to perform the studies “under arrangements” for the hospital, in which case the hospital bills Medicare under its own provider number. Enrollment as an IDTF or the performance of services “under arrangements” for hospitals requires compliance with numerous regulations, and the failure to comply with applicable requirements could result in revocation of an IDTF enrollment or the ineligibility of the hospital to obtain reimbursement for services performed on its behalf by one of our centers. Additionally, not all private health plans permit services to be performed by our sleep centers under arrangements for a hospital.

In some locations, we supply CPAP devices and other DME to sleep studies patients who are diagnosed with sleep disorders, as ordered by a physician. Medicare suppliers of DME, prosthetics, orthotics and supplies, or DMEPOS, unless exempt, must be accredited and secure a surety bond.

Medicare generally prohibits a physician who performs a covered medical service from “reassigning” to anyone else the performing physician’s right to receive payment directly from Medicare, except in certain circumstances. We believe we satisfy one or more of the exceptions to this prohibition.

The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, executive orders and freezes and funding restrictions, all of which may significantly impact our pharmacy and sleep center operations. There is no assurance that payments for pharmaceuticals, sleep testing services and DME under the Medicare and Medicaid programs will continue to be based on current methodologies or even remain similar to present levels. We may be subject to rate reductions as a result of federal or state budgetary constraints or other legislative changes related to the Medicare and Medicaid programs including, but not limited to, the Medicare Part D drug benefit.

We receive reimbursement from government sponsored third-party plans, including Medicaid and Medicare, non-government third-party plans, including managed-care organizations, and also directly from individuals, or private-pay. For the nine months ended September 30, 2009, our sleep center payor mix, as a percentage of total sleep center revenues, was approximately 82% commercial insurance, 17% Medicaid/Medicare and less than 1% private-pay. During 2008, our sleep center payor mix, as a percentage of total sleep center revenues, was approximately 94% commercial insurance, 6% Medicaid/Medicare and less than 1% private-pay. For the nine months ended September 30, 2009, our pharmacy payor mix, as a percentage of total prescription sales, was approximately 36% commercial insurance, 50% Medicaid/Medicare and 14% private-pay During 2008, our pharmacy payor mix, as a percentage of total prescription sales, was approximately 40% commercial insurance, 41% Medicaid/Medicare and 19% private-pay. Pricing for private-pay patients is based on prevailing regional market rates.

Federal laws and regulations contain a variety of requirements relating to the reimbursement and furnishing of prescription drugs under Medicaid. First, states are given authority, subject to applicable standards, to limit or specify conditions for the coverage of some drugs. Second, as discussed below, federal Medicaid law establishes standards for pharmacy practice, including patient counseling and drug utilization review. Third, federal regulations impose reimbursement requirements for prescription drugs furnished to Medicaid beneficiaries. Prescription drug benefits under Medicare are paid pursuant to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 or the Medicare Drug Act, that created the Medicare Part D benefit that became effective on January 1, 2006. The effect of the Medicare Drug Act and the Medicare Part D benefit on our business currently remains uncertain. In addition to requirements mandated by federal law, individual states have substantial discretion in determining administrative, coverage, eligibility and reimbursement policies under their respective state Medicaid programs that may affect our pharmacy and sleep center operations.

Fraud and Abuse Laws

We are subject to federal and state laws and regulations governing financial and other arrangements among healthcare providers. Commonly referred to as the Fraud and Abuse laws, these laws prohibit certain financial relationships between pharmacies, physicians, vendors and other referral sources. During the last several years, there has been increased scrutiny and enforcement activity by both government agencies and the private plaintiffs’ bar relating to pharmaceutical marketing practices under the Fraud and Abuse laws. Violations of Fraud and Abuse laws and regulations could subject us to, among other things, significant fines, penalties, injunctive relief, pharmacy shutdowns and possible exclusion from participation in federal and state healthcare programs, including Medicare and Medicaid. Additionally, in its Fiscal Year 2010 Work Plan, the Office of Inspector General of the Department of Health and Human Services identified that it would study the appropriateness of Medicare payments for polysomnography and assess provider compliance with federal program requirements. Changes in healthcare laws or new interpretations of existing laws may significantly affect our business. Some of the Fraud and Abuse Laws that have been applied are discussed below.

Federal and State Anti-Kickback Statutes: The federal anti-kickback statute, Section 1128B(b) of the Social Security Act (42 U.S.C. 1320a-7b(b)), prohibits, among other things, the knowing and willful offer, payment, solicitation or acceptance of remuneration, directly or indirectly, in return for referring an individual to a provider of services for which payment may be made in whole or in part under a federal healthcare program, including the Medicare or Medicaid programs. Remuneration has been interpreted to include any type of cash or in-kind benefit, including the opportunity to participate in investments, long-term credit arrangements, gifts, supplies, equipment, prescription switching fees, or the furnishing of business machines. Several courts have found that the anti-kickback statute is violated if any purpose of the remuneration, not just the primary purpose, is to induce referrals.

Potential sanctions for violations of the anti-kickback statute include felony convictions, imprisonment, substantial criminal fines and exclusion from participation in any federal healthcare program, including the Medicare and Medicaid programs. Violations may also give rise to civil monetary penalties in the amount of $50,000, plus treble damages.

Similarly, many state laws prohibit the solicitation, payment or receipt of remuneration in return for, or to induce, the referral of patients to private as well as government programs. Violation of these anti-kickback laws may result in substantial civil or criminal penalties for individuals or entities and/or exclusion from participating in federal or state healthcare programs.

Although we believe that our relationships with vendors, physicians, and other potential referral sources comply with Fraud and Abuse laws, including the federal and state anti-kickback statutes, the Department of Health and Human Services has acknowledged in its industry compliance guidance that many common business activities potentially violate the anti-kickback statute. There is no assurance that a government enforcement agency, private litigant, or court will not interpret our business relations to violate the Fraud and Abuse laws.

The False Claims Act: Under the False Claims Act, or FCA, civil penalties may be imposed upon any person who, among other things, knowingly or recklessly submits, or causes the submission of false or fraudulent claims for payment to the federal government, for example in connection with Medicare and Medicaid. Any person who knowingly or recklessly makes or uses a false record or statement in support of a false claim, or to avoid paying amounts owed to the federal government, may also be subject to damages and penalties under the FCA.

Furthermore, private individuals may bring “whistle blower” (“qui tam”) suits under FCA, and may receive a portion of amounts recovered on behalf of the federal government. These actions must be filed under seal pending their review by the Department of Justice. Penalties of between $5,500 and $11,000 and treble damages may be imposed for each violation of FCA. Several federal district courts have held that FCA may apply to claims for reimbursement when an underlying service was delivered in violation of other laws or regulations, including the anti-kickback statute.

In addition to FCA, the federal government has other civil and criminal statutes that may be utilized if the Department of Justice suspects that false claims have been submitted. Criminal provisions that are similar to FCA provide that if a corporation is convicted of presenting a claim or making a statement that it knows to be false, fictitious or fraudulent to any federal agency, it may be fined not more than twice any pecuniary gain to the corporation, or, in the alternative, no more than $500,000 per offense. Many states also have similar false claims statutes that impose liability for the types of acts prohibited by FCA. Finally, the submission of false claims may result in termination of our participation in federal or state healthcare programs. Members of management and persons who actively participate in the submission of false claims can also be excluded from participation in federal healthcare programs.

Additionally, some state statutes contain prohibitions similar to and possibly even more restrictive than the FCA. These state laws may also empower state administrators to adopt regulations restricting financial relationships or payment arrangements involving healthcare providers under which a person benefits financially by referring a patient to another person.

We believe that we have sufficient procedures in place to provide for the accurate completion of claim forms and requests for payment. Nonetheless, given the complexities of the Medicare and Medicaid programs, we may code or bill in error, and such claims for payment may be treated as false claims by the enforcing agency or a private litigant.

Physician Self-Referral Prohibitions. The federal physician self-referral statute, known as the “Stark” law, prohibits a physician from making a referral of Medicare beneficiaries for certain designated health services, including outpatient prescription drugs and DME (including CPAPs), to any entity with which the physician has a financial relationship, unless there is an exception in the law that allows the referral. Sleep studies are not designated health services unless they are performed under arrangements for a hospital and billed by the hospital. The entity that receives a prohibited referral from a physician may not submit a bill to Medicare for that service. Federal courts have ruled that a violation of the Stark statute, as well as a violation of the federal anti-kickback law described above, can serve as the basis for an FCA suit. Many state laws prohibit physician referrals to entities with which the physician has a financial interest, or require that the physician provide the patient notice of the physician’s financial relationship before making the referral. Violation of the Stark law can result in substantial civil penalties for both the referring physician and any entity that submits a claim for a healthcare service made pursuant to a prohibited referral. We believe that all of our customer arrangements are in compliance with the Stark law. However, these laws could be interpreted in a manner inconsistent with our operations. Federal or state self-referral regulation could impact our arrangements with certain physician investors or independent contractors.

Medicare Anti-Markup Rule. CMS has recently finalized certain anti-markup rules relating to diagnostic tests paid for by the Medicare program. The anti-markup rules are generally applicable where a physician or other supplier bills for the technical component or professional component of a diagnostic test that was ordered by the physician or other supplier (or ordered by a party related to such physician or other supplier through common ownership or control), and the diagnostic test is performed by a physician that does not share a practice with the billing physician or other supplier. If the anti-markup rule applies to a diagnostic test, then the reimbursement provided by Medicare to a billing physician or other supplier for that transaction may be limited. Because our sleep labs bill Medicare for the technical and professional fees of sleep diagnostic tests that are ordered by community physicians or our affiliated physicians, we believe that the anti-markup rule does not apply to the professional services our affiliated physicians perform or the technical services that our sleep labs perform.

Drug Utilization Review

The Omnibus Budget Reconciliation Act of 1990, or OBRA 90, establishes a number of regulations regarding state Medicaid prescription drug benefits. Although OBRA 90 primarily focuses on drug manufacturers’ obligations to provide drug rebates under state Medicaid programs, it also requires states to create drug utilization review (“DUR”), requirements in order to combat fraud, abuse, gross overuse, inappropriate or medically unnecessary care as well as to educate patients about potential adverse reactions. DUR requires pharmacists to discuss with patients relevant information in connection with dispensing drugs to patients. This information may include the name and description of the medication, route and dosage form of the drug therapy, special directions and precautions for patients, side effects, storage, refill and what a patient should do upon a missed dosage. Under DUR requirements, pharmacists are also required to make a reasonable effort to obtain the patient’s identification information, medical and drug reaction history and to keep notes relevant to an individual’s drug therapy. We believe our pharmacists provide the required drug use consultation with their customers.

Healthcare Information Practices

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, sets forth standards for electronic transactions; unique provider, employer, health plan and patient identifiers; security and electronic signatures as well as privacy protections relating to the exchange of individually identifiable health information. The Department of Health and Human Services, or DHHS, has released several rules mandating compliance with the standards set forth under HIPAA. We believe our pharmacies and sleep centers achieved compliance with DHHS’s standards governing the privacy of individually identifiable health information and DHHS’s standards governing the security of electronically stored health information. In addition, we have fully implemented the required uniform standards governing common healthcare transactions. Finally, we have taken or will take all necessary steps to achieve compliance with other HIPAA rules as applicable, including the standard unique employer identifier rule, the standard healthcare provider identifier rule and the enforcement rule.

HIPAA authorizes the imposition of civil money penalties against entities that employ or enter into contracts with individuals or entities that have been excluded from participation in the Medicare or Medicaid programs. We perform background checks on our affiliated physicians, and we do not believe that we engage or contract with any excluded individuals or entities. However, a finding that we have violated this provision of HIPAA could have a material adverse effect on our business and financial condition.

HIPAA also establishes several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payors of healthcare services. These provisions are intended to punish some of the same conduct in the submission of claims to private payors as the FCA covers in connection with governmental health programs. We believe that our services have not historically been provided in a way that would place either our clients or ourselves at risk of violating the HIPAA anti-fraud statutes, including those in which we received direct reimbursement because of the reassignment by affiliated physicians to us or those in which we may be considered to receive an indirect reimbursement because of the reassignment by us to hospitals of the right to collect for professional interpretations and technical services.

We continue to evaluate the effect of the HIPAA standards on our business. At this time, we believe that our pharmacies and sleep centers have taken all appropriate steps to achieve compliance with the HIPAA requirements. Moreover, HIPAA compliance is an ongoing process that requires continued attention and adaptation. We do not currently believe that the cost of compliance with the existing HIPAA requirements will be material to our operations; however, we cannot predict the cost of future compliance with HIPAA requirements. Noncompliance with HIPAA may result in criminal penalties and civil sanctions. The HIPAA standards have increased our regulatory and compliance burden and have significantly affected the manner in which our pharmacies and sleep centers use and disclose health information, both internally and with other entities.

In addition to the HIPAA restrictions relating to the exchange of healthcare information, individual states have adopted laws protecting the confidentiality of patient information which impact the manner in which pharmacy and patient records are maintained. Violation of patient confidentiality rights under common law, state or federal law could give rise to damages, penalties, civil or criminal fines and/or injunctive relief. We believe that our pharmacy operations, prescription file-buying program and sleep center operations are in compliance with federal and state privacy protections. However, an enforcement agency or court may find a violation of state or federal privacy protections arising from our pharmacy operations, prescription file-buying program or sleep center operations.

Healthcare Reform and Federal Budget Legislation

In recent years, a number of federal acts have been enacted resulting in major changes in the healthcare system. The Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000, or BIPA, addresses attempts to modify the calculation of average wholesale prices of drugs, or AWPs, upon which Medicare and Medicaid pharmacy reimbursement has been based. The federal government has been actively investigating whether pharmaceutical manufacturers have been improperly manipulating average wholesale prices, and several pharmaceutical manufacturers have paid significant civil and criminal penalties to resolve litigation relating to allegedly improper practices affecting AWP.

In response to BIPA and other criticisms of AWP pricing methodologies, the Medicare Drug Act described above contains a number of drug pricing reforms, including Medicare Part D drug benefit that became effect in 2006.

In January 2005, the Centers for Medicare and Medicaid Services, or CMS, published a final rule to implement the Medicare Part D drug benefit. Under the Medicare Part D drug benefit, Medicare beneficiaries are eligible to enroll in prescription drug plans offered by private entities or, to the extent private entities fail to offer a plan in a given market area, through a government contractor. Medicare Part D prescription drug plans include both plans providing the drug benefit on a stand-alone basis and Medicare Advantage plans that provide drug coverage as a supplement to an existing medical benefit under the applicable Medicare Advantage plan. Pursuant to the CMS final rule, we will be reimbursed for drugs that it provides to enrollees of a given Medicare Part D prescription drug plan in accordance with the terms of the agreements negotiated between the Medicare Part D plan and us. We accept most Medicare Part D plans in our market areas. The amount of reimbursement under Medicare Part D plans is often less than the amount under state Medicaid, and generally less than the traditional non-governmental third-party plans. CMS is continuing to issue sub-regulatory guidance statements on many additional aspects of the CMS final rule. We monitor these government pronouncements and statements of guidance and we cannot predict at this time the ultimate effect of the CMS final rule or other potential developments relating to its implementation on our business or results of operations.

Beginning in 2005, many drugs have been reimbursed under new pricing methodologies. Although reporting obligations that currently arise under the AWP system and Medicaid Best Price statutes are imposed on pharmaceutical manufacturers, current and future changes in pricing methodologies may affect reimbursement rates, pharmaceutical marketing practices and the offering of discounts and incentives to purchasers, including retail pharmacies, in ways that are uncertain at this time.

Currently there is substantial uncertainty regarding near-term and long-term healthcare reform initiatives, if any, that will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system. We provide no assurances that future healthcare or budget legislation or other changes, including those referenced above, will not materially adversely impact our pharmacy business.

Third-Party Reimbursement

The cost of medical care in the United States and many other countries is funded substantially by government and private insurance programs. We receive payment for our products or services directly from these third-party payors and our continued success is dependent upon the ability of patients and their healthcare providers to obtain adequate reimbursement for those products and sleep disorder diagnostic services. In most major markets, our services and supplies are utilized and purchased primarily by patients suffering from obstructive sleep apnea. Patients are generally covered by private insurance. In those cases, the patient is responsible for his or her co-payment portion of the fee and we invoice the patient’s insurance company for the balance. Billings for the products or services reimbursed by third-party payors, including Medicare and Medicaid, are recorded as revenues net of allowances for differences between amounts billed and the estimated receipts from the third-party payors. In hospitals, we contract with the hospital on a “fee for service” basis and the hospital assumes the risk of billing.

The third-party payors include Medicare, Medicaid and private health insurance providers. These payors may deny reimbursement if they determine that a device has not received appropriate FDA clearance, is not used in accordance with approved applications, or is experimental, medically unnecessary or inappropriate. Third-party payors are also increasingly challenging prices charged for medical products and services, and certain private insurers have initiated reimbursement systems designed to reduce healthcare costs. The trend towards managed healthcare and the growth of health maintenance organizations, which control and significantly influence the purchase of healthcare services and products, as well as ongoing legislative proposals to reform healthcare, may all result in lower prices for our products and services. There is no assurance that our sleep disorder products and services will be considered cost-effective by third-party payors, that reimbursement will be available or continue to be available, or that payors’ reimbursement policies will not adversely affect our ability to sell our products and services on a profitable basis, if at all.

Minimum Wage Requirements

We are impacted by recent legislation in states that increase the minimum hourly wages to $7.25 on July 25, 2009. While the increase in minimum hourly wages impacts our cost of labor, most of our employees are skilled and are already above the minimum hourly wage level. Additionally, we believe we can offset a significant portion of any cost increase through initiatives designed to further improve labor efficiency.

Employees

As of December 31, 2009, we had 559 employees including 6 employees at Graymark Healthcare, Inc, 249 employees at our SMS operating segment and 304 employees at our ApothecaryRx operating segment. We have a total of 430 full-time employees including 6 at Graymark Healthcare, Inc. and 228 and 196 full-time employees at SMS and ApothecaryRx, respectively. Our ApothecaryRx operating segment has contracted with a national professional employer organization, or PEO, through which its employees, managers and executives are employed. We lease these employees from the PEO for a fee. Neither our employees nor those of the PEO are represented by a labor union.

Properties

Our corporate headquarters and offices and the executive offices of our SMS operating segment are located in Oklahoma City, Oklahoma. These office facilities consist of approximately 9,700 square feet and are occupied under a month-to-month lease with Oklahoma Tower Realty Investors, LLC, requiring monthly rental payments of approximately $10,300. Mr. Roy T. Oliver, one of our greater than 5% shareholders and affiliates, controls Oklahoma Tower Realty Investors, LLC. We believe that suitable additional or substitute space will be available as needed on reasonable terms.

As of December 31, 2009, we operated 90 sleep clinics in 11 states. Each location is occupied under multiple-year (or long-term) lease arrangements requiring monthly rental payments. The following table presents as of September 30, 2009, the locations and lease expiration dates of occupancy leases of each sleep center or clinic.

Sleep Center and Clinic (City and State)	Lease Expiration Date

Nevada:
Charleston	Oct. 2010
Henderson	Dec. 2013
Oklahoma:
Tulsa—Midtown	Jul. 2014
Tulsa—South	Dec. 2010
Oklahoma City	Sep. 2014
Edmond	Month-to-month
Norman	Jan. 2014
Texas:
Southlake—Keller	Jul. 2013
McKinney	Sep. 2011
Plano	May 2012
Granbury	Apr. 2011
Bedford	Dec. 2013
Waco	Jan. 2018
Willow Bend	May. 2013
Kansas
Overland Park	Sep. 2011
Overland Park	Oct. 2027
Missouri
Lee’s Summit	May 2010
Kansas City	Dec. 2014
Iowa
Waukee	Jul. 2011
Waukee	Mar. 2012
Pleasant Hill	Nov. 2012
South Dakota
Sioux Falls	Jan. 2011
Nebraska
Omaha	Nov. 2013
New York
Williamsville	May 2014
Buffalo	Month-to-month
Dunkirk	Mar. 2012
Lockport	May 2011
West Seneca	Jan. 2012
Buffalo	Jul. 2011
Florida
Coral Springs	Apr. 2010

Our ApothecaryRx operating segment executive offices are located in Golden Valley, Minnesota, under a lease arrangement that expires in November 2013.

As of December 31, 2009, we operated 18 pharmacies. Each pharmacy location is occupied under a long-term lease arrangement requiring monthly rental payments. The following table presents, as of December 31, 2009, the locations and lease expiration dates of occupancy leases of each pharmacy.

Pharmacy Locations (City and State)	Lease Expiration Date

Colorado:
Sterling (contains two locations)	Oct. 2012
Illinois:
Decatur	Jan. 2018
Glencoe	Jan. 2011
Chicago	Dec. 2018
Wilmette	Oct. 2010
Chicago	Jun. 2014
Minnesota:
St. Cloud	Sep. 2010
St. Cloud	Dec. 2015
Red Wing	May 2012
Red Wing	Dec. 2011
Wayzata	Oct. 2010
Missouri:
Mountain View	Feb. 2017
Oklahoma:
Norman	May 2011
Tahlequah	Dec. 2011
Keys	May 2009
Guthrie	Dec. 2010
Oklahoma City	Nov. 2010

Legal Proceedings

From time to time, we are subject to claims and suits arising in the ordinary course of our business, including claims for damages for personal injuries. In our management’s opinion, the ultimate resolution of any of these pending claims and legal proceedings will not have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus:

Name	Age	Position with the Company

Stanton Nelson	38	Chief Executive Officer and Chairman of the Board of Directors
Joseph Harroz, Jr.	42	President and Director
Grant Christianson	40	Chief Financial Officer
Lewis P. Zeidner	54	Chief Operating Officer
Scott Mueller (1)(2)(3)	38	Director
S. Edward Dakil, M.D. (1)(2)(3)	53	Director
Steven L. List (1)(2)(3)	42	Director

(1)	Serves on our Compensation Committee.

(2)	Serves on our Audit Committee.

(3)	Serves on our Nominating and Governance Committee.

The following is a brief description of the business background of our executive officers and directors:

Stanton Nelson was named as our Chief Executive Officer during January 2008 and has served as one of our directors since August 2003. In addition to his position with Graymark, Mr. Nelson serves as Executive Vice President of R.T. Oliver Investment Company, a privately-held company engaged in oil and gas exploration, retail and commercial real estate and banking. R.T. Oliver Investments is controlled by Roy T. Oliver, one of our greater than 5% shareholders. Mr. Nelson also serves on the board of directors of Valliance Bank as its Vice Chairman. Previously, Mr. Nelson was the Chief Executive Officer of Monroe-Stephens Broadcasting, a privately-held company that owned and operated radio stations in Southwest Oklahoma and Dallas, Texas. Mr. Nelson began his career as a staff member for United State Senator David Boren. Mr. Nelson has a Bachelor of Business Administration in business management from the University of Oklahoma.

Joseph Harroz, Jr. has been our President since July 2008 and has served as one of our directors since December 2007. Previously, Mr. Harroz served as our Chief Operating Officer. Mr. Harroz served as Vice President and General Counsel of the Board of Regents, University of Oklahoma since 1996 and has been an Adjunct Professor, University of Oklahoma Law School since 1997 and has served as the Managing Member of Harroz Investments, LLC (commercial enterprise) since 1998. He is also a member and Chairman of the Board of Trustees of Waddell and Reed Ivy Funds and a Trustee of Waddell and Reed Advisors Funds, both open-ended mutual fund complexes managed by Waddell and Reed; a Consultant for MTV Associates (2004 to 2005); and serves as a Director of Valliance Bank (beginning in 2004), Mewbourne Family Support Organization (2000 to 2008), Norman Economic Development Coalition (2004 to 2008) and Oklahoma Foundation for Excellence (beginning in 2008).

Grant Christianson was named as our Chief Financial Officer on April 30, 2009. Mr. Christianson has served as Vice President for Finance and Accounting of ApothecaryRx, LLC since August 2006. Prior to becoming Vice President for Finance and Accounting of ApothecaryRx, Mr. Christianson was a principal in a financial operations consulting firm that he founded in 2005. Previously he held financial management positions within Novartis Medical Nutrition and McKesson Medication Management. Mr. Christianson is a member of the American Institute of Certified Public Accountants, and he received a Bachelor of Accountancy from the University of North Dakota.

Lewis P. Zeidner has served as our Chief Operating Officer since September 30, 2009, the President and Chief Executive Officer of SDC Holdings, LLC since September 30, 2009, and has served as the President and Chief Executive Officer of ApothecaryRx, LLC since its founding in 2006. In 2003, he co-founded PrairieStone

Pharmacy, LLC, a retail pharmacy chain that built and operated small footprint, highly automated pharmacies in grocery stores. In 1996, Mr. Zeidner co-founded MedManagement, LLC a company that outsourced hospital and health system pharmacies. He was President of MedManagement from 1999 until 2003. Prior to 1999, Mr. Zeidner held various executive positions within healthcare companies including Baxter Healthcare and the Greenville Hospital System. Mr. Zeidner has a Bachelor of Arts from Franklin and Marshall College and a Master of Science from the University of Connecticut.

Scott Mueller has served as one of our directors since July 2008. Mr. Mueller is currently a partner at the private equity firm of Hall Capital Partners. Prior to joining Hall Capital Partners, he was a partner at TLW Investments from June 2008 to July 2009. He was employed at Goldman Sachs from 1999 through May 2008, most recently as a vice president in the Private Wealth Management group from 2002 through 2008. Mr. Mueller earned a Masters of Business Administration from the University of Texas in 1999 and graduated from the Honors College at Michigan State University in 1992 with a Bachelor of Arts in General Administration—Pre Law. Mr. Mueller also serves on the board of ProspX, Inc.

S. Edward Dakil, M.D. has served as one of our directors since January 2008. Dr. Dakil is a practicing physician and in 1987 began his employment with Norman Urology Associates, P.C. Commencing in 1990 he began serving as a clinical instructor for the Department of Urology of the University of Oklahoma Health Science Center and in 1998 became a member of the Board of Directors of the Oklahoma Lithotripsy Center. Dr. Dakil was graduated from the University of Oklahoma, first with a Bachelor of Science (Chemistry) in 1987 and a Doctorate of Medicine in 1982 and is a member of various medical associations, including American Urologic Association and American Association of Clinical Urologists.

Steven List has served as one of our directors since December 2009. Mr. List is currently an independent consultant who provides financial advisory and transaction services to companies. Previously, Mr. List was Senior Vice President and Chief Financial Officer of Mattress Giant Corporation from February 2002 to June 2008 and served as a Managing Director of Crossroads, LLC from December 1998 to January 2002. From May 1995 to November 1998, he served as Senior Manager, Corporate Restructuring at KPMG, LLP. Mr. List earned his BBA in accounting from the University of Oklahoma and is a certified public accountant and certified insolvency and restructuring advisor.

Composition of our Board of Directors

Our Bylaws provide that our Board of Directors shall consist of not less than one and a greater number as determined from time to time by resolution of our Board of Directors. The number of directors is currently fixed at five. In general, a director holds office for a term expiring at the next annual meeting of our shareholders or until her or his successor is duly elected and qualified. Nominations of candidates for election as our directors may be made at any meeting of our shareholders by or at the direction of our Board of Directors or by any shareholder entitled to vote at the meeting. Our Bylaws provide that our Board will fix the date of the annual meeting of our shareholders.

Director Independence

Our Board of Directors currently consists of five members, three of whom qualify as independent within the meaning of the listing standards of The NASDAQ Stock Market, Inc. The Board determined that each member of the Board of Directors, other than Stanton Nelson and Joseph Harroz, Jr., qualify as independent directors. Messrs. Nelson and Harroz do not qualify because each also serves as one of our executive officers.

Board Committees

Our Board of Directors maintains three standing committees: Audit, Compensation and Nominating and Corporate Governance. The Compensation Committee and Audit Committee were established in January 2008 and the Nominating and Corporate Governance Committee was established in April 2008.

The Audit Committee is responsible for the selection and retention of our independent auditors, reviews the scope of the audit function of the independent auditors, and reviews audit reports rendered by the independent auditors. All of the members of the Audit Committee are “independent directors” as defined in Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. marketplace rules (the “NASDAQ rules”), and Scott Mueller serves as the Audit Committee financial expert.

The Compensation Committee reviews our compensation philosophy and programs, and exercises authority with respect to payment of direct salaries and incentive compensation to our officers. A discussion of the Compensation Committee interlocks and insider participation is provided below under the section heading “Compensation Committee Interlocks and Insider Participation.”

The Nominating and Corporate Governance Committee (a) monitors and oversees matters of corporate governance, including the evaluation of Board performance and processes and the “independence” of directors, and (b) selects, evaluates and recommends to the Board of Directors qualified candidates for election or appointment to the Board of Directors.

All committees report on their activities to our Board and serve at the pleasure of our Board. The specific duties and authority of each committee is set forth in its charters. The charters of our Audit, Compensation, and Nominating and Corporate Governance Committees are available on our website at www.graymarkhealthcare.com under the section marked “investor relations.” Information on or accessible through our website is not part of this prospectus.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee have not served as one of our officers or been in our employ. No member of our Compensation Committee has any interlocking relationship with any other company. None of our executive officers have served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

In August 2009, we adopted a revised code of business conduct and ethics that applies to all of our employees, officers and directors, and includes additional standards of conduct for our principal executive, financial and accounting officers and all persons responsible for financial reporting. See “Certain Relationships and Related Party Transactions.” Our code of business conduct and ethics is available on our website at www.graymarkhealthcare.com. Information on, or accessible through, our website is not part of this prospectus. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Director Compensation for the Year Ended December 31, 2009

We do not compensate directors for serving on our Board of Directors or attending meetings of our Board of Directors or any of its committees. However, it is anticipated that restricted stock grants and stock options will be granted to our directors on terms to be determined by our Board of Directors. We reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our Board of Directors. During 2009, each of our non-employee directors received 15,000 shares of restricted stock. See “Executive Compensation—Summary Compensation Table-2009” for compensation received by directors in their capacities as our employees.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation of our Chief Executive Officer, our Chief Financial Officer and our other named executive officers for our fiscal years ended December 31, 2008 and 2009.

Summary Compensation Table - 2009

Named and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total

Stanton Nelson	2009	$–	$–	$244,000	$–	$–	$244,000
Chief Executive Officer	2008	$–	$169,362	$–	$26,337	$130,726	$326,425

Grant Christianson (4)	2009	$145,000	$–	$21,483	$–	$–	$166,483
Chief Financial Officer	2008	$130,000	$19,372	$–	$–	$–	$149,372

Joseph Harroz, Jr.	2009	$250,000	$–	$238,326	$–	$–	$488,326
President	2008	$114,583	$84,681	$12,000	$26,337	$58,637	$296,238

Lewis P. Zeidner	2009	$207,692	$–	$–	$102,123	$–	$309,815
Chief Operating Officer, President and CEO, ApothecaryRx and SDC Holdings	2008	$190,000	$–	$–	$–	$–	$190,000

(1)	The amounts reflect the compensation cost recognized for financial statement reporting purposes, excluding estimates of forfeitures, if any, for the fiscal years ended December 31, 2009 and 2008 for stock awards made under the Incentive Plan, which includes amounts for stock awards granted in and prior to the fiscal year ended December 31, 2009. The Company recognizes the cost of stock awards with time-based vesting on a straight-line basis over the requisite service period of each separately vesting tranche. The method and assumptions used to calculate the value of the stock awards granted to our named executive officers are included in footnote 11 ‘Stock Options and Warrants’ to the Company’s consolidated financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)	The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, which is same value at which we expensed the stock options awards for the year ended December 31, 2009. The assumptions utilized in determining the fair value of each option grant were the expected 3.5- to 8-year life expectancy of the options, stock price volatility of 4% to 50%, risk-free interest rate of 3.5% and no dividend yield.

(3)	On December 30, 2008, a majority of the independent directors of our Compensation Committee approved compensation bonuses to Messrs. Nelson, Simpson and Harroz. These bonuses were “grossed-up” for the payment of taxes. The amount of the bonuses that represent the “gross-up” is included as “other compensation.”

(4)	Mr. Christianson was appointed as our Chief Financial Officer on April 30, 2009.

Aggregate Option and Restrictive Stock Grants and Exercises in 2009 and Year-End Values

On October 13, 2009, we granted stock options to our Chief Operating Officer, Lewis Zeidner in the amount of 100,000 shares. One-third of Mr. Zeidner’s option grant vests on the grant date and on each of the first two anniversaries thereof. The options were valued at $102,123 using the Black-Scholes option pricing model. The assumptions utilized in determining the fair value of the option grant were an expected life of 3.5 years, stock price volatility of 50%, a discount rate of 3.5% and no dividend yield.

On October 12, 2009, we granted restrictive stock grant awards to our Chief Executive Officer, Stanton Nelson, and our Chief Financial Officer, Grant Christianson, in the amount of 100,000 shares and 135,000 shares respectively. The stock grant awards were valued at $2.44 per share which was the closing sale price of our common stock on Nasdaq on the grant date of the stock awards. Mr. Nelson’s award vested immediately. Mr. Christianson’s award vests over four years with 15,000 shares vesting immediately, 30,000 shares vesting August 1, 2010, 45,000 shares vesting August 1, 2011, 30,000 shares vesting August 1, 2012 and 15,000 shares vesting August 1, 2013.

On January 8, 2009, we granted restrictive stock grant awards to our President and former Chief Operating Officer, Joseph Harroz, Jr. and our former Chief Financial Officer, Rick Simpson, in the amount of 300,000 shares and 95,000 shares respectively. The stock grant awards were valued at $1.70 per share, which was the closing sale price of our common stock on Nasdaq on the grant date of the stock grant awards. The stock grant awards vest over a four year period with 17% of the shares vesting July 23, 2009, 33% of the shares vesting July 23, 2010 and July 23, 2011 and 17 % of the shares vesting July 23, 2012. Mr. Simpson effectively resigned on April 1, 2009 and forfeited all rights to his restricted stock grant award.

Outstanding Equity Awards. The following table sets forth information related to the number of stock options and stock grants held by our named executive officers at December 31, 2009. During 2009, no options to purchase our common stock were exercised by the named executive officers.

Outstanding Equity Awards at December 31, 2009

Options					Stock Grants
Name	Exercisable	Unexercisable	Price (1)	Date	Unvested Shares	Value

Stanton Nelson	15,000	–	3.75	4/23/2013	–	–
	4,000	–	3.75	9/30/2011	–	–

Grant Christianson	–	–	–	–	120,000	$210,000

Joseph Harroz, Jr.	15,000	–	3.75	4/23/2013	300,000	$525,000
					50,000	$87,500

Lewis P. Zeidner	100,000	–	2.30	9/30/2014	–

(1)	The closing sale price of our common stock as reported on The NASDAQ Capital Market on December 31, 2009 was $1.75.

Employment Arrangements

We have a three-year employment agreement with each of Grant Christianson, Joseph Harroz, Jr., Stanton Nelson and Lewis P. Zeidner (each an “executive officer”). Each of the agreements is automatically extended for additional three year periods, unless earlier terminated in accordance with its terms or we notify the executive officer within 120 days of termination date that the term will not be extended. The material terms of the employment agreements are summarized below:

Executive Officer Position. In accordance with the terms of the employment agreements, the employment of each of Messrs. Christianson, Harroz, Nelson and Zeidner is full time requiring best efforts and due diligence, and may be terminated with or without cause. Mr. Christianson is to serve as our Chief Financial Officer. Mr. Harroz is to serve as our (and SDC Holdings, LLC’s) President and Chief Operating Officer, provided that effective September 30, 2009, Mr. Harroz only serves as our President. Mr. Stanton is to serve as either or both of our Chief Executive Officer and Chairman of the Board of Directors. Mr. Zeidner is to serve as Chief Executive Officer of ApothecaryRx, LLC, and effective September 30, 2009, Mr. Zeidner was appointed as our Chief Operating Officer and the President and Chief Executive Officer of SDC Holdings, LLC. Except to a limited extent and as expressly permitted by ApothecaryRx, SDC Holdings or our Board of Directors, each of Messrs. Nelson and Zeidner is prohibited from serving as an officer or director of a publicly-held company, own an interest in a company that interferes with his full-time employment or that is engaged in a business activity similar to ours, ApothecaryRx, LLC or SDC Holdings, LLC as may be applicable.

Compensation. Each of Messrs. Christianson, Harroz, Nelson and Zeidner is to receive an annual base salary $160,000, $250,000, $1 and $235,000, respectively, as well as any bonus compensation as determined in our discretion. Each is entitled:

•	to participate in the employee benefit plans and programs maintained and provided to our executive officers and employees;

•	to reimbursement of reasonable and ordinary expenses incurred on our behalf based upon substantiated documentation of the expenditure; and

•	to four weeks of fully paid calendar-year vacation.

Further, Mr. Nelson is entitled to receive 100,000 shares of fully vested common stock annually pursuant to our 2008 Long-Term Incentive Plan. Mr. Harroz is entitled to receive 150,000 shares of restricted stock annually in 2009 and 2010. Mr. Zeidner is entitled to receive five-year stock option awards on October 1, 2010 and 2011 exercisable for the purchase of 75,000 common stock shares, subject to his continuous employment with us or any of our subsidiaries. Also, in the event ApothecaryRx achieves 90% of the budgeted net income during the 12-month period ending September 2010 and 2011, Mr. Zeidner will be entitled to a stock option award exercisable for the purchase of 25,000 common stock shares. Each stock option award was or will be made pursuant to our 2008 Long-Term Incentive Plan. In the event ApothecaryRx is sold or otherwise divested by us at any time prior to September 2011, the stock options that may then be awarded to Mr. Zeidner based upon achievement of the 12-month budgeted net income during the following 12-month period or periods will be awarded to Mr. Zeidner. Under the terms of each Stock Option Award Agreement, the stock options vest or become exercisable in three installments, the first on the date of Stock Option Award Agreement and on the following second and third anniversary dates. Furthermore, in the event of a “change of control” as defined in our 2008 Long-Term Incentive Plan, 50% of the then unvested stock options will vest and become exercisable by Mr. Zeidner.

Employer Termination. Each agreement is for a three year term, subject to termination with or without cause. We have the right to terminate the employment agreement without cause (for any reason) on at least 30-day advance notice (“Without Cause Termination”). In the event of Without Cause Termination the executive officer will be entitled to one year of his base salary payable over 24 months and the continuance of all employee benefits for one year in the case of Mr. Zeidner, 200% of his base salary and insurance benefits for 18 months post termination in the case of Messrs. Christianson and Harroz, and grant of 300,000 shares of fully vested common stock under our 2008 Long-Term Incentive Plan reduced by any amounts of common stock already granted to him pursuant to his employment agreement provided that he must give us notice of one of these conditions within 90 days of its existence and allow us 30 days to remedy the condition before his employment agreement can be terminated and continuation of all employment benefits for one year in the case of Mr. Nelson, unless he asserts any provision of his employment agreement is invalid or unenforceable.

We may terminate the executive officer’s employment agreement in the case of Messrs. Nelson and Zeidner in the event of the following (“For Cause Termination” with respect to these officers):

•	He engages in gross personal misconduct which materially injures us, or any fraud or deceit regarding our business or customers or suppliers;

•	He enters a plea of nolo contendere to or is convicted of a felony;

•	He willfully and repeatedly fails to perform his duties after receiving notice and being provided an opportunity to correct such actions; or

•	He breaches any material term or provision of his employment agreement (“For Cause Termination” for Mr. Christianson).

Or in the case of Messrs. Christianson and Harroz, we may termination his employment agreement in the event of any of the following:

•	An act or acts of dishonesty taken and intended to result in a substantial personal enrichment at our expense;

•	He enters a plea of nolo contendere to or is convicted of a felony that relates to his employment; or

•	The willful failure to follow a direct lawful written order from the chairman of our Board of Directors, within the reasonable scope of his duties and such failure is not cured in 10 days,

Prior to any For Cause Termination, with respect to Messrs. Nelson and Zeidner, a written determination specifying the reasons for termination must be delivered and received and the executive officer will thereafter have 30 days to request a meeting to be heard and contest the reasons for termination.

Executive Officer Termination. Each of Messrs. Nelson and Zeidner has the right to terminate his employment agreement, either with or without cause. A without cause termination requires the providing of 30-days advance notice to us. In the event of a without cause termination, all future obligations under the employment agreement will terminate.

The executive officer, with respect to Messrs. Nelson and Zeidner, has the right to terminate his employment agreement for cause in the event that we fail to pay the base compensation or provide employee benefits in accordance with his employment agreement and fail to cure such breach within 30 days after receiving notice from the executive officer (“Employer Breach”). In the event of termination as a result of Employer Breach, the executive officer will be entitled to receive as termination compensation equal to one year of his base compensation payable with respect to Mr. Zeidner, and within 30 days following his termination date an award of 300,000 shares of fully vested shares of common under our 2008 Long-Term Incentive Plan reduced by any amounts of common stock already granted to him pursuant to his employment agreement provided that he must give us notice of one of these conditions within 90 days of its existence and allow us 30 days to remedy the condition before his employment agreement can be terminated, with respect to Mr. Nelson, within 30 days following the termination date and continuance of all employee benefits for one year.

Messrs. Christianson and Harroz has the right to terminate his employment for “good reason” defined as:

•	a material diminution in his authority, duties or responsibilities;

•	our reduction of his base salary or a reduction in the equity incentives described above;

•

the requirement that he be based at any office or location that is more than 60 miles from such officer’s principal office location, except for travel reasonably required in the performance of his responsibilities; or

•	any other action or inaction that constitutes our material breach of the Employment Agreement, including the failure of our successor to assume the Employment Agreement;

In the event termination for “good reason” we agreed to pay Messrs. Christianson and Harroz 200% of his base salary and insurance benefits for 18 months.

Disability; Death. With respect to Messrs. Nelson and Zeidner, in the event a physical or mental condition prevents the executive officer from fulfilling his duties and responsibilities for a period of three consecutive months, the employment of the executive officer may be terminated for cause. In this case, all compensation and benefits payable under his employment agreement will continue for six months, reduced by any disability plan benefits to which he is entitled, in addition, Mr. Nelson is entitled to receive 50,000 shares of restricted stock under our 2008 Long-Term Incentive Plan.

With respect to Messrs. Nelson and Zeidner, upon the death of the executive officer, his employment agreement will terminate; however, the estate of such executive officer will be entitled to receive six months of the base salary of the deceased executive officer in case of Mr. Zeidner, or 50,000 shares of restricted stock in the case of Mr. Nelson, and employee benefits provided under the employment agreement.

Confidentiality. The executive officer will be required to maintain the confidentiality of the information that constitutes trade secrets or is of a business or confidential nature, regardless of the source of the confidential information or how it was obtained. With respect to Messrs. Nelson and Zeidner, this confidentiality is to be maintained during employment and the two years following termination of the employment agreement.

Non-competition and Non-solicitation Covenants, With respect to Messrs. Nelson and Zeidner, during the 24 months following employment termination, the executive officer agreed as follows:

•

Not to acquire, attempt to acquire, solicit, perform services (directly or indirectly) in any capacity for, or aid another in the acquisition or attempted acquisition of an interest in any business similar to that of ApothecaryRx or SDC Holdings in any city of a state in the United States where Graymark, ApothecaryRx, or SDC Holdings owns any interest in a sleep center or that is within 40 miles of a pharmacy owned by ApothecaryRx or sleep center location owned by SDC Holdings; or

•

Not to solicit, induce, entice or attempt to entice (directly or indirectly) any employee, officer or director (except the executive officer’s personal secretary, if any), contractor, customer, vendor or subcontractor of ApothecaryRx or SDC Holdings or ours to terminate or breach any relationship with ApothecaryRx or SDC Holdings or us or any of our affiliates, or

•

Not to solicit, induce, entice or attempt to entice any customer, vendor or subcontractor of ApothecaryRx or SDC Holdings or ours to cease doing business with SDC Holdings, ApothecaryRx or us or any of our affiliates.

With respect to Messrs. Christianson and Harroz, during one year following his employment termination, Messrs. Christianson and Harroz agreed either personally or by or through his agent or by letters, circulars or advertisements and whether for himself or on behalf of any other person, not to seek to persuade any one of our employees nor any person who was one of our employees during the one-year period, to discontinue his or her employment with us, or to become employed in any business activities likely to be competitive with ours.

Arbitration. Any dispute or controversy arising out or relating to the executive officer’s employment or employment termination that cannot be resolved by agreement will be submitted to binding arbitration in accordance with the Rules for Commercial Cases of the American Arbitration Association and in accordance with the Federal Arbitration Act. The arbitrator’s judgment will be final and binding, subject solely to challenge on the grounds of fraud or gross misconduct. The arbitrator will be limited to awarding compensatory damages. The arbitration proceedings will be the sole and exclusive remedies and procedures for the resolution of disputes and controversies; however, a preliminary injunction or other provisional judicial relief may be sought if deemed reasonably necessary to avoid irreparable damage or to preserve the status quo pending arbitration.

Equity Compensation Plans

For the benefit of our employees, directors and consultants, we have adopted three stock option plans, the 2008 Long-Term Incentive Plan, the 2003 Stock Option Plan (the “Employee Plan”) and the 2003 Non-Employee Stock Option Plan (the “Non-Employee Plan”).

The 2008 Long-Term Incentive Plan. For the benefit of our employees, directors and consultants, we adopted the 2008 Long-Term Incentive Plan (the “Incentive Plan”). The Incentive Plan was established to create equity compensation incentives designed to motivate our directors and employees to put forth maximum effort toward our success and growth and enable our ability to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to our success. The Incentive Plan provides for the grant of stock options, including incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), restricted stock awards, performance units, performance bonuses and stock appreciation rights to our employees and the grant of nonqualified stock options, stock appreciation rights and restricted stock awards to non-employee directors, subject to the conditions of the Incentive Plan (“Incentive Awards”). The number of shares of common stock authorized and reserved for issuance under the Incentive Plan is 3,000,000.

For purposes of administration of the Incentive Plan, it is deemed to consist of three separate incentive plans, a Non-Executive Officer Participant Plan, an Executive Officer Participant Plan and a Non-Employee Director Participant Plan. Except for administration and the category of employees eligible to receive incentive awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of nonqualified stock options and restricted stock awards. The Incentive Plan is designed to provide flexibility to meet our needs in a changing and competitive environment while minimizing dilution to our shareholders. We do not intend to use all incentive elements of the Incentive Plan at all times for each participant but will selectively grant the incentive awards and rights to achieve long-term goals.

The Incentive Plan became effective on October 29, 2008 and was approved and adopted by our Board of Directors on October 30, 2008 and by our shareholders on December 30, 2008. The Incentive Plan has a 10-year term, ending October 29, 2018, during which time incentive awards may be granted. The Incentive Plan will continue in effect until all matters relating to the payment of incentive awards and administration are settled.

The 2003 Employee Plan. The 2003 Employee Plan terminated on December 31, 2009. Prior to this time, the plan provided for the issuance of non-qualified stock options, non-qualified stock options with stock appreciation rights attached, incentive stock options and incentive stock options with stock appreciation rights attached. The number of shares of common stock authorized and reserved for issuance under the plan is 60,000. We granted stock options exercisable for the purchase of 16,000 common stock shares at $3.75 per share, on or before September 30, 2011.

Our Board of Directors administers and interprets this plan (unless delegated to a committee) and has authority to grant incentive awards to all eligible participants and determine the types of incentive awards granted, and the terms, restrictions and conditions of the incentive awards at the time of grant.

The exercise price of options is determined by our Board of Directors, but can not be less than the fair market value of our common stock on the date of grant, where fair market value is equal to the last sale price, or if no sale has occurred, the mean between the closing high bid and low asked quotations on the principal securities exchange on which our shares are listed, on the date of grant. Upon the exercise of an option, the exercise price must be paid in full, in cash, in our common stock (at the fair market value thereof) or a combination thereof.

No options granted under the 2003 Employee Plan are exercisable within six months of the date of grant, nor more than 10 years after the date of grant, provided that the Board of Directors has the discretion to fix the period during which options are exercisable. Options qualifying as incentive stock options are exercisable only by an optionee during the period when actively employed by the Company or a subsidiary. However, in the event of death or disability of the optionee, the incentive stock options are exercisable for one year following death or disability, in the case of retirement of the employee, are exercisable for three months following such retirement. In any event options may not be exercised beyond the expiration date of the options. Options are not transferable except by will or by the laws of descent and distribution.

All outstanding options granted under the plan will become fully vested and exercisable, but limited to that number of shares of stock that can be acquired without causing the optionee to have an “excess parachute payment” as determined under Section 280G of the Code, immediately prior to our dissolution or liquidation, or any merger, consolidation or combination in which we are not the surviving corporation, provided that such change is not meant to merely change the identity, form or place of the Company.

The 2003 Non-Employee Stock Option Plan. The Non-Employee Plan terminated on July 30, 2008. Prior to termination, this plan provided for the grant of stock options to our non-employee directors, consultants and other advisors. Our employees were not eligible to participate in the Non-Employee Plan. Under the provisions of this plan, options do not qualify as incentive stock options for federal income tax purposes and accordingly will not qualify for the favorable tax consequences thereunder upon the grant and exercise of the options. The total number of shares of common stock authorized and reserved for issuance upon exercise of options granted under this plan was 60,000. We had granted stock options under this plan that are exercisable for the purchase of 16,000 common stock shares at $3.75 per share, on or before September 30, 2011.

Our Board of Directors administers and interprets this plan and had the authority to grant options to all eligible participants and determine the basis upon which the options were to be granted and the terms, and restrictions and conditions of the options at the time of grant.

Options granted under this plan are exercisable in the amounts, at the intervals and upon the terms as the option grant provides. The purchase price of the common stock under the option was determined by our Board of Directors, but can not be less than the fair market value of our common stock on the date of grant, where fair market value is equal to the last sale price, or if no sale has occurred, the mean between the closing high bid and low asked quotations on the principal securities exchange on which our shares are listed, on the date of grant. Upon the exercise of an option, the stock purchase price must be paid in full, in cash by check or in our common stock held by the option holder for more than six months or a combination of cash and common stock.

The options are not transferable except by will, by the laws of descent and distribution, by gift or a domestic relations order to a “family member.” Family member transfers include transfers to spouses, former spouses, children, step-children, grandparents, parents and siblings (including in-laws), nieces and nephew, including adoptive relationships, any person sharing the optionee’s householder, or a trust or foundation in which any of the foregoing persons (including the optionee) has more than a 50% beneficial interest, or any other entity in which any of these persons (including the optionee) owns more than 50% of the voting interests.

All outstanding options granted under the plan will become fully vested and exercisable, but limited to that number of shares of stock that can be acquired without causing the optionee to have an “excess parachute payment” as determined under Section 280G of the Code, immediately prior to our dissolution or liquidation, or any merger, consolidation or combination in which we are not the surviving corporation, provided that such change is not meant to merely change the identity, form or place of the Company.

Director Liability and Indemnification

As permitted by the provisions of the Oklahoma General Corporation Act, our Certificate of Incorporation (the “Certificate”) eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director.

•	for a breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law;

•

for liability arising under Section 1053 of the Oklahoma General Corporation Act (relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act); or

•	for any transaction from which the director derived an improper personal benefit.

In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or the rights of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

Our Bylaws provide that we will indemnify our directors and officers. Under such provisions, any director or officer, who in his or her capacity as an officer or director, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interest. The Bylaws further provide that this indemnification is not exclusive of any other rights that an officer or director may be entitled. Insofar as indemnification for liabilities arising under the Bylaws or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy and is, therefore, unenforceable.

Furthermore, we have entered into indemnity and contribution agreements with each of our directors and executive officers. Under these indemnification agreements we have agreed to pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount that he is or becomes legally obligated to pay because the indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request or indemnitee was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that the indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.

To be entitled to indemnification, indemnitee must have acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the indemnitee is determined to be liable to us unless the court in which the legal proceeding was brought determines that the indemnitee was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys’ fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.

We maintain insurance to protect our directors and officers against liability asserted against them in their official capacities for events occurring after September 1, 2008. This insurance protection covers claims and any related defense costs of up to $10,000,000 based on alleged or actual securities law violations, other than intentional dishonest or fraudulent acts or omissions, or any willful violation of any statute, rule or law, or claims arising out of any improper profit, remuneration or advantage derived by an insured director or officer. In addition, the insurance protection covers non-indemnifiable losses on individual directors and officers up to $5,000,000.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth as of December 31, 2009, information related to each category of equity compensation plan approved or not approved by our shareholders, including individual compensation arrangements with our non-employee directors. The equity compensation plans approved by our shareholders are our 2008 Long-Term Incentive Plan, 2003 Stock Option Plan and 2003 Non-Employee Stock Option Plan. All stock options and rights to acquire our equity securities are exercisable for or represent the right to purchase our common stock.

Plan category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders :
2008 Long-Term Incentive Plan	109,593	$2.42	2,760,407
2003 Stock Option Plan	16,000	$3.75	32,000
2003 Non-Employee Stock Option Plan	16,000	$3.75	28,000
Equity compensation plans not approved by security holders:
Warrants issued to SXJE, LLC	300,000	$2.50	–
Warrants issued to ViewTrade Financial and its assigns	166,512	$1.89	–
Options issued to investor relations firm	90,000	$3.07	–
Options issued to employees	60,000	$3.75	–
Options issued to directors	60,000	$3.75	–
Options issued in acquisition of Texas Labs	35,000	$5.00	–

Total	853,105	$2.76	2,820,407

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our policies with respect to related party transaction are included in more general conflict of interest policies and practices set forth in our Code of Conduct.

Our Code of Conduct prohibits conflicts involving family members, ownership in outside businesses, and outside employment. Our directors, officers and employees and their family members are not permitted to own, directly or indirectly, a significant financial interest in any business enterprise that does or seeks to do business with, or is in competition with, us unless prior specific written approval has been granted by our Board of Directors. As a guide, “a significant financial interest” refers to an ownership interest of more than 1% of the outstanding securities or capital value of the business enterprise or that represents more than 5% of the total assets of the director, officer, employee or family member.

Our Nominating and Corporate Governance Committee is charged with reviewing conflicts of interests. If the matter cannot be resolved by the committee, our Board of Directors may take action, or in the case of a conflict among all or nearly all of the members of our Board of Directors, the matter may be brought to our shareholders.

Contained below is a description of transactions and proposed transactions we entered into with our officers, directors and shareholders that beneficially own more than 5% of our common stock during 2009 and 2008. These transactions will continue in effect and may result in conflicts of interest between us and these individuals. Although our officers and directors have fiduciary duties to us and our shareholders, there can be no assurance that conflicts of interest will always be resolved in favor of us and our shareholders.

Office Space Lease. In October 2008, we entered into a month-month lease with Oklahoma Tower Realty Investors, LLC which is controlled by Roy T. Oliver, one of our greater than 5% shareholders and affiliates, for occupancy of our and SDC Holdings, LLC’s offices in Oklahoma City. Under this lease arrangement, we are required to pay rent of approximately $10,300 per month. Mr. Stanton Nelson, our chief executive officer, owns a non-controlling interest in Oklahoma Tower Realty Investors, LLC.

Construction of Leasehold Improvements. During 2008, we paid Specialty Construction Services, LLC approximately $126,000 to construct the leasehold improvements at our and SDC Holding’s offices in Oklahoma City. During 2009, we paid Specialty Construction Services, LLC approximately $255,000, primarily for construction of leasehold improvements at our Norman, Oklahoma facility. Non-controlling interests in Specialty Construction Services, LLC are held by Roy T. Oliver, one of our greater than 5% shareholders and affiliates, and Mr. Stanton Nelson, our Chief Executive Officer.

Cash Deposit Accounts and Borrowings. As of September 30, 2009, we have approximately $1.6 million on deposit at Valliance Bank. Valliance Bank is controlled by Roy T. Oliver, one of our greater than 5% shareholders and affiliates. In addition, our SMS operating segment is obligated to Valliance Bank under certain sleep center capital notes totaling approximately $189,000 at December 31, 2008. The interest rates on the notes are fixed and range from 4.25% to 8.75%. Non-controlling interests in Valliance Bank are held by Stanton Nelson, our Chief Executive Officer and Joseph Harroz, Jr., our President.

Time Sharing Agreements. On November 1, 2008, we entered into two time sharing agreements with R.T. Oliver Investments, one of our greater than 5% stockholders, pursuant to which we licensed, on a time-sharing basis, two aircraft owned by R.T. Oliver Investments, for the period from November 1, 2008 to December 31, 2010, unless either agreement is earlier terminated. We are required to pay R.T. Oliver Investments the actual expenses for each flight conducted under the agreements as authorized by Federal Aviation Regulations Part 91.501(d), in addition to any excise or similar taxes assess by any governmental agency in connection with any of our flights. For the fiscal years ended December 31, 2008 and 2009, we paid R.T. Oliver Investments, $24,715 and $23,964 for flights conducted under these agreements.

We believe that the transactions described above were on terms no less favorable to us than could have been obtained with unrelated third parties. All material future transactions between us and our officers, directors and 5% or greater shareholders will be on terms no less favorable than could be obtained from unrelated third parties and must be approved by a majority of our disinterested-independent members of our Board of Directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock, as of January 1, 2010, by the following:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

•	each of our current directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days after the measurement date. The information in the table below is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Unless otherwise indicated, we deem shares of common stock subject to options that are exercisable within 60 days of January 1, 2010 to be outstanding and beneficially owned by the person holding the options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person.

Unless otherwise indicated, the address for each person or entity named below is 210 Park Avenue, Suite 1350, Oklahoma City, Oklahoma 73102.

	Common Stock Beneficial Ownership (1)
Name (and Address) of Beneficial Owner	Shares Owned	Rights To Acquire	Total Shares	Ownership Percent (2)

Roy T. Oliver (3) 101 N. Robinson, Ste. 900 Oklahoma City, Oklahoma 73102	7,028,992	–	7,028,992	24.3%
Oliver Company Holdings, LLC (3) 101 N. Robinson, Ste. 900 Oklahoma City, Oklahoma 73102	7,028,992	–	7,028,992	24.3%
Lewis P. Zeidner (7) 5400 Union Terrace Lane North Plymouth, Minnesota 55442	3,468,000	33,333	3,501,333	12.1%
Stanton Nelson (7)(10) 101 North Robinson, Suite 900 Oklahoma City, Oklahoma 73102	2,708,072	19,000	2,722,072	9.4%
Vahid Salalati 415 Foxborough Ct. Norman, Oklahoma 73072	1,938,000	–	1,938,000	6.7%

	Common Stock Beneficial Ownership (1)
Name (and Address) of Beneficial Owner	Shares Owned of Record	Rights To Acquire	Total Shares	Ownership Percent (2)

Dalea Partners LP (4) 4801 Gaillardia Parkway, Suite 350 Oklahoma City, Oklahoma 73142	1,703,969	–	1,703,969	5.9%
Malone Mitchell (4) 4801 Gaillardia Parkway, Suite 350 Oklahoma City, Oklahoma 73142	1,703,969	–	1,703,969	5.9%
William R. Oliver 101 N. Robinson, Ste. 900 Oklahoma City, OK 73072	1,657,608	15,000	1,672,608	5.8%
Black Oak II, LLC (6) 101 N. Robinson, Ste. 800 Oklahoma City, Oklahoma 73102	1,508,612	–	1,508,612	5.2%
MTV Investments, LTD (6) 101 N. Robinson, Ste. 800 Oklahoma City, Oklahoma 73102	1,508,612	–	1,508,612	5.2%
P. Mark Moore (6) 101 N. Robinson, Ste. 800 Oklahoma City, Oklahoma 73102	1,508,612	–	1,508,612	5.2%
TLW Securities LLC (5) PO Box 54525 Oklahoma City, Oklahoma 73154	1,564,842	–	1,564,842	5.4%
Tom Ward (5) PO Box 54525 Oklahoma City, Oklahoma 73154	1,564,842	–	1,564,842	5.4%
Joseph Harroz, Jr. (7)(8)	453,023	15,000	468,023	1.6%
Scott R. Mueller (7)	49,181	15,000	64,181	0.2%
S. Edward Dakil, M.D. (7)	157,857	15,000	172,857	0.6%
Grant A. Christianson (7)(9)	128,483	–	128,483	0.4%
Steven List (7)	–	–	–	–
Executive Officers and Directors as a group (8 individuals)	6,964,616	97,333	7,056,949	24.4%

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or members of a group to acquire them within 60 days are treated as outstanding for determining the amount and percentage of common stock owned by such person. To our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.

(2)	Rounded to the nearest one-tenth of one percent, based upon 28,954,039 shares of common stock outstanding.

(3)	Oliver Company Holdings, LLC is controlled by Roy T. Oliver and each is deemed the beneficial owner of the shares of common stock. 1,642,608 shares of common stock have been pledged to Oliver Company Holdings, LLC, as a security interest for payment of principal and accrued and unpaid interest on a promissory note issued to the holder on January 31, 2007, to allow the holder to purchase membership interest of SDOC Investors, LLC, which we exchanged for shares of common stock in the Graymark Acquisition. All outstanding amounts on the promissory note are due on January 31, 2010, or upon earlier demand of the lender.

(4)	Dalea Partners, LP is controlled by Malone Mitchell and each is deemed the beneficial owner of the shares of common stock.

(5)	TLW Securities LLC is controlled by Tom Ward and each is deemed the beneficial owner of the shares of common stock.

(6)	Black Oak Investments II, LLC and MTV Investments, LTD are controlled by P. Mark Moore and each is deemed the beneficial owner of the shares of common stock.

(7)	The named person is an executive officer or a director or both.

(8)	Shares owned include 400,000 shares received through restricted stock grant awards. These shares carry vesting restrictions and vest as follows: 100,000 shares in July 2009, 150,000 shares in July 2010, 100,000 shares in July 2011 and 50,000 shares in July 2012.

(9)	Shares owned include 120,000 shares received through a restricted stock grant award. These shares vest as follows: 30,000 shares on August 1, 2010, 45,000 shares on August 1, 2011, 30,000 shares on August 1, 2016 and 15,000 shares on August 1, 2013.

(10)	2,572,236 shares of common stock have been pledged to Oliver Company Holdings, LLC, as a security interest for payment of principal and accrued and unpaid interest on a promissory note issued to the holder on January 31, 2007, to allow the holder to purchase membership interest of SDOC Investors, LLC, which we exchanged for shares of common stock in the Graymark Acquisition. All outstanding amounts on the promissory note are due on January 31, 2010, or upon earlier demand of the lender.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part. Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, 28,954,039 shares of which are outstanding, and 10,000,0000 shares of preferred stock, par value $0.0001 per share, none of which are outstanding.

Common Stock

The rights, privileges, disabilities and restrictions in general of the holders of our outstanding shares of the common stock are as follows:

•

the right to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors out of assets legally available therefor, subject to the payment of preferential dividends with respect to our then outstanding preferred stock;

•

the right to share ratably in all assets available for distribution to the common stock shareholders after payment of our liabilities in the event of our liquidation, dissolution and winding-up, subject to the prior distribution rights of the holders of our then outstanding preferred stock;

•	the right to one vote per share on matters submitted to a vote by our common stock shareholders;

•	no preferential or preemptive right and no subscription, redemption or conversion privilege with respect to the issuance of additional shares of our common stock; and

•	no cumulative voting rights, which means that the holders of a majority of shares voting for the election of directors can elect all members of our Board of Directors then subject to election.

In general, a majority vote of shares represented at a meeting of common stock shareholders at which a quorum (a majority of the outstanding shares of common stock) is present, is sufficient for all actions that require the vote or concurrence of shareholders, subject to and possibly in connection with the voting rights of the holders of our then outstanding preferred stock and entitled to vote with the holders of our common stock. Upon issuance of the common stock offered under the offering, all of the outstanding shares of our common stock will be fully paid and non-assessable.

Preferred Stock

Our authorized preferred stock may be issued from time to time in one or more series. Our Board of Directors, without further approval of the common stock shareholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of our preferred stock. We believe that having this class of preferred stock provides greater flexibility in financing, acquisitions and other corporate activities. While there are no current plans, commitments or understandings, written or oral, to issue any of our preferred stock, in the event of any issuance, our common stock shareholders will not have any preemptive or similar rights to acquire any of the preferred stock. Issuance of preferred stock could adversely affect the voting power of the holders of our then outstanding common stock, the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying or preventing a change in shareholder and management control.

Transfer Agent and Registrar

Computershare is the registrar and transfer agent of our common stock. The mailing address for Computershare is P.O. Box 43078, Providence, RI 02940-3078.

Shareholder Action

Under our bylaws, the affirmative vote of the holders of a majority of the shares of the common stock voted at a meeting of shareholders is sufficient to authorize, affirm, ratify or consent to any act or action required of or by the holders of the common stock, except as otherwise provided by the Oklahoma General Corporation Act.

Under the Oklahoma General Corporation Act, our shareholders may take actions by written consent without holding a meeting. The written consent must be signed by the holders of a sufficient number of shares to approve the act or action had all of our outstanding shares of capital stock entitled to vote thereon been present at a meeting. In this event, we are required to provide prompt notice of any corporate action taken without a meeting to our shareholders who did not consent in writing to the act or action. However, any time that we have 1,000 or more shareholders of record, any act or action required of or by the holders of our capital stock entitled to vote thereon may only be taken by unanimous affirmative written consent of the shareholders or a shareholder meeting.

Anti-Takeover Provisions

Our certificate of incorporation and the Oklahoma General Corporation Act include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging the proposals because, among other things, negotiation of the proposals might result in an improvement of the takeover terms. The description below related to provisions of our certificate of incorporation is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation. Our certificate of incorporation authorizes the issuance of the preferred stock in classes. Our Board of Directors is authorized to set and determine the voting rights, redemption rights, conversion rights and other rights relating to the class of preferred stock. In some circumstances, the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which our Board of Directors opposes.

UNDERWRITING

JMP Securities LLC is acting as sole underwriter of the offering. Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2010, JMP Securities LLC has agreed to purchase, and we have agreed to sell, the number of shares indicated below:

Underwriter	Number of shares of common stock

JMP Securities LLC

Total

The underwriter is offering the shares of common stock subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the common stock offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock if any such shares are taken. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s over-allotment option described below.

Over-Allotment Option

We have granted the underwriter an option, exercisable for 30 days from the date of this prospectus to buy up to additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common stock offered by this prospectus.

Commissions and Discounts

The underwriter has advised us that it proposes to offer the common stock to the public at the price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. The underwriter may allow, and certain dealers may reallow, a discount from the concession not in excess of $             per share of common stock to certain brokers and dealers. After the offering, the offering price, concession and reallowance to dealers may be reduced by the underwriter. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriter by us and the proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares.

	Per Share		Total
	Without over- allotment	With over- allotment	Without over- allotment	With over- allotment

Public offering price	$		$
Underwriting discounts and commissions paid by us	$		$
Proceeds to us before expenses	$		$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $             million.

Indemnification and Contribution

We have agreed to indemnify the underwriter and its controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriter and its controlling persons may be required to make in respect of those liabilities.

Lock-up Agreements

We, our executive officers and directors, and certain of our shareholders have agreed with the underwriter, subject to certain exceptions, not to sell or transfer any of our shares of common stock or any securities convertible into or exercisable or exchangeable for our common stock, for 180 days after the date of this prospectus without first obtaining the written consent of the underwriter. Specifically, we and these other persons have agreed not to directly or indirectly sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock or any securities convertible into or exchangeable for common stock, or enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks or ownership of the common stock, regardless of whether such transaction described herein is to be settled by delivery of the common stock or other securities, in cash or otherwise.

The 180-day restricted period will be automatically extended if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or event, as applicable, unless JMP Securities LLC waives, in writing, such an extension. The extension shall not apply if the research published or distributed on the Company is compliant under Rule 139 of the Securities Act of 1933, as amended and the Company’s securities are “actively traded” as defined in Rule 101(c)(1) of Regulation M of the Securities Exchange Act of 1934, as amended. JMP Securities LLC may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriter and any of our shareholders who have or will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Nasdaq Capital Market Listing

We are listed on Nasdaq Capital Market under the symbol “GRMH.”

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter of the offering, or by its affiliates. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization and Short Positions

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares of common stock in the open market. In making this determination, the underwriter will consider, among other things, the price of common stock available for purchase in the open market compared to the price at which it may purchase shares of common stock through the over-allotment option. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Affiliations

The underwriter and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their respective businesses.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL MATTERS

Goodwin Procter LLP, New York, New York is acting as securities counsel for us in connection with this offering. The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by our counsel, Dunn, Swan & Cunningham, P.C., Oklahoma City, Oklahoma. Morrison & Foerster LLP, San Francisco, California is acting as counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements and schedules of Graymark Healthcare, Inc. and its subsidiaries as of December 31, 2008 and 2007, and for each of the years in the periods ended December 31, 2008, 2007 and 2006, appearing in this Prospectus and Registration Statement have been audited Eide Bailly LLP, or its predecessor, Murrell, Hall, McIntosh & Co., PLLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S–1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement. In addition, we file annual, quarterly, and current reports, proxy statements and other information with the SEC under the Exchange Act. You may obtain copies of this information by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates and you may read the information in person free of charge. You may obtain information on the operation of the public reference rooms by calling the SEC at 1–800–SEC–0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The address of that website is www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below.

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Our Current Reports on Form 8-K filed on January 21, 2009, April 29, 2009, August 26, 2009, September 16, 2009, October 1, 2009, October 14, 2009; and

•	Our Current Reports on Form 8-K/A filed on September 21, 2009 and December 18, 2009.

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.graymark.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Graymark Healthcare, Inc.

210 Park Avenue, Suite 1350

Oklahoma City, OK 73102

Attention: General Counsel

Telephone: (405) 601-5300

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

14,250,000 Shares

Graymark Healthcare Inc.

Common Stock

Prospectus

                    , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and The Nasdaq Capital Market additional listing of shares fee.

SEC registration fee		$4,098.76
FINRA filing fee		5,800.00
Transfer agent and registrar fees		*
Accounting fees and expenses		*
Trustee fees		9,000.00
Legal fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*
Total	$	*

*	To be provided by amendment

Item 14.	Indemnification of Officers and Directors

Section 1031 of the Oklahoma General Corporation Act permits (and Registrant’s Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of Registrant or at the request of Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection therewith.

The circumstances under which indemnification is granted with an action brought on behalf of Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by Registrant.

These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the “Act”), in which case such provision is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement, the registrant sold the following securities, which were not registered under the Securities Act.

On December 31, 2009, we issued 132,348 common stock shares pursuant to restricted stock awards under and pursuant to our 2008 Long-Term Incentive Plan. On December 31, 2009, 124,319 of the 132,348 common stock shares vested pursuant to the restricted stock awards. On date of the restricted stock awards of these vesting shares, 60,000 shares had a fair market value of $1.60 per share and 64,319 shares had a market value of $2.44 per share. The 8,029 balance of the shares were awarded to employees other than executive officers, vested immediately and were issued at the fair market value of $1.80 per share other than 2,518 shares that were issued at the fair market value of $1.95 per share. In connection with this the issuance of these common stock shares, no underwriting discounts or commissions were paid or will be paid. The common stock shares were sold without registration under the Securities Act of 1933, as amended, in reliance on the registration exemption afforded by Regulation D and more specifically Rule 506 of Regulation D.

On September 15, 2009, we delivered 652,795 shares of our common stock to Avastra Sleep Centres Limited in payment of $1,344,000 of the purchase price of the outstanding stock of Avastra Eastern Sleep Centers, Inc., and 100,000 shares of our common stock to Daniel I. Rifkin, M.D. These common stock shares were sold without registration under the Securities Act of 1933, as amended, in accordance with Regulation D and without payment of any sales commissions or other form of remuneration. The further transferability of these common stock shares is prohibited unless pursuant to an effective registration statement and prospectus or pursuant to a registration exemption available under the Securities Act or the rules and regulations promulgated under the Securities Act.

During the three months ended December 31, 2008, we awarded restricted stock awards of 150,000 common stock shares under and pursuant to our 2008 Long-Term Incentive Plan. On November 29, 2008, we issued 20,000 common stock shares to two employees at $3.85 per share, which vested in November 2009. On December 15, 2008, we issued 30,000 common stock shares to Rick D. Simpson, our former Chief Financial Officer, and 100,000 common stock shares to Joseph Harroz Jr., our President and one of our Directors, at $1.54 per share. 50% of these shares vested in July 2009 and the remainder shall vest in July 2010. In connection with this the issuance of these common stock shares, no underwriting discounts or commissions were paid or will be paid. The common stock shares were sold without registration under the Securities Act of 1933, as amended, in reliance on the registration exemption afforded by Regulation D and more specifically Rule 506 of Regulation D.

On June 3, 2008, we completed a private placement offering of 3,344,447 common stock shares for $15,050,011.50 or $4.50 per share. In connection with this offering, no underwriting discounts or commissions were paid or will be paid. The common stock shares were sold without registration under the Securities Act of 1933, as amended, in reliance on the registration exemption afforded by Regulation D and more specifically Rule 506 of Regulation D. In connection with this sale, the purchasers were provided disclosure information that principally consisted of a description of our common stock shares and our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2008. There were four purchasers of the common stock shares and each qualified as an accredited investor within the meaning of Rule 501(a) of Regulation D.

On May 30, 2008, we completed the Texas Labs acquisition. In connection this acquisition we issued 130,435 common stock shares for $900,000 (or $6.50 per share) as a portion of the purchase consideration. In connection with this the issuance of these common stock shares, no underwriting discounts or commissions were paid or will be paid. The common stock shares were sold without registration under the Securities Act of 1933, as amended, in reliance on the registration exemption afforded by Regulation D and more specifically Rule 506 of Regulation D. In connection with this sale, the purchasers were provided disclosure information that principally consisted of a description of our common stock shares and our Annual Report on Form 10-K for the year ended

December 31, 2007 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2008. There were four purchasers of the common stock shares and each represented that it qualified as an accredited investor within the meaning of Rule 501(a) of Regulation D.

During 2008, the holders of certain placement agent warrants exercised their warrants. These warrants were exercisable for the purchase of 291,150 common stock shares and were issued in connection with our 2003 private placement and convertible note conversion. The warrant holders elected to use the “cashless exercise” provisions and, accordingly, were not required to pay the exercise price ranging from $1.10 to $5.50 per share. We issued 149,723 common stock shares pursuant to these warrant exercises. In connection with this the issuance of these common stock shares, no underwriting discounts or commissions were paid or will be paid. The common stock shares were sold without registration under the Securities Act of 1933, as amended, in reliance on the registration exemption afforded by Regulation D and more specifically Rule 506 of Regulation D. It is believed that each warrant holder qualified as an accredited investor within the meaning of Rule 501(a) of Regulation D.

Pursuant to the Exchange Agreement and the related closing, we agreed to issue 102,000,000 shares of our common stock to Oliver Company Holdings, LLC, Lewis P. Zeidner, Stanton Nelson, Vahid Salalati, Greg Luster, William R. Oliver, Kevin Lewis, John B. Frick Revocable Trust, Roger Ely, James A. Cox, Michael Gold, Katrina J. Martin Revocable Trust, the former equity interest owners or in some cases the designee of the former equity interest owners of SDC Holdings, LLC and ApothecaryRx, LLC. These common stock shares were offered and sold in accordance with Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the without registration under the Securities Act. In conjunction with the sale of these common stock shares, no sales commissions or other remuneration was paid.

The foregoing shares of common stock described in the table above were issued in reliance upon Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering. Each holder had adequate access to information about the registrant through his relationship with the registrant or through information provided to him.

The registrant did not, nor does it plan to, pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. In addition, each of the certificates issued representing the securities in the transactions listed above bears a restrictive legend permitting the transfer thereof only in compliance with applicable securities laws. The recipients of securities in each of the transactions listed above represented to the registrant their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had or have adequate access, through their employment or other relationship with the registrant or through other access to information provided by our company, to information about our company.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Index of Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which is hereby incorporated by reference.

(b)	Financial Statement Schedules.

All other schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, State of Oklahoma, on the 7th day of January, 2010.

GRAYMARK HEALTHCARE, INC.

By:	/s/ Stanton Nelson
Stanton Nelson
Chief Executive Officer

We , the undersigned directors and/or officers of Graymark Healthcare, Inc (the “Company”), hereby severally constitute and appoint Stanton Nelson, Joseph Harroz, Jr. and Grant Christianson and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us an in our names in the capacities indicated below the registration statement on Form S-1 filed herewith, and any and all pre-effective amendments to said registration statement, and any registration statement filed pursuant to Section 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or to cause to be filed the same, with all exhibits thereto and documents in connection therewith, the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by this Power of attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on January 7, 2010.

Signature	Title

/s/ Stanton Nelson Stanton Nelson	Chief Executive Officer and Chairman of the Board

/s/ Joseph Harroz, Jr. Joseph Harroz, Jr.	President and Director

/s/ Lewis P. Zeidner Lewis P. Zeidner	Chief Operating Officer

/s/ Grant Christianson Grant Christianson	Chief Financial Officer

/s/ Scott Mueller Scott Mueller	Director

/s/ S. Edward Dakil, M.D. S. Edward Dakil, M.D.	Director

/s/ Steven List Steven List	Director

EXHIBIT INDEX

The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description
1.1 *	Form of Underwriting Agreement

3.2	Registrant’s First Amendment to the Certificate of Incorporation, dated December 27, 2007 and filed with the Secretary of State of the State of Oklahoma on December 31, 2007, is incorporated by reference to the Schedule 14 Information Statement filed with the Commission on December 5, 2007.

3.3	Registrant’s Bylaws, incorporated by reference to Exhibit 3.2 of Registrant’s Registration Statement on Form SB-2 (No. 333-111819) as filed with the Commission on January 9, 2004.

4.1	Form of Certificate of Common Stock of Registrant, incorporated by reference to Exhibit 4.1 of Registrant’s Registration Statement on Form SB-2 (No. 333-111819) as filed with the Commission on January 9, 2004.

4.2	Form of Common Stock Purchase Warrant Agreement attached as Exhibit A-1 to the Form of Senior Promissory Note dated August 5, 2005, incorporated by reference to Exhibit 4.2 of Form 8-K filed with the Commission on August 11, 2005.

4.3	Form of Common Stock Purchase Warrant Agreement attached as Exhibit A-2 to the Form of Senior Promissory Note dated August 5, 2005, incorporated by reference to Exhibit 4.3 of Form 8-K filed with the Commission on August 11, 2005.

4.4	Form of Common Stock Purchase Warrant Agreement attached as Exhibit A-1 to the Form of Senior Promissory Note dated October 24, 2005, incorporated by reference to Exhibit 4.2 of Form 8-K filed with the Commission on November 1, 2005.

4.5	Form of Common Stock Purchase Warrant Agreement attached as Exhibit A-2 to the Form of Senior Promissory Note dated October 24, 2005, incorporated by reference to Exhibit 4.3 of Form 8-K filed with the Commission on November 1, 2005.

5.1 *	Opinion of Dunn, Swann & Cunningham, P.C.

10.1	Graymark Productions, Inc. 2003 Stock Option Plan, incorporated by reference to Exhibit 10.5 of Registrant’s Registration Statement on Form SB-2 (No. 333-111819) as filed with the Commission on January 9, 2004.

10.2	Graymark Productions, Inc. 2003 Non-Employee Stock Option Plan, incorporated by reference to Exhibit 10.6 of Registrant’s Registration Statement on Form SB-2 (No. 333-111819) as filed with the Commission on January 9, 2004.

10.3	Exchange Agreement between Registrant, SDC Holdings, LLC, SDOC Investors, LLC, Vahid Salalati, Greg Luster, Kevin Lewis, Roger Ely, ApothecaryRx, LLC, Oliver RX Investors, LLC, Lewis P. Zeidner, Michael Gold, James A. Cox, and John Frick, dated October 29, 2007, is incorporated by reference to Registrant’s Schedule 14 Information Statement filed with the U.S. Securities and Exchange Commission on December 5, 2007.

10.4	Registration Rights Agreement between Registrant, Oliver Company Holdings, LLC, Lewis P. Zeidner, Stanton Nelson, Vahid Salalati, Greg Luster, William R. Oliver, Kevin Lewis, John B. Frick Revocable Trust, Roger Ely, James A. Cox, Michael Gold, Katrina J. Martin Revocable Trust, dated January 2, 2008, is incorporated by reference to Registrant’s Schedule 14 Information Statement filed with the U.S. Securities and Exchange Commission on December 5, 2007.

Exhibit No.	Description
10.5	Pharmacy Purchase Agreement between ApothecaryRx, LLC and Rambo Pharmacy, Inc., dated January 3, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 29, 2008.

10.6	Goodwill Protection Agreement between ApothecaryRx, LLC and Norman Greenburg, dated January 17, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 29, 2008.

10.7	Goodwill Protection Agreement between ApothecaryRx, LLC and Aric Greenburg, dated January 17, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 29, 2008.

10.8	Transition Agreement between ApothecaryRx, LLC, Rambo Pharmacy, Inc. and Norman Greenburg, dated January 17, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 29, 2008.

10.9	Lease Agreement between ApothecaryRx, LLC and Rambo Pharmacy, Inc., dated January 12, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 29, 2008.

10.10	Pharmacy Purchase Agreement between ApothecaryRx, LLC and Thrifty Drug Stores, Inc., dated February 29, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 6, 2008.

10.11	Goodwill Protection Agreement between ApothecaryRx, LLC and Thrifty Drug Stores, Inc., dated February 29, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 6, 2008.

10.12	Pharmacy Purchase Agreement between ApothecaryRx, LLC, Rehn-Huerbinger Drug Co., 666 Drug Co., Wilmette-Huerbinger Drug Co., Edward Cox, Simpson Gold, Lawrence Horwitz, and Steven Feinerman, dated May 2, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 6, 2008.

10.13	First Amendment to Pharmacy Purchase Agreement between ApothecaryRx, LLC, Rehn-Huerbinger Drug Co., 666 Drug Co., Wilmette-Huerbinger Drug Co., Edward Cox, Simpson Gold, Lawrence Horwitz, and Steven Feinerman, dated May 23, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 6, 2008.

10.14	Second Amendment to Pharmacy Purchase Agreement between ApothecaryRx, LLC, Rehn-Huerbinger Drug Co., 666 Drug Co., Wilmette-Huerbinger Drug Co., Edward Cox, Simpson Gold, Lawrence Horwitz, and Steven Feinerman, dated June 3, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 6, 2008.

10.15	Goodwill Protection agreement between ApothecaryRx, LLC, Edward Cox, Simpson Gold, Lawrence Horwitz, and Steven Feinerman, dated May 2, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 6, 2008.

10.16	Employment Agreement between ApothecaryRx, LLC and Lawrence Horwitz, dated May 2, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 6, 2008.

10.17	Employment Agreement between ApothecaryRx, LLC and Steven Feinerman, dated May 2, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 6, 2008.

Exhibit No.	Description
10.18	Employment Agreement between ApothecaryRx, LLC and Simpson Gold, dated May 2, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 6, 2008.

10.20	Purchase Agreement between TCSD of Waco, LLC and Sleep Center of Waco, Ltd., dated May 30, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 13, 2008.

10.21	Purchase Agreement between Capital Sleep Management, LLC, Plano Sleep Center, Ltd., and Southlake Sleep Center, Ltd., dated May 30, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 13, 2008.

10.21	Purchase Agreement between SDC Holdings, LLC, Christina Molfetta and Hanna Friends Trust, dated June 1, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 13, 2008.

10.22	Employment Agreement between Registrant and Joseph Harroz, Jr., dated December 5, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 12, 2008.

10.23	Graymark Healthcare, Inc. 2008 Long-Term Incentive Plan adopted by Registrant on the effective date of October 29, 2008, is incorporated by reference to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 9, 2008.

10.24	Loan Agreement between Registrant, SDC Holdings, LLC, ApothecaryRx, LLC, Oliver Company Holdings, LLC, Roy T. Oliver, Stanton M. Nelson, Roy T. Oliver as Trustee of the Roy T. Oliver Revocable Trust dated June 15, 2004, Vahid Salalati, Greg Luster, Kevin Lewis, Roger Ely and Lewis P. Zeidner and Arvest Bank, dated May 21, 2008, is incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 31, 2009.

10.25	Amendment to Loan Agreement between Registrant, SDC Holdings, LLC, ApothecaryRx, LLC, Oliver Company Holdings, LLC, Roy T. Oliver, Stanton M. Nelson, Roy T. Oliver as Trustee of the Roy T. Oliver Revocable Trust dated June 15, 2004, Vahid Salalati, Greg Luster, Kevin Lewis, Roger Ely and Lewis P. Zeidner and Arvest Bank, effective May 21, 2008, is incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 31, 2009.

10.26	Second Amendment to Loan Agreement between Registrant, SDC Holdings, LLC, ApothecaryRx, LLC, Oliver Company Holdings, LLC, Roy T. Oliver, Stanton M. Nelson, Roy T. Oliver as Trustee of the Roy T. Oliver Revocable Trust dated June 15, 2004, Vahid Salalati, Greg Luster, Kevin Lewis, Roger Ely and Lewis P. Zeidner and Arvest Bank, effective May 21, 2008, is incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on August 14, 2009.

10.27	Stock Sale Agreement dated August 19, 2009 by and among SDC Holdings, LLC, AvastraUSA, Inc. and Avastra Sleep Centers Limited, is incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities Exchange Commission on August 26, 2009.

10.28	First Amendment to Stock Sale Agreement dated August 23, 2009 among SDC Holdings, LLC, AvastraUSA, Inc. and Avastra Sleep Centers Limited, is incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities Exchange Commission on August 26, 2009.

Exhibit No.	Description
10.29	Second Amendment to Stock Sale Agreement dated September 14, 2009 among SDC Holdings, LLC, AvastraUSA, Inc. and Avastra Sleep Centers Limited, is incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities Exchange Commission on September 16, 2009.

10.30	Lock-up and Stock Pledge Agreement dated September 14, 2009 among Graymark Healthcare, Inc., SDC Holdings, LLC, AvastraUSA, Inc. and Avastra Sleep Centers Limited, in incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities Exchange Commission on September 16, 2009.

10.31	Settlement Agreement and Release dated September 14, 2009 among Daniel I. Rifkin, M.D., Graymark Healthcare, Inc., SDC Holdings, LLC, Avastra Sleep Centers Limited, AvastraUSA, Inc, is incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities Exchange Commission on September 16, 2009.

10.32	Employment Agreement between Registrant and Grant A. Christianson, dated October 13, 2009, is incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 14, 2009.

10.33	Amended and Restated Employment Agreement between Registrant, Stanton Nelson, and ApothecaryRx, LLC, dated October 13, 2009, is incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 14, 2009.

21	List of Subsidiaries of the Registrant, is incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 31, 2009.

23.1	Consent of Eide Bailly, LLP

23.2	Consent of Murrell, Hall, McIntosh & Co., PLLP

23.3	Consent of Dunn, Swann & Cunningham, P.C. (included in Exhibit 5.1)

24.1	Power of attorney (see page II-5)

*	To be filed by amendment.